UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement.
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☑ Definitive Proxy Statement.
☐ Definitive Additional Materials.
☐ Soliciting material Pursuant to §240.14a-12.

LESCO, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐ No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Shares, without par value, of LESCO, Inc. (“Common Shares”)

(2)	Aggregate number of securities to which transaction applies:

9,307,015 Common Shares (including restricted Common Shares)
483,609 options to purchase Common Shares
12,458 deferred compensation units equivalent to Common Shares credited under The LESCO, Inc. Directors’ Deferred Compensation Plan (the “Deferred Compensation Plan”)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

As of March 7, 2007, there were (i) 9,307,015 Common Shares (including restricted Common Shares outstanding), (ii) options to purchase 483,609 Common Shares with an exercise price less than $14.50 per Common Share outstanding and (iii) 12,458 deferred compensation units equivalent to Common Shares credited under the Deferred Compensation Plan. The filing fee was determined by adding (x) the product of (I) the number of Common Shares that are proposed to be acquired in the merger and (II) the merger consideration of $14.50 in cash per Common Share, plus (y) $1,755,662 expected to be paid to holders of options to purchase Common Shares with an exercise price of less than $14.50 per Common Share in exchange for the cancellation of such options, plus (z) $180,641 expected to be paid to holders of deferred compensation units credited under the Deferred Compensation Plan in exchange for the cancellation of such units (x, y and z together, the “Total Consideration”). The payment of the filing fee, calculated in accordance with Exchange Rule 0-11(c)(1), was calculated by multiplying the Total Consideration by 0.0000307.

(4)	Proposed maximum aggregate value of transaction:

$136,888,021

(5)	Total fee paid:

$4,203

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

March 20, 2007

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of LESCO, Inc. (the “Company”) to be held on Thursday, May 3, 2007 at 10:00 a.m. local time. The meeting will take place at The Forum, One Cleveland Center, 1375 East 9th Street, Cleveland, Ohio 44114.

At the special meeting, we will ask the holders of our common shares (our “shareholders”) to approve and adopt an Agreement and Plan of Merger, dated as of February 19, 2007, among Deere & Company (“Parent”), Deere Merger Sub, Inc. (“Merger Sub”) and the Company, and the transactions contemplated by the merger agreement, pursuant to which, among other things, Merger Sub will merge with and into the Company and the Company will become a wholly-owned subsidiary of Parent. If the merger is completed, you will be entitled to receive $14.50 per share, without interest, for each common share of the Company you own at the time of the merger.

Our board of directors has unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement and has determined that the merger is fair to and in the best interests of the Company and our shareholders. Our board of directors recommends that our shareholders vote “FOR” approval and adoption of the merger agreement and the transactions contemplated by the merger agreement. The merger agreement and the transactions contemplated by the merger agreement must be approved and adopted by the affirmative vote of holders of a majority of our outstanding common shares that are entitled to vote at the special meeting.

The proxy statement accompanying this letter provides you with information concerning the merger, the merger agreement and the special meeting. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes carefully.

Your vote is very important, regardless of the number of common shares you own. Under Ohio law, the merger cannot be completed unless holders of a majority of our outstanding shares entitled to vote at the special meeting vote for the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement. If you do not vote, it will have the same effect as a vote against the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement.

Whether or not you plan to attend the special meeting in person, please complete, sign, date and return promptly the enclosed proxy card. If you hold shares through a bank, brokerage firm or other nominee, you should follow the procedures provided by your broker or nominee. These actions will not limit your right to vote in person if you wish to attend the special meeting and vote in person.

Thank you in advance for your cooperation and continued support.

Sincerely,

Jeffrey L. Rutherford,
President and Chief Executive Officer

This proxy statement is dated March 20, 2007 and is first being mailed to our shareholders on or about March 21, 2007.

1301 EAST 9TH STREET, SUITE 1300
CLEVELAND, OHIO 44114
(216) 706-9250

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On May 3, 2007

To our Shareholders:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of LESCO, Inc., or the “Company,” will be held on Thursday, May 3, 2007 at 10:00 a.m. local time. The meeting will take place at The Forum, One Cleveland Center, 1375 East 9th Street, Cleveland, Ohio 44114, for the purpose of acting upon the following proposals:

1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of February 19, 2007, among Deere & Company (“Parent”), Deere Merger Sub, Inc. (“Merger Sub”) and the Company, and the transactions contemplated by the merger agreement, pursuant to which Merger Sub will merge with and into the Company and each of our common shares (other than any common share that is owned by Parent or Merger Sub, held in our treasury or by any of our subsidiaries, or held by a shareholder who perfects dissenters’ rights under Ohio law) will be converted into the right to receive $14.50 per common share, without interest.

2. To consider and vote upon a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of approval and adoption of the merger agreement and the transactions contemplated by the merger agreement.

3. To consider and act upon any other matters that may properly be brought before the special meeting or any adjournment or postponement thereof.

After careful consideration, our board of directors has approved and adopted the merger agreement and the transactions contemplated by the merger agreement and has determined that the merger is fair to, and in the best interests of, the Company and our shareholders. Our board of directors recommends that holders of our common shares vote “FOR” approval and adoption of the merger agreement and the transactions contemplated by the merger agreement and “FOR” the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of approval and adoption of the merger agreement and the transactions contemplated by the merger agreement.

All holders of record of our common shares as of the close of business on March 14, 2007 are entitled to vote at the special meeting or any postponement or adjournment of the special meeting.

Approval and adoption of the merger agreement and the transactions contemplated by the merger agreement requires the affirmative vote of the holders of a majority of our outstanding common shares that are entitled to vote at the special meeting. Approval and adoption of the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of a majority of the votes cast with respect to such proposal, regardless of whether or not a quorum is present at the special meeting. Accordingly, regardless of the number of common shares you own, your vote is important.  Even if you plan to attend the meeting in person, we request that you cast your vote by completing, signing, dating and promptly returning the enclosed proxy card in the enclosed postage-paid envelope. If you sign, date and return your proxy card without indicating how you want to vote, your proxy will be voted in favor of approval and adoption of the merger agreement and in favor of the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies. If you fail to return your proxy card, your common shares will not be counted for purposes of determining whether a quorum is present at the special meeting, and such failure will have the same effect as voting against approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, but will have no effect on the approval of the adjournment proposal.

Your proxy may be revoked at any time prior to its exercise by your delivery of a properly executed, later-dated proxy card, by your filing a written revocation of your proxy with our Secretary at our address set forth above or by revoking your proxy in open meeting at the special meeting. Simply attending the special meeting, however, will not revoke your proxy.

If you own common shares and object to the merger, you can demand to be paid the fair value of your common shares. In order to do this, you must follow certain procedures mandated by Ohio law, including filing certain notices and not voting your shares in favor of approval and adoption of the merger agreement and the transactions contemplated by the merger agreement. The provisions of the Ohio Revised Code relating to your dissenters’ rights are attached to the accompanying proxy statement as Annex C.

We encourage you to read this proxy statement carefully in its entirety. If you have any questions or need assistance voting your common shares, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free at (888) 750-5834. In addition, you may obtain information about us from certain documents that we have filed with the Securities and Exchange Commission and from our website at www.lesco.com.

By Order of the Board of Directors,

Kathleen M. Minahan
Vice President, Chief Administrative Officer,
General Counsel and Secretary

March 20, 2007

IMPORTANT:

Whether or not you plan to attend the special meeting, please promptly complete, sign, date and return the enclosed proxy card. A self-addressed, postage-paid envelope is enclosed for your convenience. Details are outlined in the enclosed proxy card. If you hold your common shares through a bank, brokerage firm or other nominee, you will need to submit your proxy in accordance with the instructions your bank, broker or other nominee provides. Returning a signed proxy will not prevent you from attending the meeting and voting in person, if you wish to do so. Please note that a later-dated properly executed proxy revokes any previous proxies submitted.

i

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a shareholder of LESCO, Inc. Please refer to the more detailed information contained elsewhere in this proxy statement, as well as the additional documents to which it refers or which it incorporates by reference, including the merger agreement, a copy of which is attached to this proxy statement as Annex A. In this proxy statement, we refer to LESCO, Inc. as “we,” “us,” “our” or the “Company.” We refer to Deere & Company as “Parent” and Deere Merger Sub, Inc. as “Merger Sub.” In addition, we refer to the merger of the Company and Merger Sub as the “merger.” We refer to the time the merger becomes effective under all applicable laws as the “effective time.” We refer to holders of our common shares as “shareholders.”

Q:	Why am I receiving this proxy statement?

A:	Our board of directors is furnishing this proxy statement in connection with the solicitation of proxies to be voted at a special meeting of our shareholders, or at any adjournment or postponement of the special meeting.

Q:	What is the proposed transaction?

A:	The proposed transaction is the merger of Merger Sub with and into the Company pursuant to the merger agreement. If the merger agreement and the transactions contemplated by the merger agreement are approved and adopted by our shareholders and the other closing conditions of the merger agreement are satisfied or waived, Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will become a wholly-owned subsidiary of Parent. In the event that there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, shareholders may also be asked to vote upon a proposal to adjourn or postpone the special meeting to solicit additional proxies.

Q:	What will I receive in the merger?

A:	Upon completion of the merger, you will receive $14.50 in cash, without interest and less any required withholding taxes, for each outstanding common share that you own. For example, if you own 100 common shares, you will receive $1,450.00 in cash in exchange for your common shares, less any required withholding taxes. You will not own shares in the surviving corporation.

Q:	When can I expect to receive the merger consideration for my shares?

A:	Once the merger is completed, you will be sent a letter of transmittal with instructions informing you how to send in your share certificates to the paying agent in order to receive the merger consideration. Once you have submitted your properly completed letter of transmittal, share certificates and other required documents to the paying agent, the paying agent will send you the merger consideration payable with respect to your common shares. You should not send your share certificates to us or anyone else until you receive the letter of transmittal.

Q:	Where and when is the special meeting?

A:	The special meeting will take place at The Forum, One Cleveland Center, 1375 East 9th Street, Cleveland, Ohio 44114, on Thursday, May 3, 2007 at 10:00 a.m. local time.

Q:	How does the Company’s board of directors recommend that I vote?

A:	Our board of directors has unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement and has determined that the merger is fair to and in the best interests of the Company and our shareholders. Our board of directors recommends that our shareholders vote “FOR” approval and adoption of the merger agreement and the transactions contemplated by the merger agreement and “FOR” the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of approval and adoption of the merger agreement and the transactions contemplated by the merger agreement.

Q:	May I attend the special meeting?

A:	All shareholders of record at the close of business on March 14, 2007, the record date for the special meeting, may attend the special meeting. You may be asked to present photo identification and proof of ownership of common shares for admittance.

Q:	Who can vote at the special meeting?

A:	Our shareholders of record at the close of business on the record date are entitled to vote the common shares that they held on the record date at the special meeting, or any postponement or adjournment of the special meeting. Each shareholder has one vote for each common share owned on the record date. As of the record date, there were 9,307,015 common shares outstanding, including unvested restricted shares.

Q:	What vote is required to approve the merger proposal?

A:	Approval and adoption of the merger agreement and the transactions contemplated by the merger agreement requires the affirmative vote of a majority of our outstanding common shares that are entitled to vote at the special meeting. Because the required vote is based on the number of common shares outstanding rather than on the number of votes cast, failing to vote your common shares (including as the result of broker non-votes) or abstaining will have the same effect as voting against approval and adoption of the merger agreement and the transactions contemplated by the merger agreement. We urge you to complete, sign, date and return the enclosed proxy card to assure the representation of your common shares at the special meeting.

Q:	What rights do I have if I own shares and oppose the merger?

A:	You can vote your common shares against approval and adoption of the merger agreement and the transactions contemplated by the merger agreement by indicating a vote against the proposal on your proxy card or by voting against the merger in person at the special meeting. Under the applicable provisions of Ohio law, dissenters’ rights are available to our shareholders with respect to the merger.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date for the special meeting, March 14, 2007, is earlier than the date of the special meeting. If you hold common shares on the record date but transfer them before the special meeting without granting a proxy, you will retain your right to vote at the special meeting but not the right to receive the merger consideration for those common shares. The right to receive the merger consideration will pass to the person who owns your common shares when the merger is completed.

Q:	How do I vote my common shares?

A:	Complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope, or submit your proxy in accordance with the voting instruction form received from any bank, brokerage firm or other nominee that may hold your common shares on your behalf, as soon as possible so that your common shares can be voted at the special meeting.

Q:	What happens if I do not return a proxy card or vote at the special meeting?

A:	If you fail to return your proxy by mail or vote in person at the special meeting, or if you mark your proxy “abstain,” the effect will be the same as voting against approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, but will have no effect on the approval of the adjournment proposal.

Q:	If my common shares are held for me by my broker, will my broker vote my common shares for me?

A:	If you hold your common shares through a bank, brokerage firm or other nominee (i.e., in “street name”), in order to vote your common shares you must provide voting instructions on the voting instruction card that your bank, brokerage firm or other nominee provides to you. You should instruct your bank, brokerage firm or other nominee as to how to vote your common shares following the directions contained in that voting instruction card. If you do not provide instructions to your bank, brokerage firm or other nominee, your common shares will not be voted, and this will have the same effect as voting against approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, but will have no effect on the approval of the adjournment proposal.

Q:	May I vote my common shares in person?

A:	Yes. You may vote in person at the special meeting, rather than by submitting a proxy, if you own common shares in your own name. If your shares are held in “street name” through a bank, brokerage firm or other nominee, you may vote in person at the special meeting by obtaining a legal proxy from your bank, brokerage firm or other nominee and presenting it at the special meeting.

Q:	May I change my vote after I have submitted my proxy?

A:	Yes. You may change your vote at any time before the common shares reflected on your proxy are voted at the special meeting. If you own common shares in your name, you can do this in one of three ways. First, you can send a written notice of revocation of your proxy to our Secretary at our principal executive offices. Second, you can complete, sign, date and return a new proxy card with a later date than your previously submitted proxy. Third, you can attend the meeting and revoke your proxy in open meeting. Simply attending the meeting, however, will not revoke your proxy. If you have instructed a bank, brokerage firm or other nominee to vote your common shares, you must follow the directions received from the bank, brokerage firm or other nominee to change your instructions.

Q:	What do I need to do now?

A:	This proxy statement contains important information regarding the merger, the merger agreement and the special meeting, as well as information about the Company, Parent and Merger Sub. It also contains important information about some of the factors our board of directors considered in approving the merger agreement, the merger and the transactions contemplated by the merger agreement. We urge you to read this proxy statement carefully in its entirety, including the annexes. You may also want to review the documents referenced in the section captioned “Where You Can Find Additional Information” beginning on page 49.

Q:	Should I send my share certificates now?

A:	No. After the merger is completed, the paying agent will send each shareholder a letter of transmittal describing how to exchange share certificates for the merger consideration. At that time, a shareholder must send share certificates with a completed letter of transmittal to the paying agent in order to receive the merger consideration. You should not return your share certificates with the enclosed proxy card, and you should not forward your share certificates to the paying agent without a letter of transmittal.

Q:	Where can I find more information about the Company?

A:	We file certain information with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy this information at the SEC’s public reference facilities. You may call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at www.sec.gov and on our website at www.lesco.com. Information contained on our website is not part of, or incorporated into, this proxy statement. You can also request copies of these documents from us. See “Where You Can Find Additional Information” beginning on page 49.

Q:	How will proxy holders vote my common shares?

A:	If you properly submit a proxy prior to the special meeting, your common shares will be voted as you direct. If you submit a proxy but no direction is otherwise made, your common shares will be voted “FOR” approval and adoption of the merger agreement and the transactions contemplated by the merger

v

agreement and “FOR” the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies.

Q:	Whom can I call with questions?

A:	We have appointed Innisfree M&A Incorporated as our proxy solicitor, whom you many contact as follows:

Innisfree M&A Incorporated
501 Madison Avenue
New York, New York 10022
Telephone: (888) 750-5834 (Toll-free)

Q:	Who will pay the cost of soliciting proxies?

A:	The Company will pay the costs of soliciting proxies for the special meeting. Our officers, directors and employees may solicit proxies by telephone, facsimile or mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. We will also request that banks, brokerage firms and others holding common shares in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies from those beneficial owners, and, upon request, will reimburse those holders for their reasonable expenses in performing those services. We have retained Innisfree M&A Incorporated to assist us in the solicitation of proxies, and will pay it fees estimated to be approximately $15,000 plus reimbursement of out-of-pocket expenses. In addition, our arrangement with Innisfree M&A Incorporated includes provisions obligating us to indemnify it for certain liabilities that could arise in connection with its solicitation of proxies on our behalf.

SUMMARY TERM SHEET

This summary highlights selected information in this proxy statement and may not contain all of the information that is important to you. To understand the merger fully, and for a more complete description of the legal terms of the merger, we encourage you to carefully read this entire proxy statement, as well as the additional documents to which it refers or which it incorporates by reference, including the merger agreement, a copy of which is attached to this proxy statement as Annex A. Each item in this summary includes a page reference directing you to a more complete description of that item. This proxy statement is first being mailed to our shareholders on or about March 21, 2007.

The Parties to the Merger (page 9)

LESCO, Inc.
1301 East 9th Street, Suite 1300
Cleveland, Ohio 44114-1849
(216) 706-9250

LESCO, Inc. is an Ohio corporation that distributes lawn care, landscape, golf course and pest control products to more than 130,000 industry professionals worldwide through more than 330 LESCO Service Center® locations, 114 LESCO Stores-On-Wheels® vehicles, and other direct sales efforts.

Deere & Company
One John Deere Place
Moline, Illinois 61265
(309) 765-8000

Deere & Company, a Delaware corporation, is one of the world’s leading manufacturers of agricultural and forestry equipment; a major manufacturer of construction equipment; and a leading supplier of equipment used in lawn, grounds and turf care. Additionally, Deere & Company manufactures engines used in heavy equipment and provides financial services and other related activities that support the core businesses. Upon closing, the Company will become part of John Deere Landscapes, a leading wholesale distributor of irrigation, nursery, lighting and landscape materials in the United States and a unit of Deere & Company.

Deere Merger Sub, Inc.
c/o Deere & Company
One John Deere Place
Moline, Illinois 61265
(309) 765-8000

Deere Merger Sub, Inc. is an Ohio corporation and a wholly-owned direct subsidiary of Parent. Parent formed Deere Merger Sub, Inc. in anticipation of the merger.

The Special Meeting

Purpose (page 7)

The special meeting will be held on Thursday, May 3, 2007 starting at 10:00 a.m. local time at The Forum, One Cleveland Center, 1375 East 9th Street, Cleveland, Ohio 44114. At the special meeting, shareholders will be asked to consider and vote upon a proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement and to approve the adjournment or postponement of the special meeting, if necessary, to solicit additional proxies in favor of approval and adoption of the merger agreement and the transactions contemplated by the merger agreement. In connection with the merger, each of our outstanding common shares (other than any common share that is owned by Parent or Merger Sub, held in our treasury or by any of our subsidiaries, or held by a shareholder who perfects dissenters’ rights under Ohio law) will be converted into the right to receive $14.50 per share in cash, without interest and less any required withholding taxes.

The persons named in the accompanying proxy will have discretionary authority to vote upon other business that is unknown by the Company a reasonable time prior to the solicitation of proxies, if any, that properly comes before the special meeting and any adjournment or postponement of the special meeting.

Record Date and Voting (page 7)

Holders of common shares at the close of business on the record date, which was March 14, 2007, are entitled to receive notice of, to attend, and to vote at the special meeting. You will have one vote for each common share that you owned as of the record date. On the record date, there were 9,307,015 common shares outstanding.

The presence at the special meeting, either in person or by proxy, of the holders of a majority of our common shares that were outstanding on the record date will constitute a quorum for purposes of the special meeting. Abstentions and properly executed broker non-votes will be counted as common shares present at the special meeting for purposes of determining whether a quorum is present.

Required Vote (page 8)

Completion of the merger requires approval and adoption of the merger agreement and the transactions contemplated by the merger agreement by the affirmative vote of the holders of a majority of our outstanding common shares entitled to vote at the special meeting. Because the required vote is based on the number of common shares outstanding rather than on the number of votes cast, failing to vote your common shares (including as a result of broker non-votes) or abstaining will have the same effect as voting against approval and adoption of the merger agreement and the transactions contemplated by the merger agreement.

The approval of the adjournment or postponement of the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of a majority of the votes cast with respect to such proposal, regardless of whether or not a quorum is present at the special meeting. If a shareholder (1) does not vote, either in person or by proxy, (2) submits a properly signed proxy and affirmatively elects to abstain from voting, or (3) fails to instruct such holder’s broker as to how to vote, it will have no effect on the approval of the adjournment proposal.

As of the record date, our executive officers and directors beneficially owned an aggregate of approximately 1,915,183 common shares, including restricted common shares, entitling them to exercise approximately 20.6% of the voting power of our common shares. We expect that our executive officers and directors will vote their common shares in favor of approval and adoption of the merger agreement and the transactions contemplated by the merger agreement and to adjourn or postpone the special meeting, if necessary, to solicit additional proxies.

Proxies; Revocation (page 9)

Our shareholders of record entitled to vote at the special meeting may vote by returning the enclosed proxy or by attending and voting at the special meeting. If your common shares are held in “street name” by a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your common shares using the instructions provided by that bank, brokerage firm or other nominee.

Any proxy may be revoked at any time prior to its exercise by your filing a written revocation of your proxy with our Secretary, by your delivery of a properly executed, later-dated proxy card, or by your revoking your proxy in open meeting at the special meeting. Simply attending the special meeting, however, will not revoke your proxy.

The Merger (page 31)

On the closing date, upon the terms and subject to the conditions of the merger agreement, and in accordance with Ohio law, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent. The merger of Merger Sub and the Company will become effective under all applicable laws at (i) the time that a certificate of merger for the merger is accepted for filing by the Secretary of State of the State of Ohio or (ii) such later date agreed to by the Company and Parent and specified in the certificate of merger.

Recommendation of the Board of Directors (page 16)

After careful consideration, our board of directors, by unanimous vote:

•	has determined and resolved that the merger is fair to, and in the best interests of, the Company and our shareholders;

•	has determined and resolved to propose that the merger agreement and the transactions contemplated by the merger agreement be approved and adopted by our shareholders; and

•	recommends that shareholders vote “FOR” approval and adoption of the merger agreement and the transactions contemplated by the merger agreement.

Our board of directors also recommends that shareholders vote “FOR” the adjournment or postponement of the special meeting, if necessary, to solicit additional proxies in favor of approval and adoption of the merger agreement and the transactions contemplated by the merger agreement.

Opinion of William Blair & Company (page 16)

Our board of directors’ recommendation is based in part on the oral opinion, which was subsequently confirmed in writing, delivered by William Blair & Company, L.L.C. (“William Blair”) to our board of directors on February 18, 2007, to the effect that, as of such date, and based upon and subject to the assumptions and qualifications stated in its written opinion, the merger consideration to be received by our shareholders, other than Parent, Merger Sub and their affiliates, was fair, from a financial point of view, to such holders. The full text of the written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by William Blair in rendering its opinion is attached as Annex B to this proxy statement. The opinion does not address the relative merits of the merger compared to other business strategies or transactions that might be available with respect to the Company or the Company’s underlying business decision to effect the merger, and does not constitute a recommendation to any holder of securities as to how such holder should vote with respect to the merger. We urge you to read the opinion carefully and in its entirety.

Financing (page 23)

In connection with the merger, Parent will cause approximately $137.0 million to be paid in cash to our shareholders, holders of options to purchase common shares, and certain current and former directors pursuant to The LESCO, Inc. Directors’ Deferred Compensation Plan (the “Deferred Compensation Plan”). In addition, in connection with the merger, we expect that Parent will repay our existing credit facility (if there is any amount outstanding at that time). Parent and Merger Sub have represented in the merger agreement that they collectively will have, at the merger effective time, cash and cash equivalents that are sufficient to pay the aggregate merger consideration and repay our existing credit facility.

Treatment of Stock Options and Other Share-Based Awards (page 32)

Each outstanding option to purchase common shares, whether vested or unvested, will become fully vested and be converted into the right to receive, without interest and less applicable withholding taxes, an amount in cash equal to the product of: (x) the excess, if any, of $14.50 over the exercise price per common share subject to that option multiplied by (y) the aggregate number of common shares underlying that option immediately prior to the effective time.

All restricted common shares will vest prior to the effective time. As a result, such restricted common shares will be treated like all other common shares under the terms of the merger agreement.

At the effective time, units credited to an account under our Deferred Compensation Plan will cease to exist and will become fully vested and will entitle the holder to receive, without interest and less applicable withholding taxes, $14.50 in cash in respect of each common share underlying each unit held.

Interests of the Company’s Directors and Executive Officers in the Merger (page 23)

Our directors and executive officers may have interests in the merger that are different from, or in addition to, yours, including the following:

•	the merger agreement provides that all options to purchase common shares granted under the Company’s employee and director stock plans will vest and be converted into the right to receive, at the effective time, a cash payment equal to the excess, if any, of $14.50 over the exercise price per common share subject to the option multiplied by the aggregate number of common shares underlying the option, without interest and less applicable tax withholdings;

•	the merger agreement provides that all restricted common shares granted to our executive officers will vest and be converted into the right to receive the merger consideration, without interest and less applicable tax withholdings;

•	the merger agreement provides that each unit credited to an account under our Deferred Compensation Plan will vest and will entitle the holder thereof to receive an amount in cash equal to the merger consideration in respect of such unit, without interest and less applicable tax withholdings;

•	each of Jeffrey L. Rutherford, our President and Chief Executive Officer, Bruce K. Thorn, our Senior Vice President and Chief Operating Officer, Richard F. Doggett, our Senior Vice President, Sales, Michael A. Weisbarth, our Vice President, Chief Financial Officer and Treasurer, and Kathleen M. Minahan, our Vice President, Chief Administrative Officer, General Counsel and Secretary, will be entitled to severance payments and other benefits under a Retention Agreement that each has entered into with the Company pursuant to our Employment Retention Plan if his or her employment with the Company terminates under certain circumstances within a specified period after the merger; and

•	Mr. Rutherford is entitled to a tax gross-up payment under his Retention Agreement for reimbursement of all taxes that he would otherwise incur as a result of any excise taxes to which he may be subject by reason of his receipt of any payment under the Retention Agreement, or otherwise, that constitutes an excess parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended.

No Solicitation of Transactions (page 38)

The merger agreement contains restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving the Company or our subsidiaries. We may, however, before shareholder approval, in response to an unsolicited alternative acquisition proposal, provide information regarding the Company to a third party subject to certain conditions, including requiring such third party to sign a confidentiality agreement. In addition, prior to shareholder approval, we may engage in negotiations or discussions with a third party regarding an unsolicited alternative proposal only under certain conditions and after meeting certain requirements specified in the merger agreement, including the requirement that our board of directors must have determined in good faith, after consultation with outside counsel and receiving advice from William Blair or other nationally recognized banking firm, that such proposal constitutes a superior proposal or a potential superior proposal.

Conditions to the Merger (page 42)

Completion of the merger is subject to the satisfaction or waiver of a number of conditions, including, among others:

•	approval and adoption of the merger agreement and the transactions contemplated by the merger agreement by our shareholders;

•	the absence of laws, orders, injunctions or decrees that restrain, enjoin or otherwise prohibit the consummation of the merger;

•	expiration or termination of any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “Hart-Scott-Rodino Act”);

•	the absence of a fact, circumstance, event, change, effect, development or occurrence which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Company;

•	the performance by each of the parties in all material respects of its obligations under the merger agreement prior to the effective time of the merger; and

•	the accuracy of the representations and warranties of each of the parties to the merger agreement, subject to certain materiality standards set forth in the merger agreement.

Termination of the Merger Agreement (page 43)

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after shareholder approval has been obtained, as follows (subject to certain limitations set forth in the merger agreement):

•	by the mutual written consent of the Company and Parent;

•	by either the Company or Parent if:

•	the merger has not been consummated on or before November 19, 2007, and the party seeking to terminate has not breached in any material respect its obligations under the merger agreement in any manner that proximately caused the failure to consummate the merger on or before such date;

•	a final non-appealable injunction, order, judgment or decree permanently restrains, enjoins or prohibits the merger;

•	the special meeting (including any adjournment thereof) is concluded and shareholder approval has not been obtained; provided that this right to terminate is not available to any party whose breach in any material respect of its obligations under the merger agreement proximately caused the failure to obtain such shareholder approval; or

•	the non-terminating party breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements in the merger agreement such that the closing conditions would not be satisfied and cannot be cured prior to November 19, 2007, but only after the terminating party provides 30 days’ written notice to the non-terminating party;

•	by the Company if, prior to obtaining shareholder approval and in accordance with the non-solicitation provisions set forth in the merger agreement, the board of directors approves or recommends an alternative acquisition agreement with respect to a superior proposal; or

•	by Parent if the Company’s board of directors or any committee thereof has (i) withdrawn or modified its recommendation to the shareholders that they adopt the merger agreement, (ii) recommended or approved, or failed to recommend against, or taken a neutral position with respect to, any proposal for an alternative acquisition or determined that an alternative acquisition proposal constitutes a superior proposal, (iii) resolved to do any of the foregoing or (iv) failed to reaffirm its recommendation to the shareholders that they adopt the merger agreement within five days of receipt of a written request to do so by Parent which request is made after any proposal for an alternative acquisition.

Termination Fee (page 44)

Under certain circumstances, in connection with the termination of the merger agreement, we will be required to pay to Parent a termination fee of $4.8 million.

Material United States Federal Income Tax Consequences (page 26)

For United States federal income tax purposes, the disposition of our common shares pursuant to the merger generally will be treated as a sale of our common shares for cash by each of our shareholders. As a result, in general, each shareholder will recognize gain or loss equal to the difference, if any, between the amount of cash received in the merger and such shareholder’s adjusted tax basis in the shares surrendered in the merger. Such gain or loss will be capital gain or loss if the common shares surrendered are held as a capital asset in the hands of the shareholder, and will be long-term capital gain or loss if the common shares have a holding period for United States federal income tax purposes of more than one year at the effective time of the merger. We strongly recommend that shareholders consult their own tax advisors as to the particular tax consequences to them of the merger.

Dissenters’ Rights (page 29)

Under Ohio law, if the merger agreement is approved and adopted by our shareholders, any shareholder that objects to the merger agreement may be entitled to seek relief as a dissenting shareholder under Section 1701.85 of the Ohio Revised Code. To perfect dissenters’ rights, a record holder must:

•	not vote his or her common shares in favor of the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement at the special meeting;

•	deliver a written demand for payment of the fair cash value of his or her common shares on or before the tenth day following the special meeting; and

•	otherwise comply with the statute.

The Company will not notify shareholders of the expiration of this ten-day period. Common shares held by any person who desires to dissent but fails to perfect or who effectively withdraws or loses the right to dissent as of the effective time under Section 1701.85 of the Ohio Revised Code will be converted into, as of the effective time, the right to receive the merger consideration, without interest. A copy of Section 1701.85 of the Ohio Revised Code is attached as Annex C to this proxy statement.

Regulatory Approvals (page 29)

The Hart-Scott-Rodino Act provides that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. The Company and Parent filed notification reports with the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Act on March 12, 2007. Except for the required filings under the Hart-Scott-Rodino Act and the filing of a certificate of merger in Ohio at or before the effective time, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements included in this proxy statement, and in the documents attached or incorporated by reference in this proxy statement, are forward-looking statements that involve a number of risks and uncertainties and which are based on management’s current beliefs, assumptions and expectations. These statements appear in a number of places in this proxy statement and include statements regarding our intent, belief or current expectations or those of our directors or officers regarding the Company and the proposed transaction, including those statements regarding the expected effects, timing and completion of the proposed transaction, among others. These forward-looking statements can be identified by the use of predictive or future tense terms such as “anticipate,” “estimate,” “expect,” “believe,” “project,” “may,” “will” or similar terms. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

You are cautioned that any such forward-looking statement is not a guarantee of future performance and involves risks and uncertainties, and that the Company’s actual results may differ materially from those stated, implied or anticipated in the forward-looking statements as a result of various factors. The factors that could cause actual results to differ materially from those expressed in a forward-looking statement include, among other factors, (i) the Company may be unable to obtain the shareholder approval required for the merger; (ii) conditions to the closing of the merger may not be satisfied; (iii) the merger may involve unexpected costs or unexpected liabilities; (iv) the business of the Company may suffer as a result of uncertainty surrounding the merger; and (v) the Company may be adversely affected by other economic, business and/or competitive factors. Other factors that could cause the Company’s actual results to differ from forward-looking statements regarding its business and operations include, but are not limited to, the final resolution of certain contingencies relative to the collection of identified accounts receivable; the Company’s ability to add new Service Centers in accordance with its plans, which can be affected by local zoning and other governmental regulations and its ability to find favorable store locations, to negotiate favorable leases, to hire qualified individuals to operate the Service Centers, and to integrate new Service Centers into the Company’s systems; the Company’s ability to attract quickly and retain direct sales representatives who are respected in the industry and engender customer loyalty; the Company’s ability to satisfy minimum purchase requirements to meet contractual commitments and/or maximize supplier rebates; the Company’s ability to increase sales volume, particularly through its Service Centers, to leverage its capital investment and its direct and indirect supply contracts; competitive factors in the Company’s business, including pricing pressures; lack of availability or instability in the cost of raw materials which affects the costs of certain products; the successful and uninterrupted performance of supply chain services by Turf Care Supply Corp.; the Company’s ability to impose price increases on customers without a significant loss in revenues; potential rate increases by third-party carriers which affect the cost of delivery of products; changes in existing law; the Company’s ability to effectively market and distribute new products; the success of the Company’s operating plans; any litigation or regulatory proceedings against the Company; regional weather conditions; and the condition of the industry and the economy. For a further discussion of risk factors, investors should refer to the Company’s periodic reports filed with the SEC.

With respect to any such forward-looking statement that includes a statement of its underlying assumptions or bases, we caution that, while we believe such assumptions or bases to be reasonable and have formed them in good faith, assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material depending on the circumstances. When, in any forward-looking statement, we or our management express an expectation or belief as to future results, that expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the stated expectation or belief will result or be achieved or accomplished.

THE SPECIAL MEETING

Purpose

This proxy statement is being furnished to our shareholders in connection with a special meeting to be held at The Forum, One Cleveland Center, 1375 East 9th Street, Cleveland, Ohio 44114, on Thursday, May 3, 2007, at 10:00 a.m. local time and in connection with the solicitation of proxies by our board of directors for use at the special meeting. The purpose of the special meeting is for shareholders to consider and vote upon a proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement and a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, and to transact any other business that may properly come before the special meeting or any adjournment or postponement thereof. Our shareholders must approve and adopt the merger agreement and the transactions contemplated by the merger agreement for the merger to occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which you are encouraged to read carefully in its entirety.

Record Date and Voting

Shareholders of record at the close of business on the record date, March 14, 2007, are entitled to receive notice of, to attend, and to vote at the special meeting. Shareholders will have one vote for each common share that the shareholder owned as of the record date. On the record date, there were 9,307,015 common shares outstanding.

The holders of a majority of the common shares that were outstanding on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any common shares held by any of our subsidiaries are not considered to be outstanding for purposes of determining a quorum. Abstentions and properly executed broker non-votes will be counted as common shares present at the special meeting for the purposes of determining the presence of a quorum. “Broker non-votes” result when the beneficial owners of common shares do not provide specific voting instructions to their brokers. Under the NASDAQ National Market rules, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters, such as approval and adoption of the merger agreement and the transactions contemplated by the merger agreement and approval of the adjournment proposal.

Required Vote

Completion of the merger requires approval and adoption of the merger agreement and the transactions contemplated by the merger agreement by the affirmative vote of the holders of a majority of our outstanding common shares entitled to vote at the special meeting. Each common share that is outstanding on the record date entitles the holder thereof to one vote at the special meeting. Because the required vote is based on the number of common shares outstanding rather than on the number of votes cast, failing to vote your common shares (including as a result of a broker non-vote) or abstaining will have the same effect as voting against approval and adoption of the merger agreement and the transactions contemplated by the merger agreement. Accordingly, in order for your common shares to be included in the vote, if you are a shareholder of record, you must either have your common shares voted by returning the enclosed proxy card by mail or by voting in person at the special meeting.

The approval of the adjournment or postponement of the special meeting, if necessary, to solicit additional proxies in favor of approval and adoption of the merger agreement and the transactions contemplated by the merger agreement requires the affirmative vote of a majority of the votes cast with respect to such proposal, regardless of whether or not a quorum is present at the special meeting. If a shareholder (i) does not vote, either in person or by proxy, (ii) submits a properly signed proxy and affirmatively elects to abstain from voting or (iii) fails to instruct such holder’s broker as to how to vote, it will have no effect on the approval of the adjournment proposal.

Record holders may cause their common shares to be voted using one of the following methods:

•	completing, signing, dating and returning the enclosed proxy card by mail; or

•	attending the special meeting and voting in person by ballot.

Regardless of whether you plan to attend the special meeting, we request that you complete and return a proxy for your common shares as described above as promptly as possible.

If you hold your common shares through a bank, brokerage firm or other nominee (i.e., in “street name”), in order to vote you must provide voting instructions on the voting instruction card that your bank, brokerage firm or other nominee provides to you. You should instruct your bank, brokerage firm or other nominee as to how to vote your common shares following the directions contained in such voting instruction card. If you have not received such voting instructions or require further information regarding such voting instructions, contact your bank, brokerage firm or other nominee who can give you directions on how to vote your common shares. If you do not provide instructions to your bank, brokerage firm or other nominee, your common shares will not be voted, and this will have the same effect as voting against approval and adoption of the merger agreement and the transactions contemplated by the merger agreement.

As of March 14, 2007, the record date for the merger, our executive officers and directors beneficially owned an aggregate of approximately 1,915,183 common shares, including restricted common shares, entitling them to exercise approximately 20.6% of the voting power of our common shares. We expect that our executive officers and directors will vote their common shares in favor of approval and adoption of the merger agreement and the transactions contemplated by the merger agreement and to adjourn or postpone the special meeting, if necessary, to solicit additional proxies.

Proxies; Revocation

If you submit a proxy, your common shares will be voted at the special meeting as you indicate on your proxy. If no instructions are indicated on your signed proxy card, your common shares will be voted “FOR” approval and adoption of the merger agreement and the transactions contemplated by the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary, to solicit additional proxies.

The persons named in the accompanying proxy will have discretionary authority to vote upon other business that is unknown by the Company a reasonable time prior to the solicitation of proxies, if any, that properly comes before the special meeting and any adjournment or postponement of the special meeting.

You may revoke your proxy at any time, but only before the proxy is voted at the special meeting, in any of three ways:

•	by delivering a written revocation of your proxy dated after the date of the proxy that is being revoked to the Secretary of the Company at 1301 East 9th Street, Suite 1300, Cleveland, Ohio 44114-1849;

•	by delivering to the Secretary of the Company, at a later date, a duly executed proxy relating to the same shares; or

•	by revoking your proxy in open meeting at the special meeting.

Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy. If you hold your common shares in street name, you may revoke or change a previously given proxy by following the instructions provided by the bank, brokerage firm or other nominee that is the record owner of the common shares.

The Company will pay the costs of soliciting proxies for the special meeting. Our officers, directors and employees may solicit proxies by telephone, facsimile or mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. We will also request that banks, brokerage firms and others holding common shares in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies from those beneficial owners, and, upon request, will reimburse those holders for their reasonable expenses in performing those services. We have retained Innisfree M&A Incorporated to assist us in the solicitation of proxies, and will pay it fees of approximately $15,000 plus reimbursement of out-of-pocket expenses. In addition, our arrangement with Innisfree M&A Incorporated includes provisions obligating us to indemnify it for certain liabilities that could arise in connection with its solicitation of proxies on our behalf.

THE PARTIES TO THE MERGER

LESCO, Inc.

LESCO, Inc., an Ohio corporation, distributes turf and pest control products to more than 130,000 industry professionals worldwide through more than 330 LESCO Service Center® locations, 114 LESCO Stores-On-Wheels® vehicles, and other direct sales efforts. The Company’s customers include golf courses, athletic fields, and professional lawn care companies that maintain landscapes around apartments, office complexes, government buildings, cemeteries and private homes. The Company’s headquarters are located at 1301 East 9th Street, Suite 1300, Cleveland, Ohio 44114-1849, and its telephone number is (216) 706-9250.

Deere & Company

Deere & Company, a Delaware corporation, is one of the oldest industrial companies in the United States and today employs approximately 47,000 people and does business around the world. Parent manufactures, distributes, and finances a full line of equipment for use in agriculture, construction, forestry, and lawn, grounds and turf care; manufactures engines and other powertrain components for its equipment and other manufacturers; and provides credit and other services to customers around the world. Upon completion of the merger, the Company will be a wholly-owned subsidiary of Parent and part of John Deere Landscapes, a leading wholesale distributor of irrigation, nursery, lighting and landscape materials in the United States. The world headquarters of Parent are located at One John Deere Place, Moline, Illinois 61265, and its telephone number is (309) 765-8000.

Deere Merger Sub, Inc.

Deere Merger Sub, Inc. is an Ohio corporation formed by Parent in anticipation of the merger. To date, Merger Sub has not conducted any activities other than those incident to its formation and the execution of the merger agreement. Subject to the terms and conditions of the merger agreement, and in accordance with Ohio law, at the effective time of the merger, Merger Sub will be merged with and into the Company, with the Company being the surviving corporation. The principal executive offices of Merger Sub are located at c/o Deere & Company, One John Deere Place, Moline, Illinois 61265, and its telephone number is (309) 765-8000.

THE MERGER PROPOSAL

General Description of the Merger

Under the terms of the merger agreement, Deere & Company will acquire us through the merger of Merger Sub with and into the Company. The Company will continue as the surviving corporation and as a wholly-owned subsidiary of Deere & Company.

Background of the Merger

During the first quarter of 2005, we disbanded our direct sales representative model, believing that our regional managers could adequately service large regional accounts and that an expanded Stores-On-Wheels fleet would be able to maintain the sales relationship with golf course customers. Cost savings from the disbanded sales representative model were fully offset by an enlarged fleet of Stores-On-Wheels vehicles. Mr. Rutherford was appointed President and Chief Executive Officer in October 2005 when our former President and Chief Executive Officer resigned following the implementation of this change.

During planning for 2006, we expected that our decision to eliminate direct sales representatives would result in the loss of certain business in our Direct Segment. However, we did not anticipate the extent to which these same customers would curtail purchases from our Service Centers and Stores-On-Wheels vehicles (our “Stores Segment”). During a special telephonic meeting of our board of directors on June 30, 2006, in which a representative of Baker & Hostetler LLP (“Baker Hostetler”), our outside counsel, participated, Mr. Rutherford discussed management’s recommendation that we reinstate a sales representative program, the applicable costs related to the re-institution of the program and the time period before benefits would be realized. Mr. Rutherford also discussed with our board of directors our poor performance in golf sales, and the market’s perception that we had abandoned the golf business when we eliminated our direct sales representatives.

As a result of these lost sales, lagging sales in our ice melt and equipment categories and the negative impact of our urea contract, we revised our guidance with respect to 2006 financial results on July 6, 2006. The revised guidance included anticipated net revenue growth of 5% to 6% for our Stores Segment with net revenue from our Direct Segment anticipated to decline 34% to 35%. Prior to these revisions, we had estimated a full-year increase of 10% to 12% in our Stores Segment and a decline of 14% to 15% in our Direct Segment. Based on these revised revenue estimates and the related de-leveraging of gross profit, we announced that we expected to incur a net loss on a consolidated basis of approximately $4.0 million for the full year 2006. We also announced an intention to re-establish our direct sales representative model in a revised form.

Our board of directors held its regularly scheduled meeting on July 20, 2006, with a representative of Baker Hostetler present. Our board of directors continued to discuss with management the situation with respect to sales representatives, the expected impact on 2006 financial results and our five-year strategic forecast and valuation. The board of directors questioned management about operational and strategic options available to offset the negative impact, and how to accelerate the restoration of shareholder value. The board of directors agreed that management should engage a financial consultant to review its five-year strategic forecast and valuation and to assist in exploring operational and strategic options. On July 28, 2006, we announced our results for the second quarter of 2006.

On August 7, 2006, Mr. Rutherford received an unsolicited call from an investment banking firm representing an industry participant (“Party I”). This participant had expressed an interest in meeting Mr. Rutherford for informal discussions. There was no set agenda for these discussions. On August 9, 2006 and August 24, 2006, Mr. Rutherford and J. Martin Erbaugh, our Chairman of the Board, met with representatives of Western Reserve Partners LLC (“Western Reserve”), an investment banking firm that we have used in the past, to discuss our five-year strategic forecast and valuation and to assist in collecting background information on Party I. Subsequently, on August 25, 2006, Mr. Rutherford met with representatives of Party I and discussed publicly available information concerning each company. The parties agreed that the preliminary discussions warranted further discussions of a more detailed and strategic nature.

Our board of directors held a telephonic meeting on September 5, 2006, during which our board of directors discussed the prospect and desirability of exploring various strategic alternatives with Party I. A representative of Baker Hostetler participated in the meeting. Our board of directors determined that, based on the risk and timetable associated with attaining our strategic forecast, we should hold strategic discussions with Party I. We entered into a mutual confidentiality and standstill agreement with Party I later that day. Thereafter, we and Party I shared certain non-public information needed to facilitate strategic discussions.

On September 21, 2006, David Werning, President John Deere Landscapes, contacted Mr. Rutherford on an unsolicited basis and invited him to dinner to discuss our and Deere & Company’s businesses. We refer to Deere & Company in this section as “Deere.” At that dinner, Mr. Werning indicated that Deere might be interested in discussing a potential acquisition of the Company. Mr. Rutherford and Mr. Werning agreed that more detailed discussions would be useful, and on October 11, 2006, Deere signed a confidentiality and standstill agreement. Following the signing of the confidentiality agreement, Deere was provided additional information and began its due diligence.

On October 9, 2006, Western Reserve discussed with certain members of our board of directors its valuation of the Company and its recommendation with respect to strategic options. The following day, William Blair discussed with certain members of our board of directors various strategic alternatives available to the Company and the different processes that could be used to market the Company for sale, if the board of directors chose that alternative. Those members of our board of directors agreed that Mr. Rutherford should continue discussions with Deere and Party I with the assistance of Western Reserve.

On October 13, 2006, Mr. Rutherford was contacted by a third industry participant, which we refer to as “Party II.” The representative of Party II expressed interest in meeting with Mr. Rutherford at a trade show in February 2007 to discuss strategic options. Mr. Rutherford indicated to Party II that he would be willing to talk, but he would prefer not to wait until February. Party II told Mr. Rutherford that it would be willing to meet earlier and, as a result, Mr. Rutherford met with Party II at its offices on October 18, 2006. During the meeting, Party II stated that there was the potential for a strategic alliance on certain products or an acquisition of the Company.

Mr. Rutherford, with the assistance of Western Reserve, made a presentation concerning the Company to Deere and Merrill Lynch & Co. (“Merrill Lynch”), Deere’s investment bankers, on October 17, 2006.

Our board of directors held its regularly scheduled meeting on October 19, 2006, with a representative of Baker Hostetler present, at which it received an operational update and discussed several challenges to meeting our forecasts of earnings before interest and taxes, including the pricing terms of our urea contract, supply chain costs and sales forecasts. Our board of directors also received a strategic update, including an update concerning an upcoming meeting with Party I and the developments with Deere. Our board of directors reviewed the presentation made by Mr. Rutherford, with the assistance of Western Reserve, to Deere and Merrill Lynch at the October 17, 2006 meeting. Our board of directors also discussed the possible engagement of an investment banking firm to advise the board of directors in connection with a potential sale of the Company should our discussions with potential strategic partners continue to progress. However, our board of directors decided that because the Company was not up for sale, the Company would continue to utilize Western Reserve.

On October 24, 2006, Western Reserve approached the investment banking firm representing a fourth industry participant, which we refer to as “Party III,” concerning Party III’s potential interest in acquiring the Company. However, Party III declined to participate in discussions concerning a potential transaction.

On October 27, 2006, the Company released its third quarter financial results and revised its 2006 guidance to a loss of approximately $16.0 to $20.0 million, attributable to several factors, including: pricing pressures on fertilizer, combination products and seed; an anticipated shift of the Company’s Early Order Program from the fourth quarter of 2006 into the first half of 2007; a de-leveraging effect on the Company’s supply chain agreements resulting from lower than anticipated sales; and the continued negative impact of our urea contract.

Subsequently, Mr. Rutherford, with the assistance of Western Reserve, made a presentation concerning the Company to Party I on November 9, 2006. Western Reserve also indicated separately to Party I and to Deere that if either was interested in pursuing an acquisition of the Company a written indication of interest should be submitted to Western Reserve on or prior to November 15, 2006.

On November 15, 2006, Deere submitted an initial indication of interest at a price of $13.00 per share. Mr. Rutherford subsequently informed Deere of his belief that $13.00 per share would be viewed by the Company’s board of directors as inadequate. On November 17, 2006, Party I declined to submit an indication of interest indicating that it would not be able to offer a price in the range that the board of directors had indicated might be acceptable.

On November 21, 2006, a representative of another industry participant, which we refer to as “Party IV,” contacted Mr. Rutherford and indicated that it would be interested in evaluating opportunities to partner with the Company. In addition, the representative stated that Party IV also would be interested in exploring a potential acquisition of the Company.

At a special telephonic meeting of our board of directors held on November 22, 2006, in which a representative of Baker Hostetler participated, Mr. Rutherford provided the board of directors with an update concerning discussions with Deere, Party I, Party II and Party III, including Party I’s decision not to submit an indication of interest, Party II’s potential interest, and Party III’s statement that it was not interested in proceeding. Mr. Rutherford also discussed with our board of directors Party IV’s interest. Following that update, our board of directors determined that William Blair should be engaged to advise the board of directors in connection with the indication of interest from Deere and to explore the interest expressed by Party II and Party IV. The board of directors also discussed the valuation of the Company.

Later that same day, the Company engaged William Blair to represent it in connection with negotiations with Deere and to explore the opportunity for a potential transaction with a number of additional parties. Western Reserve also was formally engaged as a co-advisor. From December 4, 2006 through December 8, 2006, William Blair contacted seven parties, including Deere, Party I, Party II and Party IV, concerning their potential interest in acquiring the Company. None of these parties (other than Deere) submitted a written indication of interest in acquiring the Company and only one, Party IV, executed a confidentiality and standstill agreement. Six of these parties were potential strategic buyers and one was a private equity firm. William Blair focused on contacting strategic buyers because of the perceived ability of those buyers to offer a higher price based on potential synergies between their businesses and the Company’s business. The private equity firm was contacted because it had expressed interest on several previous occasions over the past several years and had met with the Company’s President and Chief Executive Officer in the fall of 2006. Additionally, it had expertise investing in distribution businesses.

At a special telephonic meeting of our board of directors on December 6, 2006, in which a representative of Baker Hostetler and representatives of William Blair participated, William Blair updated the board of directors concerning William Blair’s discussions with Party IV and noted that Party IV had indicated it would submit a written indication of interest early in the week. Following the update, our board of directors instructed William Blair to contact Party IV in order to inquire as to the status of an indication of interest. Mr. Rutherford then discussed with our board of directors his recent conversations with Deere. During the meeting, our board of directors also discussed the risks inherent in the Company achieving the stock price represented by Deere’s indication of interest and the likelihood of the Company achieving its strategic forecast and valuation given its inability to meet operational expectations in the past. After discussing methods by which the Company might elicit a higher indication of interest from Deere and obtain an indication of interest from Party IV, Mr. Rutherford and William Blair were instructed by our board of directors to inform Deere that its November 15, 2006 indication of interest of $13.00 per share was inadequate.

On December 12, 2006, Mr. Rutherford, two other representatives of senior management and representatives of William Blair met with representatives of Deere and Merrill Lynch at Merrill Lynch’s offices in New York City. During that meeting, Mr. Rutherford and senior management provided additional and updated information concerning the business and presented to Deere and Merrill Lynch a number of reasons why they believed that the Company should be valued at more than $13.00 per share. Subsequently, Deere submitted a revised indication of interest at $14.00 per share on December 14, 2006 that expired on December 19, 2006. The indication of interest also requested a 90-day exclusivity period.

At a regularly scheduled meeting of our board of directors on December 15, 2006, at which a representative of Baker Hostetler was present, the board of directors discussed the Company’s preliminary 2007 sales and gross profit plan and a revised five-year strategic forecast and valuation based on that plan. Following that discussion, Mr. Rutherford updated the board of directors concerning his discussions with Deere. Mr. Rutherford also informed the board of directors that, while he was confident of management’s ability to achieve the results contemplated by the Company’s five-year strategic forecast and valuation, it would take time to realize certain benefits and full realization could not be expected until 2011. The board of directors thereafter discussed the challenges inherent in fulfilling the strategic forecast and the fact that those challenges had prevented the Company from achieving projected operational performance goals in the past. Thereafter, representatives of William Blair reviewed with our board of directors its discussions with possible acquirors. William Blair also informed the board of directors that it had indicated to Party IV that the deadline for submitting an indication of interest was December 19, 2006. Following this review, our board of directors discussed further Deere’s proposal, the Company’s five-year strategic forecast and valuation and maximizing shareholder value. Mr. Rutherford again stated that the five-year strategic forecast was achievable, although he noted a high level of execution and market risk. Mr. Rutherford opined that it would take three years to create significant additional value for shareholders and four years to achieve the full implicit value of the plan. The board of directors then discussed whether shareholders would be better served by receiving $14.00 in the near term rather than taking the risk of achieving a long-term plan, which in the best reasonable case had a discounted present value in the range of $13.00 to $16.00 per share. After additional discussion, Mr. Rutherford was unanimously authorized and directed by the board of directors to contact Mr. Werning to tell him that the board of directors would entertain an indication of interest from Deere at $14.50 per share.

On December 18, 2006, Party IV declined to proceed with a transaction.

From December 19-21, 2006, Mr. Rutherford and representatives of William Blair continued to negotiate for an increased offer price with representatives of Deere and Merrill Lynch. As a result of these negotiations, Deere submitted a revised indication of interest indicating a price of $14.50 per share on December 22, 2006. Deere also continued to request exclusivity with respect to negotiation of a transaction, and the parties began to negotiate the terms of an exclusivity agreement. On January 3, 2007, we executed an agreement providing Deere exclusivity until February 17, 2007, and the next day we delivered a draft merger agreement to Deere. Soon thereafter Deere began more detailed due diligence.

From January 22, 2007 through February 15, 2007, the Company and Baker Hostetler negotiated with Deere and its outside counsel, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), the terms of the merger agreement.

The Executive Committee of our board of directors held a telephonic meeting on February 15, 2007, in which representatives of Baker Hostetler participated. Mr. Rutherford provided a status report concerning discussions with Deere, noting that a number of issues remained in the merger agreement. A representative of Baker Hostetler then reviewed and discussed with the Executive Committee certain terms of the merger agreement. Following such meeting, Mr. Rutherford held additional discussions with representatives of Deere concerning the remaining issues. Later that evening, Skadden delivered to Baker Hostetler a revised merger agreement.

On February 16, 2007, the board of directors held a telephonic meeting in which representatives of Baker Hostetler participated. Mr. Rutherford provided a status report concerning discussions with Deere, and Mr. Rutherford and a representative of Baker Hostetler reviewed with the board of directors certain remaining open issues in the merger agreement. Mr. Rutherford also discussed with the board of directors Deere’s proposed timeline for finalizing and announcing execution of the merger agreement. Following such meeting, negotiations among the parties continued, and the parties exchanged additional drafts of the merger agreement. The parties continued to negotiate the remaining issues in the merger agreement on February 17, 2007.

On February 18, 2007, the board of directors held a telephonic meeting in which representatives of William Blair and Baker Hostetler participated. A representative of Baker Hostetler reviewed with the directors their fiduciary duties and discussed the status of the discussions with Deere, including the fact that there were no substantial open issues remaining in the merger agreement. A representative of Baker Hostetler also summarized the substantive changes to the merger agreement made since the distribution to the directors of the draft merger agreement on February 16, 2007. In addition, William Blair reviewed with our board of directors its financial analysis of the merger consideration to be received by our shareholders in the merger. Following this review, William Blair delivered to our board of directors its oral opinion, which opinion was confirmed by delivery of a written opinion dated February 18, 2007, to the effect that as of February 18, 2007, and based on and subject to the factors, assumptions and limitations set forth in its written opinion, the merger consideration to be received by our shareholders (other than Deere, Merger Sub or their affiliates) was fair, from a financial point of view, to such shareholders. After further discussion, the board of directors unanimously (i) determined that the merger is fair to, and in the best interests of, the Company and its shareholders, (ii) approved and adopted the merger agreement, (iii) determined to propose the merger agreement and the transactions contemplated thereby for approval and adoption by our shareholders and (iv) determined to recommend that our shareholders approve and adopt the merger agreement and the transactions contemplated thereby.

On February 19, 2007, the merger agreement was executed and delivered, and the Company and Deere issued a joint press release announcing the execution of the merger agreement.

Our Reasons for the Merger

In the course of evaluating the transactions contemplated by the merger agreement, as discussed in this proxy statement, our board of directors consulted with our management, as well as our outside legal and financial advisors, and considered a number of factors. Our board of directors viewed the following material factors as supporting its decision to approve and adopt the merger agreement and the transactions contemplated by the merger agreement and to recommend approval and adoption of the merger agreement and the transactions contemplated by the merger agreement by our shareholders:

•	the current and historical market prices of our common shares, including the market price of our common shares relative to the market prices of common shares of other industry participants and general market indices;

•	the fact that the cash merger consideration of $14.50 per share represents a 38.4% premium over the closing price of our common shares on February 16, 2007, the last trading day before we announced the merger, a 43.1% premium over the average closing price of our common shares over the one month period preceding the announcement of the merger, and an 84.9% premium over the average closing price of our common shares over a 90 day period preceding the announcement of the merger;

•	the belief that the Company’s stock price was not likely to trade at or above the $14.50 price offered in the merger in the near future and the risk involved in successfully executing the Company’s strategic plan in order to achieve that trading price in the long term. The board of directors based this belief on a number of factors, including: the directors’ knowledge and understanding of the Company and its industry, management’s projections and business plan and various valuation methodologies and analyses prepared by William Blair (see “— Opinion of William Blair & Company” beginning on page 16);

•	the belief that the merger is more favorable to our shareholders than any other alternative reasonably available to the Company. Based on its review of alternatives, our board of directors believes the risks involved in executing the Company’s strategic plan outweigh the potential benefits to the shareholders of a successful execution of such plan when compared to the merger;

•	the terms and conditions of the merger agreement, which were reviewed by our board of directors with our legal advisors, and the fact that such terms were the product of arm’s-length negotiations between the parties and do not include a financing condition;

•	the opinion of William Blair, dated February 18, 2007, to our board of directors as to the fairness, from a financial point of view, to our shareholders of the $14.50 per share merger consideration to be received by our shareholders (see “— Opinion of William Blair & Company” beginning on page 16);

•	the fact that the all-cash merger consideration will provide our shareholders with immediate value, in cash, for their investment in our common shares;

•	the limited nature of the closing conditions in the merger agreement;

•	the fact that the merger agreement is subject to approval of our shareholders; and

•	the fact that shareholders who do not vote in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement or otherwise waive their dissenters’ rights will have the opportunity to demand appraisal of the fair value of their shares under Ohio law.

Our board of directors also considered the following potentially negative factors in its deliberations concerning the merger agreement and the transactions contemplated by the merger agreement:

•	the fact that our common shares have traded at prices significantly over $14.50 per share during the past year;

•	as a result of the merger, our shareholders will not participate in any future earnings growth and will not receive any appreciation in the value of the Company;

•	the fact that an all-cash transaction is taxable to our shareholders for United States federal income tax purposes;

•	some of our executive officers and directors have interests in the merger that are in addition to their interests as shareholders, including under retention agreements with the Company, the terms of which would entitle certain executives to specific compensation and benefits if his or her employment terminates following the merger (see “— Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 23); and

•	the restrictions on the conduct of our business prior to the completion of the merger, which require us to conduct our business in the ordinary course consistent with past practice, subject to specific limitations, delaying or preventing us from undertaking business opportunities that may arise pending completion of the merger.

The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but rather includes the material factors considered by our board of directors. In reaching its decision to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, our board of directors did not quantify or assign any relative weights to the factors considered and individual directors may have given different weights to different factors.

Recommendation of the Board of Directors

After careful consideration, our board of directors, by unanimous vote, has determined and resolved that (i) the merger is fair to, and in the best interests of, the Company and our shareholders and (ii) to propose the merger agreement and the transactions contemplated thereby for approval and adoption by our shareholders. Our board of directors recommends that you vote “FOR” approval and adoption of the merger agreement and the transactions contemplated by the merger agreement.

Opinion of William Blair & Company

William Blair was retained to act as the financial advisor to the Company to render certain investment banking services in connection with a potential business combination. As part of its engagement, the Company requested William Blair to render an opinion as to whether the merger consideration of $14.50 per common share, which we refer to in this section as the “Merger Consideration,” to be received by the shareholders of the Company (other than Parent, Merger Sub or any of their affiliates) was fair, from a financial point of view, to such shareholders. On February 18, 2007, William Blair delivered its oral opinion to our board of directors, which was subsequently confirmed in writing, that, as of that date and based upon and subject to the assumptions and qualifications stated in its written opinion, the Merger Consideration to be received by the shareholders (other than Parent, Merger Sub or any of their affiliates) was fair, from a financial point of view, to such shareholders.

William Blair provided its opinion for the benefit and use of our board of directors in connection with its consideration of the merger. William Blair’s opinion was one of many factors taken into consideration by our board of directors in making its determination to recommend the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement and should not be viewed as determinative of the views of the board of directors with respect to the merger or the Merger Consideration. The terms of the merger agreement and the amount and form of the Merger Consideration, however, were determined through negotiations between the Company and Parent, and were approved by our board of directors.

The full text of William Blair’s written opinion, dated February 18, 2007, is attached as Annex B to this proxy statement and incorporated into this document by reference. You are urged to read the opinion carefully and in its entirety to learn about the assumptions made, procedures followed, matters considered and limits on the scope of the review undertaken by William Blair in rendering its opinion. William Blair’s opinion was directed to the board of directors for its benefit and use in evaluating the fairness of the merger consideration and relates only to the fairness, from a financial point of view, of the merger consideration to be received by the shareholders (other than Parent, Merger Sub and their affiliates) in the merger, does not address any other aspect of the merger or any related transaction, and does not constitute a recommendation to any shareholder as to how that shareholder should vote with respect to approval and adoption of the merger agreement and the merger. William Blair did not address the merits of the underlying decision by the Company to engage in the merger. The following summary of William Blair’s opinion is qualified in its entirety by reference to the full text of the opinion.

In connection with its opinion, William Blair examined or discussed, among other things:

•	a draft of the merger agreement dated February 18, 2007;

•	the audited historical financial statements of the Company for the three years ended December 31, 2005;

•	preliminary, internal, unaudited financial statements of the Company for the year ended December 31, 2006;

•	the unaudited financial statements of the Company for each of the nine month periods ended September 30, 2005 and 2006;

•	certain internal business, operating and financial information and forecasts of the Company for the fiscal years 2007 to 2011, prepared by the senior management of the Company (the “Forecasts”);

•	publicly available information regarding the financial terms of certain other business combinations that William Blair deemed relevant;

•	the financial position and operating results of the Company compared with those of certain other publicly traded companies that William Blair deemed relevant;

•	current and historical market prices and trading volumes of our common shares; and

•	certain other publicly available information concerning the Company.

William Blair also held discussions with members of our senior management concerning the foregoing, the past and current business operations and the financial condition and future prospects of the Company; considered other matters that William Blair deemed relevant to its inquiry; and took into account the accepted financial and investment banking procedures and considerations that it deemed relevant. William Blair also held discussions with counsel to the Company concerning drafts of the merger agreement. In connection with its engagement, William Blair was requested to develop a list of possible participants in a possible transaction and contact and hold discussions with those possible participants that were expressly approved by the Company.

In rendering its opinion, William Blair assumed and relied, without any duty of independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with William Blair for purposes of the opinion including, without limitation, the Forecasts. William Blair further relied on the assurances of the senior management of the Company that it is not aware of any facts that would make such information concerning the Company inaccurate or misleading. William Blair did not make or obtain an independent valuation or appraisal of the assets, liabilities or solvency of the Company, nor were any such valuations or appraisals provided to William Blair. William Blair did not assume any obligation to conduct, nor did it conduct, a physical examination of the properties or facilities of the Company. William Blair was advised by the senior management of the Company that the Forecasts were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the senior management of the Company. William Blair assumed, with the Company’s consent, that the Forecasts will be achieved in the amounts and at the times contemplated thereby and assumes no responsibility for and expresses no view as to the Forecasts or the assumptions upon which they are based. In that regard, William Blair assumed, with the Company’s consent, that all material assets and liabilities (contingent or otherwise) of the Company are as set forth in the Company’s financial statements or other information made available. William Blair was not asked to consider, and the opinion does not address, the relative merits of the merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. The opinion is based upon economic, market, financial and other conditions existing on, and other information disclosed to William Blair as of, February 18, 2007. It should be understood that, although subsequent developments may affect its opinion, William Blair does not have any obligation to update, revise or reaffirm its opinion. William Blair relied as to all legal matters on advice of counsel to the Company, and assumed that the merger would be consummated on the terms described in the February 18, 2007, draft of the merger agreement, without any waiver, delay, amendment or modification of any material terms or conditions. William Blair also assumed that the final form of the merger agreement would be substantially similar to the last draft reviewed by it.

The following is a summary of the material financial analyses performed and material factors considered by William Blair to arrive at its opinion. William Blair performed certain procedures, including each of the financial analyses described below, and reviewed with our board of directors the assumptions upon which such analyses were based, as well as other factors. Although the summary does not purport to describe all of the analyses performed or factors considered by William Blair in this regard, it does set forth those analyses and factors considered by William Blair to be material in arriving at its opinion. Certain of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by William Blair, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying William Blair’s opinion. In performing its analyses, William Blair made numerous assumptions with respect to financial conditions and other matters, many of which are beyond the control of William Blair or the Company. Any estimates contained in the analyses performed by William Blair are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. In addition, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are subject to substantial uncertainty.

Selected Public Company Analysis.  William Blair reviewed and compared certain financial information relating to the Company to corresponding financial information, ratios and public market multiples for a selected group of publicly-traded turf, lawn care and garden products services and specialty distribution companies. The companies selected by William Blair were:

•	Agrium Inc.

•	Cintas Corporation

•	G&K Services, Inc.

•	Pool Corporation

•	Snap-on Incorporated

•	The Andersons, Inc.

•	The Scotts Miracle-Gro Company

•	The Servicemaster Company

•	The Toro Company

•	UAP Holding Corp.

Among the information William Blair considered was the following: sales; earnings before interest, taxes, depreciation and amortization (commonly referred to as “EBITDA”); earnings before interest and taxes (commonly referred to as “EBIT”); earnings per share (commonly referred to as “EPS”); and total shareholders equity (commonly referred to as “book value”). William Blair considered the enterprise value as a multiple of sales, EBITDA and EBIT for each company for the last 12 months for which results were publicly available (commonly referred to as “LTM”); estimates for 2006, 2007 and 2008; the stock price as a multiple of EPS for each company for the respective calendar year EPS estimates for 2006, 2007 and 2008; and the equity value as a multiple of book value. The operating results and the corresponding derived multiples for the Company were based on the Forecasts, and for each of the selected public companies were based on each company’s most recent available publicly disclosed financial information, closing stock prices as of February 15, 2007 and consensus Wall Street analysts’ sales, EBITDA, EBIT and EPS estimates for calendar years 2006, 2007 and 2008. William Blair also considered sales, EBITDA, EBIT and EPS of the Company on an adjusted basis, reflecting the exclusion of certain non-recurring charges or gains, for the last 12 months ended September 30, 2006, its internal, preliminary and unaudited sales, EBITDA, EBIT and EPS results for the fiscal year ended December 31, 2006, and internal forecasts of sales, EBITDA, EBIT and EPS for the fiscal years ending December 31, 2007 and 2008. Additionally, William Blair utilized the Company’s publicly filed balance sheet as of September 30, 2006 and the Company’s preliminary, unaudited balance sheet as of December 31, 2006. William Blair noted that it did not have access to internal forecasts for any of the selected public companies. The implied enterprise value of the Company based on the terms of the merger is based on the equity value implied by the aggregate Merger Consideration plus total debt, less cash and cash equivalents assumed to be held by the Company at December 31, 2006.

William Blair then compared the multiples implied for the Company based on the terms of the merger to the range of trading multiples for the selected public companies. Information regarding the multiples from William Blair’s analysis of selected publicly traded companies is set forth in the following table. Note that “not meaningful” is referred to as “NMF.”

	LESCO	Selected Public Company
	at $14.50	Valuation Multiples
Implied Multiple	per Share	Min		Max		Median		Mean

Enterprise Value/LTM Sales	0.28x	0.62	x	2.06	x	1.26	x	1.23x
Enterprise Value/2006E Sales	0.29x	0.62	x	2.04	x	1.25	x	1.22x
Enterprise Value/2007P Sales	0.24x	0.57	x	1.86	x	1.15	x	1.13x
Enterprise Value/2008P Sales	0.21x	0.39	x	1.66	x	1.11	x	1.04x
Enterprise Value/LTM EBITDA	NMF	8.6	x	12.3	x	10.9	x	10.8x
Enterprise Value/2006E EBITDA	NMF	8.6	x	12.3	x	11.1	x	10.8x
Enterprise Value/2007P EBITDA	NMF	7.2	x	10.5	x	9.6	x	9.2x
Enterprise Value/2008P EBITDA	13.6x	7.1	x	9.4	x	8.8	x	8.5x
Enterprise Value/LTM EBIT	NMF	11.1	x	19.6	x	13.2	x	13.8x
Enterprise Value/2006E EBIT	NMF	11.3	x	19.6	x	13.3	x	14.0x
Enterprise Value/2007P EBIT	NMF	8.7	x	15.4	x	11.7	x	11.8x
Enterprise Value/2008P EBIT	19.6x	8.5	x	12.1	x	10.8	x	10.6x
2006E P/E	NMF	18.2	x	21.5	x	19.9	x	20.1x
2007P P/E	NMF	14.8	x	19.7	x	18.2	x	17.5x
2008P P/E	27.2x	12.4	x	18.0	x	16.2	x	15.8x
Market Capitalization/Book Value (09/06)	3.3x	1.5	x	6.9	x	3.5	x	4.0x
Market Capitalization/Book Value (12/06E)	5.5x

William Blair noted that the implied multiples for the Company based on the terms of the merger were generally within, and in several instances, above the range of multiples of the selected public companies.

Although William Blair compared the trading multiples of the selected public companies to those implied for the Company, none of the selected public companies is identical to the Company. Accordingly, any analysis of the selected public companies necessarily involves complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the analysis of trading multiples of the selected public companies.

Selected M&A Transactions Analysis.  William Blair performed an analysis of selected recent business combinations consisting of transactions announced and closed subsequent to January 1, 2001 and focused primarily on transactions including turf, lawn care or garden products companies and specialty distribution companies. William Blair’s analysis was based solely on publicly available information regarding such transactions. The selected transactions were not intended to be representative of the entire range of possible transactions in the respective industries. The nine transactions examined were (target/acquirer (date completed)):

•	Dixon Industries, Inc./Husqvarna AB (7/28/06);

•	Hughes Supply, Inc./The Home Depot, Inc. (3/31/06);

•	Royster-Clark, Inc./Agrium Inc. (2/9/06);

•	Nu-Gro Corporation/Agrium Inc. (1/25/06);

•	Del’s Farm Supply, Inc./Tractor Supply Company (11/10/05);

•	United Industries Corporation/Spectrum Brands, Inc.(Rayovac Corp.) (2/7/05);

•	Ames True Temper, Inc./Castle Harlan, Inc. (7/7/04);

•	Nu-Gro Corporation/United Industries Corporation (Thomas H. Lee Partners) (4/30/04); and

•	UAP Holding Corp./Apollo Management, L.P. (11/24/03).

William Blair reviewed the consideration paid in the selected transactions as a multiple of sales, EBITDA, and EBIT of the target for the LTM prior to the announcement of these transactions. William Blair also reviewed the implied equity value of each transaction as a multiple of the target’s book value. William Blair compared the resulting range of transaction multiples of sales, EBITDA, EBIT and book value for the selected transactions to the implied transaction multiples for such measures for the Company. Additionally, William Blair considered the preliminary, unaudited 2006 and forecasted 2007 and 2008 sales, EBITDA and EBIT for the Company and compared them to the LTM sales, EBITDA and EBIT transaction multiples for the selected transactions. William Blair also compared the book value multiples for the selected transactions to the Company’s book value multiple implied by the transaction based on its preliminary, unaudited balance sheet as of December 31, 2006. Information regarding the multiples from William Blair’s analysis of selected transactions is set forth in the following table:

	LESCO	Selected Transaction
	at $14.50	Valuation Multiples
Implied Multiple	per Share	Min		Max		Median		Mean

Enterprise Value/LTM Sales	0.28x	0.24	x	1.14	x	0.69	x	0.74x
Enterprise Value/2006E Sales	0.29x
Enterprise Value/2007P Sales	0.24x
Enterprise Value/2008P Sales	0.21x
Enterprise Value/LTM EBITDA	NMF	5.1	x	12.6	x	7.6	x	8.1x
Enterprise Value/2006E EBITDA	NMF
Enterprise Value/2007P EBITDA	NMF
Enterprise Value/2008P EBITDA	13.6x
Enterprise Value/LTM EBIT	NMF	5.9	x	14.8	x	10.9	x	10.8x
Enterprise Value/2006E EBIT	NMF
Enterprise Value/2007P EBIT	NMF
Enterprise Value/2008P EBIT	19.6x
Market Capitalization/Book Value (09/06)	3.3x	1.0	x	7.5	x	2.7	x	3.3x
Market Capitalization/Book Value (12/06)	5.5x

William Blair noted that the implied multiples for the Company based on the terms of the merger were generally within and, in several instances, above the range of multiples of the selected transactions.

Although William Blair analyzed the multiples implied by the selected transactions and compared them to the implied transaction multiples of the Company, none of these transactions or associated companies is identical to the merger or to the Company. Accordingly, any analysis of the selected transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics, parties involved and terms of the transactions and other factors that would necessarily affect the implied value of the Company versus the values of the companies in the selected transactions.

Premiums Paid Analysis.  William Blair also reviewed data from 174 acquisitions of publicly traded domestic companies, in which 100% of the target’s equity was acquired, occurring since January 1, 2004 and with transaction equity values between $50.0 million and $200.0 million. Specifically, William Blair analyzed the acquisition price per share as a premium to the closing share price one day, one week, one month, 60 days, 90 days and 180 days prior to the target’s announcement of the transaction for all 174 transactions. William Blair compared the range of resulting per share stock price premiums for the reviewed transactions to the premiums implied by the merger based on the Company’s common share prices one day, one week, one month, 60 days, 90 days and 180 days prior to entering into an exclusivity agreement with Parent on January 3, 2007 and prior to an assumed announcement date of the merger of February 16, 2007. Information regarding the premiums calculated from William Blair’s analysis of selected transactions is set forth in the following table:

	LESCO Common Share		Premium/(Discount)
	Price Prior to:		At $14.50 Offer Price		Premium Paid Percentile
Period	Exclusivity	Announcement	Exclusivity	Announcement	10th	30th	50th	70th	90th

One Day	$8.65	$10.48	67.6%	38.4%	0.0%	14.6%	25.6%	34.1%	55.2%
One Week	8.63	10.50	68.0%	38.1%	2.0%	14.9%	25.8%	35.4%	60.0%
One Month	8.03	10.13	80.6%	43.1%	1.8%	15.9%	29.2%	40.0%	66.6%
60 Days	7.10	8.54	104.2%	69.8%	3.0%	20.4%	28.7%	44.2%	74.7%
90 Days	8.21	7.84	76.6%	84.9%	3.6%	21.2%	31.3%	42.9%	77.9%
180 Days	15.56	7.84	(6.8)%	84.9%	0.5%	20.7%	33.4%	46.8%	93.7%

William Blair noted that the common share premiums implied by the merger for the one day, one week, one month, 60 day and 90 day periods prior to entering into the exclusivity agreement were generally comparable to or above the 90th percentile of the premiums paid for the referenced transaction group. William Blair noted that the common share premiums implied by the merger for the one day, one week, one month and 60 day periods prior to announcement of the merger were above the 70th percentile of the premiums paid for the referenced transaction group. The premiums implied by the transaction for the 90 day and 180 day periods prior to announcement of the merger were comparable to or above the 90th percentile of the premiums paid for the referenced transaction group.

Discounted Cash Flow Analysis.  William Blair utilized the Forecasts to perform a discounted cash flow analysis of the Company’s projected future cash flows for the period commencing December 31, 2006 and ending December 31, 2011. Using discounted cash flow methodology, William Blair calculated the present values of the projected free cash flows for the Company. In this analysis, William Blair assumed terminal multiples of 2011 EBITDA ranging from 7.0x to 9.0x and assumed discount rates ranging from 16% to 20%, based on a range of weighted average cost of capital for the selected publicly traded companies. William Blair aggregated (1) the present value of the free cash flows over the applicable forecast period with (2) the present value of the range of terminal values. The aggregate present value of these items represented the enterprise value range. William Blair derived a range of fully-diluted equity value per share by subtracting the Company’s net debt from the resulting enterprise value range and by dividing by the Company’s total shares outstanding and common share equivalents as of December 31, 2006. The fully-diluted equity value implied by the discounted cash flow analysis ranged from $11.67 per share to $18.69 per share, as compared to the Merger Consideration of $14.50 per common share.

Leveraged Acquisition Analysis.  William Blair utilized the Forecasts to perform an analysis concerning the price that could be paid by a typical leveraged buyout purchaser to acquire the Company. In this analysis, William Blair assumed a capital structure and financing rate scenario representative of the prevailing market for leveraged acquisitions for certain selected companies deemed relevant by William Blair. This analysis assumed (1) a five year holding period commencing December 31, 2006; (2) a targeted internal rate of return to equity investors of approximately 25% to 30%; and (3) the midpoint (8.0x) of a range of exit multiples of projected 2011 EBITDA of 7.0x to 9.0x. This analysis indicated that the consideration a leveraged buyout purchaser might be willing to pay per share of the Company ranged from $8.74 to $12.07, as compared to the Merger Consideration of $14.50 per common share.

Present Value of Implied Future Stock Price.  William Blair utilized the Forecasts to calculate the present value of the implied future stock price for the Company’s common shares based on the projected EBITDA and diluted EPS for both 2008 and 2009. Based upon an analysis of the multiples for the selected public companies, William Blair assumed trading multiples ranging from 7.0x to 9.0x EBITDA and 14.0x to 16.0x EPS to calculate a range of implied future values for the common shares at both 2008 and 2009. A range of per share prices was determined by dividing the derived equity values by the projected diluted shares outstanding. These values were discounted back to December 31, 2006 using a range of discount rates from 16% to 20% based upon an analysis of the selected public companies. Utilizing the 2008 projected results, the per share values ranged from $4.57 to $6.76, as compared to the Merger Consideration per share of $14.50. Utilizing the 2009 projected results, the per share values ranged from $12.16 to $17.21, as compared to the Merger Consideration of $14.50 per common share.

General.  This summary is not a complete description of the analysis performed by William Blair but contains the material elements of the analysis. The preparation of an opinion regarding fairness is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. The preparation of an opinion regarding fairness from a financial point of view does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires William Blair to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by William Blair was carried out in order to provide a different perspective on the financial terms of the merger and add to the total mix of information available. The analyses were prepared solely for the purpose of William Blair providing its opinion and do not purport to be appraisals or necessarily reflect the prices at which securities actually may be sold. William Blair did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion about the fairness of the consideration to be received by the shareholders (other than Parent, Merger Sub or any of their affiliates). Rather, in reaching its conclusion, William Blair considered the results of each analysis in light of each other analysis and ultimately reached its opinion based on the results of all analyses taken as a whole. William Blair did not place particular reliance or weight on any particular analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, William Blair believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. No company or transaction used as a comparison in the above analyses is directly comparable to the Company or the merger. In performing its analyses, William Blair made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by William Blair are not necessarily indicative of future actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

William Blair has been engaged in the investment banking business since 1935. William Blair continually undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. In the ordinary course of its business, William Blair may from time to time trade the securities of the Company or Parent for its own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities. In May of 2004, William Blair was engaged by the Company to render financial advisory services to the Company in relation to a potential transaction, for which it was paid $25,000.

The Company engaged William Blair based on its qualifications and expertise in providing financial advice to companies and its reputation as a nationally recognized investment banking firm. The Company agreed to pay William Blair a fee that is customary for transactions of this nature, a substantial majority of which is contingent upon consummation of the merger, which would be unlikely in the absence of a favorable opinion regarding fairness from a financial point of view. In addition, the Company has agreed to reimburse William Blair for certain of its out-of-pocket expenses (including fees and expenses of its counsel) reasonably incurred by it in connection with its services and to indemnify William Blair against potential liabilities arising out of its engagement, including certain liabilities under United States federal securities laws.

Financing

In connection with the merger, Parent will cause approximately $137.0 million to be paid in cash to our shareholders, holders of options to purchase our common shares and certain current and former directors pursuant to our Deferred Compensation Plan. In addition, in connection with the merger, we expect that Parent will repay our existing credit facility (if there is any amount outstanding at that time). Parent and Merger Sub have represented in the merger agreement that they collectively will have, at the merger effective time, cash and cash equivalents that are sufficient to pay the aggregate merger consideration and repay our existing credit facility. The merger agreement does not contain a financing condition.

Interests of the Company’s Directors and Executive Officers in the Merger

Company Stock Options, Restricted Shares and Directors’ Deferred Compensation Units

As of the record date, there were approximately 87,000 common shares subject to stock options with an exercise price of $14.50 or less and approximately 50,518 restricted shares granted to our current executive officers and directors under the 1992 Stock Incentive Plan, as amended, the 2000 Stock Incentive Plan, as amended, the Broad-Based Stock Option Plan and the Directors Stock Incentive Plan (collectively, the “Long-Term Incentive Plans”).

Under the terms of the merger agreement, each option to purchase common shares that is outstanding immediately prior to the effective time will be canceled in exchange for a cash payment, without interest and less applicable withholding taxes, from the Company equal to the product of:

•	the aggregate number of common shares underlying that option immediately prior to the effective time, and

•	the excess, if any, of $14.50 over the exercise price per common share subject to that option.

Under the terms of the merger agreement, all restricted common shares granted under the Long-Term Incentive Plans will vest and become transferable prior to the effective time. As a result, such restricted common shares will be treated like all other common shares in connection with the merger.

Certain of the Company’s current and former directors have deferred, pursuant to the Deferred Compensation Plan, the payment of all or a portion of the directors’ fees they earned. Under the merger agreement, at the effective time, each unit held by current and former directors under such plan immediately prior to the effective time will vest and will entitle the holder thereof to receive an amount in cash equal to the merger consideration in respect of each common share underlying each unit held, without interest and less applicable withholding taxes.

The following table summarizes the unvested restricted common shares held by each of our executive officers, the number of units under the Deferred Compensation Plan held by each of our directors and the options to purchase our common shares held by each of our directors and executive officers with exercise prices of $14.50 or less, in each case as of the date of this proxy statement, and the consideration that each of them will receive under the merger agreement in connection with the disposition of their restricted common shares and the cancellation of their units and options:

	Number of	Number of
	Restricted	Shares	Weighted
	Shares or	Underlying	Average
	Deferred	Options with an	Exercise
	Compensation	Exercise Price of	Price of
Name	Units	$14.50 or Less	Options*	Consideration

Executive Officers:
Jeffrey L. Rutherford	23,500	120,000	$9.912	$891,310
Bruce K. Thorn	12,500	80,000	8.696	645,570
Michael A. Weisbarth	3,000	25,000	12.310	98,250
Richard F. Doggett	3,000	15,000	11.925	82,125
Kathleen M. Minahan	0	10,000	12.700	17,600
Directors:
J. Martin Erbaugh	0	20,000	$10.965	$70,700
Michael E. Gibbons	8,518	4,000	10.965	137,651
Enrique Foster Gittes	0	2,000	11.685	5,630
Lee C. Howley	0	5,000	10.695	17,675
Christopher H.B. Mills	0	4,000	10.695	14,140
R. Lawrence Roth	0	2,000	11.685	5,630

*	The weighed average exercise prices have been rounded to the nearest one-thousandth.

These amounts will be reduced by applicable tax withholdings.

Retention Agreements

The merger will constitute a “change of control” under the Company’s Employment Retention Plan (the “Retention Plan”) and the related Employment Retention Agreements (the “Retention Agreements”) between the Company and each of Jeffrey L. Rutherford, our President and Chief Executive Officer, Bruce K. Thorn, our Senior Vice President and Chief Operating Officer, Richard F. Doggett, our Senior Vice President, Sales, Michael A. Weisbarth, our Vice President, Chief Financial Officer and Treasurer, and Kathleen M. Minahan, our Vice President, Chief Administrative Officer, General Counsel and Secretary (each, a “Participant”).

The Retention Plan provides that if within a specified period following a change in control, (i) the Participant’s employment is terminated by the Company other than “for cause” (as defined in the Retention Plan), (ii) the Participant’s employment is terminated by the Participant for “good reason” (as defined in the Retention Plan) or (iii) the Participant’s employment is terminated due to his or her death or “disability” (as defined in the Retention Plan) (collectively, with clauses (i) and (ii), “Termination”) then, with certain exceptions, the Company will provide the following to the Participant:

•	a payment equal to the Participant’s annual base salary that has accrued, but not yet been paid, through the date of Termination;

•	any compensation previously deferred by the Participant (to the extent permitted by the plan under which such amounts were deferred) and any accrued vacation pay, in each case to the extent not previously paid;

•	reasonable outplacement services, as incurred, for the 12 month period following the date of Termination (not to exceed the greater of 20% of the Participant’s annual base salary or $25,000);

•	severance benefits payable to the Participant as set forth in the Participant’s individual Retention Agreement and described below;

•	to the extent the Participant holds options to purchase common shares, an amount equal to the excess of the fair market value over the option exercise price of common shares that are subject to such options, whether or not exercisable at that time;

•	to the extent the Participant holds other long-term stock incentive awards, such awards will fully vest and all applicable restrictions or conditions will lapse, and the Participant will be paid an amount equal to the excess of the fair market value over the specified value of the award; and

•	continuing medical, dental and vision benefits for the period set forth in the Participant’s Retention Agreement (“Continuing Benefits”); provided, however, that if the Participant becomes re-employed with a different employer and is eligible to receive medical, dental or vision benefits under another employer-provided plan, the Continuing Benefits will cease.

Participants will begin receiving the benefits described above within 30 days of Termination following a change in control, unless such payments must be deferred for six months in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended.

The severance benefit and period of continuation of Continuing Benefits for each Participant under his or her Retention Agreement is as follows:

•	in the case of Mr. Rutherford, an amount equal to the product of three times the sum of (1) his annual base salary, plus (2) $225,000, and Continuing Benefits for three years following his Termination;

•	in the case of Messrs. Thorn and Doggett, an amount equal to the product of two times his annual base salary and Continuing Benefits for two years following his Termination;

•	in the case of Mr. Weisbarth and Ms. Minahan, an amount equal to the product of one and one half times his or her annual base salary and Continuing Benefits for eighteen months following his or her Termination; and

•	an amount equal to the maximum yearly contribution the Company could make to the Participant’s account in the LESCO, Inc. Salary Savings Plan and Trust, based on the amount contributed to such retirement plan by the Participant during the year of Termination.

Except for Mr. Rutherford’s Retention Agreement, the payments provided pursuant to the Retention Agreements are subject to aggregate payment limitations to avoid the adverse tax consequences of Section 280G of the Internal Revenue Code for the Company and the Participant. Mr. Rutherford’s Retention Agreement provides for an additional payment or payments (a “Gross-Up”) to Mr. Rutherford for excise and related taxes in the event that any portion of the amounts payable or made available to Mr. Rutherford under the Retention Plan or Retention Agreement or otherwise constitute “excess parachute payments,” as defined in Section 280G of the Internal Revenue Code. If a Gross-Up is required, the amount paid to Mr. Rutherford will equal an amount necessary to place Mr. Rutherford in the same after-tax position he would have been had no such excise taxes or assessments been imposed under Section 280G of the Internal Revenue Code on the amounts payable under the Retention Plan or Retention Agreement or otherwise.

The following table sets forth an estimate of the potential severance benefits that would be payable as described above in the event the executive officer becomes entitled to severance benefits pursuant to his or her Retention Agreement following the merger (utilizing current annual base salaries). The table does not include any amounts reflecting accrued but unpaid salary, vacation pay or deferred compensation, the cost of providing outplacement services or employee benefits or the amount of any contribution to the LESCO, Inc. Salary Savings Plan and Trust.

	Severance
	Benefit under	Additional
	Employee	Gross Up
Executive Officer	Retention Plan	Payment	Total

Jeffrey L. Rutherford	$1,800,000	$802,837	$2,602,837
Bruce K. Thorn	600,000	—	600,000
Richard F. Doggett	450,000	—	450,000
Michael A. Weisbarth	300,000	—	300,000
Kathleen M. Minahan	300,000	—	300,000

Indemnification of Directors and Officers

The merger agreement provides that Parent and the surviving corporation must honor all of our obligations to indemnify our current and former directors and officers for acts or omissions by such parties occurring prior to the effective time to the extent that such obligations exist on the date of the merger agreement, whether pursuant to our governing documents, individual indemnity agreements or otherwise, and such obligations will survive the merger and will continue in full force and effect in accordance with the terms of such governing documents and individual indemnity agreements from the effective time until the expiration of the applicable statute of limitations with respect to any claims against such indemnified parties arising out of such acts or omissions.

For a period of six years from the effective time, Parent must maintain our current policies of directors’ and officers’ liability insurance and fiduciary liability insurance with respect to matters arising on or before the effective time. Notwithstanding this requirement, Parent may substitute policies of a reputable and financially sound insurance company providing substantially equivalent coverage and amounts; provided however, that if such insurance expires or is terminated or cancelled during such period, then Parent must use its best efforts to obtain substantially similar insurance. In no event will Parent be required to pay an annual premium for such insurance in excess of 200% of the last annual premium paid by us prior to the date of the merger agreement.

In the event that an indemnified party prevails in enforcing the indemnity and other obligations provided in the merger agreement, Parent is required to pay all reasonable expenses incurred by the indemnified party in such enforcement.

The obligations described above regarding directors’ and officers’ indemnification and insurance must be assumed by any successor entity to the surviving corporation as a result of any consolidation, merger or transfer of all or substantially all of its properties and assets.

Material United States Federal Income Tax Consequences

The following is a discussion of the material United States federal income tax consequences of the merger to U.S. holders (as defined below) whose common shares are converted into the right to receive cash in the merger. The discussion is based upon the Internal Revenue Code, Treasury regulations, published rulings of the Internal Revenue Service and judicial and administrative decisions in effect as of the date of this proxy statement, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. The following discussion does not purport to consider all aspects of United States federal income taxation that might be relevant to our shareholders. This discussion applies only to shareholders who, at the effective time of the merger, hold our common shares as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. The following discussion does not address taxpayers subject to special treatment under

United States federal income tax laws, such as insurance companies, financial institutions, dealers in securities or currencies, traders of securities that elect the mark-to-market method of accounting for their securities, persons that have a functional currency other than the United States dollar, tax-exempt organizations, cooperatives, mutual funds, real estate investment trusts, Subchapter S corporations or other pass-through entities (or investors in a Subchapter S corporation or other pass-through entity) and taxpayers subject to the alternative minimum tax. In addition, the following discussion does not apply to shareholders who acquired their common shares upon the exercise of employee stock options or otherwise as compensation for services or through a tax-qualified retirement plan or who hold their shares as part of a hedge, straddle, conversion transaction or other integrated transaction, and does not apply to shareholders who exercise dissenters rights under applicable law. If our common shares are held through a partnership, the United States federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships that are holders of our common shares and partners in such partnerships are advised to consult their own tax advisors regarding the tax consequences to them of the merger.

The following discussion also does not address any foreign, state or local tax consequences of the merger, and does not address any United States federal tax consequences other than income tax consequences. All shareholders should consult their own tax advisors regarding the United States federal income tax consequences, as well as the foreign, state and local tax consequences of the disposition of their shares in the merger.

For purposes of this summary, a “U.S. holder” is a beneficial owner of our common shares who, or that is, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate the income of which is subject to United States federal income tax regardless of its source;

•	a trust if (1) a United States court is able to exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust; or (2) it was in existence on August 20, 1996 and has a valid election in place to be treated as a domestic trust for United States federal income tax purposes; or

•	otherwise is subject to United States federal income taxation on a net income basis.

Except with respect to the backup withholding discussion below, this discussion is confined to the tax consequences to a shareholder who or that, for United States federal income tax purposes, is a U.S. holder.

For United States federal income tax purposes, the disposition of our common shares pursuant to the merger will be treated as a sale of our common shares for cash by each of our shareholders. Accordingly, the United States federal income tax consequences to a shareholder receiving cash in the merger will be as follows:

•	The shareholder will recognize a capital gain or loss for United States federal income tax purposes upon the disposition of the shareholder’s common shares pursuant to the merger.

•	The amount of capital gain or loss recognized by each shareholder will be measured by the difference, if any, between the amount of cash received by the shareholder in the merger and the shareholder’s adjusted tax basis in the common shares surrendered in the merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash in the merger.

•	The capital gain or loss, if any, will be long-term with respect to common shares that have a holding period for United States federal income tax purposes in excess of one year at the effective time of the merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Cash payments made pursuant to the merger will be reported to our shareholders and the Internal Revenue Service to the extent required by the Internal Revenue Code and applicable Treasury regulations. Non-corporate shareholders may be subject to back-up withholding at a rate of 28% on any cash payments they receive. Shareholders who are U.S. holders generally will not be subject to backup withholding if they: (1) furnish a correct taxpayer identification number and certify that they are not subject to backup withholding on the substitute Form W-9 included in the letter of transmittal they are to receive or (2) are otherwise exempt from backup withholding. Certain of our shareholders will be asked to provide additional tax information in the letter of transmittal for their common shares.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

The foregoing is a general discussion of certain material United States federal income tax consequences. We strongly recommend that you consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any foreign, state or local income and other tax laws) of the receipt of cash in exchange for your common shares pursuant to the merger.

Certain Projections

The Company does not, as a matter of course, publicly disclose multi-year projections of future net sales, net income or other results. However, in connection with Parent’s due diligence review of the Company, the Company provided Parent with certain non-public business and financial information about the Company. The information provided to Parent included projections for fiscal years 2007 through 2011 (collectively, the “projections”). The projections, dated February 12, 2007, included estimates of net sales and earnings/(loss) before interest and taxes (EBIT). The projections were prepared on a basis consistent with the accounting principles used in our historical financial statements. The Company also provided William Blair with the projections in connection with its financial analysis of the merger consideration. The projections do not give effect to the merger.

The projections are summarized below (dollars in millions):

	2007	2008	2009	2010	2011

Net Sales	$661.7	$764.2	$855.1	$940.6	$1,044.1
EBIT(1)	(3.0)	8.2	24.4	30.5	37.5

(1)	It should be noted that EBIT is not a measure of performance under generally accepted accounting principles, and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity.

In preparing the projections, the Company made a number of assumptions, and no assurance can be given that these assumptions will be realized. Although presented with numerical specificity, the projections are based on estimates and assumptions that are inherently subject to factors such as industry performance, general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of the Company’s management, as well as changes to the business, financial condition or results of operations of the Company, including the factors described under “Cautionary Statement Regarding Forward-Looking Statements,” beginning on page 6. You also should review our most recent SEC filings for a description of risk factors with respect to our business. See “Where You Can Find Additional Information” beginning on page 49. Because the projections cover multiple years, such information by its nature becomes less reliable with each successive year. The financial projections do not take into account any circumstances or events occurring after the date they were prepared. Accordingly, there can be no assurance that the projections will be realized, and actual results may be materially greater or less than those reflected in the projections.

The projections were not prepared with a view toward public disclosure or complying with generally accepted accounting principles, or to compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The projections included in this proxy statement have been prepared by, and are the responsibility of, the Company’s management. KPMG LLP, the Company’s independent registered public accounting firm, has not examined or compiled any of the projections, and accordingly, KPMG LLP does not express an opinion or any form of assurance with respect thereto. In addition, William Blair and Western Reserve did not prepare the projections and have no responsibility therefore. The inclusion of the projections in this proxy statement should not be regarded as an indication that such projections will be predictive of actual future results, and the projections should not be relied upon as such. No representation is made by the Company or Parent or their respective affiliates or representatives to any security holder of the Company regarding the ultimate performance of the Company compared to the information contained in the projections. The Company does not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

Regulatory Approvals

Under the merger agreement, we and the other parties to the merger agreement have agreed to use our reasonable best efforts to complete the transactions contemplated by the merger agreement as promptly as practicable, including obtaining all necessary governmental approvals. The Hart-Scott-Rodino Act provides that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. The Company and Parent filed notification reports with the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Act on March 12, 2007. As required under the merger agreement, the Company and Parent requested early termination of the waiting period under the Hart-Scott-Rodino Act.

Except as noted above with respect to the required filings under the Hart-Scott-Rodino Act and the filing of a certificate of merger in Ohio at or before the effective time, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Dissenters’ Rights

If the merger agreement is adopted, each shareholder objecting to the merger agreement may be entitled to seek relief as a dissenting shareholder under Section 1701.85 of the Ohio Revised Code. The following is a summary of the principal steps a shareholder must take to perfect his or her dissenters’ rights under the Ohio Revised Code. This summary is qualified by reference to a complete copy of Section 1701.85 of the Ohio Revised Code, which is attached as Annex C to this proxy statement and incorporated by reference herein. Any dissenting shareholder contemplating exercise of his or her dissenters’ rights is urged to carefully review the provisions of Section 1701.85 and to consult an attorney, since failure to follow fully and precisely the procedural requirements of the statute may result in termination or waiver of these rights.

To perfect dissenters’ rights, a dissenting shareholder must satisfy each of the following conditions and must otherwise comply with Section 1701.85 of the Ohio Revised Code:

•	A dissenting shareholder must be a record holder of the common shares as to which such shareholder seeks to exercise dissenters’ rights on the record date for determining entitlement to vote on the proposal to approve and adopt the merger agreement. Because only shareholders of record on the record date may exercise dissenters’ rights, any person who beneficially owns shares that are held of record by a bank, brokerage firm, nominee or other holder and who desires to exercise dissenters’ rights must, in all cases, instruct the record holder of the common shares to satisfy all of the requirements of Section 1701.85;

•	A dissenting shareholder must not vote the common shares as to which dissenters’ rights are being exercised in favor of the proposal to approve and adopt the merger agreement at the special meeting. Failing to vote or abstaining from voting does not waive a dissenting shareholder’s rights. However, a proxy returned to the Company signed but not marked to specify voting instructions will be voted in favor of the proposal to approve and adopt the merger agreement and will be deemed a waiver of dissenters’ rights. A dissenting shareholder may revoke his or her proxy at any time before its exercise by: filing with the Company an instrument revoking it, delivering a duly executed proxy bearing a later date or by revoking his or her proxy in open meeting at the special meeting;

•	A dissenting shareholder must deliver a written demand for payment of the fair value of his or her common shares to the Company on or before the tenth day following the special meeting. Any written demand must specify the shareholder’s name and address, the number of common shares held by him or her on the record date, and the amount claimed as the “fair cash value” of the common shares. A vote against the proposal to approve and adopt the merger agreement will not satisfy notice requirements under Ohio law concerning dissenters’ rights. The Company will not notify shareholders of the expiration of this ten-day period; and

•	If the Company so requests, a dissenting shareholder must submit his or her share certificates to the Company within 15 days of such request for endorsement thereon by the Company that demand for appraisal has been made. Such a request is not an admission by the Company that a dissenting shareholder is entitled to relief. The Company will promptly return the share certificates to the dissenting shareholder. At the option of the Company, a dissenting shareholder who fails to deliver his or her certificate upon request from the Company may have his or her dissenters’ rights terminated, unless a court for good cause shown otherwise directs.

The Company and a dissenting shareholder may come to an agreement as to the fair cash value of the common shares. If the Company and any dissenting shareholder cannot agree upon the fair cash value of the common shares, then either may, within three months after service of demand by the dissenting shareholder, file a petition in the Court of Common Pleas of Cuyahoga County, Ohio, for a determination that the shareholder is entitled to exercise dissenters’ rights and to determine the fair cash value of the common shares. The court may appoint one or more appraisers to recommend a fair cash value. The fair cash value is to be determined as of the day prior to the date of the special meeting. The fair cash value is the amount that a willing seller, under no compulsion to sell, would be willing to accept, and that a willing buyer, under no compulsion to purchase, would be willing to pay, but in no event may the fair cash value exceed the amount specified in the dissenting shareholder’s demand. In determining this value, any appreciation or depreciation in the market value of the common shares resulting from the merger is excluded. The Ohio Supreme Court, in Armstrong v. Marathon Oil Company, 32 Ohio St. 3d 397 (1987), has held that fair cash value for publicly-traded shares of a company with significant trading activity will be the market price for such shares as of the day prior to the date that the transaction is submitted to the shareholders or directors for final approval, as adjusted to exclude the impact of the transaction giving rise to the dissenters’ rights. The fair cash value may ultimately be more or less than the per share merger consideration. Interest on the fair cash value and costs of the proceedings, including reasonable compensation to any appraisers, are to be assessed or apportioned as the court considers equitable. Shareholders should also be aware that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not opinions as to fair cash value under Section 1701.85 of the Ohio Revised Code.

Payment of the fair cash value must be made within 30 days after the later of the final determination of such value or the closing date of the merger. Such payment shall be made only upon simultaneous surrender to the Company of the share certificates for which such payment is made.

A dissenting shareholder’s rights to receive the fair cash value of his or her common shares will terminate if:

•	the dissenting shareholder has not complied with Section 1701.85;

•	the merger is abandoned or is finally enjoined or prevented from being carried out or the shareholders rescind their approval and adoption of the merger agreement;

•	the dissenting shareholder withdraws his or her demand with the consent of the Company by its board of directors; or

•	the dissenting shareholder and the Company’s board of directors have not agreed on the fair cash value per share and neither has filed a timely complaint in the Court of Common Pleas of Cuyahoga County, Ohio.

All rights accruing from common shares, including voting and dividend and distribution rights, are suspended from the time a dissenting shareholder makes demand with respect to such common shares until the termination or satisfaction of the rights and obligations of the dissenting shareholder and the Company arising from the demand. During this period of suspension, any dividend or distribution paid on the common shares will be paid to the record owner as a credit upon the fair cash value thereof. If a shareholder’s dissenters’ rights are terminated other than by purchase by the Company of the dissenting shareholder’s common shares, then at the time of termination all rights will be restored and all distributions that would have been made, but for suspension, will be made.

THE MERGER AGREEMENT

The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary may not contain all of the information about the merger agreement that is important to you. The merger agreement has been included to provide you with information regarding its terms, and we recommend that you read carefully the merger agreement in its entirety. Except for its status as a contractual document that establishes and governs the legal relations among the parties thereto with respect to the mergers, we do not intend for its text to be a source of factual, business or operational information about the Company, Parent or Merger Sub. The merger agreement contains representations, warranties and covenants that are qualified and limited, including by information in the schedules referenced in the merger agreement that the parties delivered in connection with the execution of the merger agreement. Representations and warranties may be used as a tool to allocate risks between the respective parties to the merger agreement, including where the parties do not have complete knowledge of all facts, instead of establishing such matters as facts. Furthermore, the representations and warranties may be subject to different standards of materiality applicable to the contracting parties, which may differ from what may be viewed as material to shareholders or under the federal securities laws. These representations may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

Effective Time

The effective time of the merger will occur at the time that we file a certificate of merger with the Secretary of State of the State of Ohio on the closing date of the merger (or such later date as provided in such certificate, such later date to be agreed upon by us and Parent). The closing date will occur no later than the second business day after all of the conditions to the merger set forth in the merger agreement have been satisfied or waived (other than conditions that by their nature are to be satisfied on the closing date) or on such other date as we and Parent may agree in writing.

Structure

Subject to the terms and conditions of the merger agreement and in accordance with Ohio law, at the effective time, Merger Sub will merge with and into the Company. The separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation and a wholly-owned subsidiary of Parent. Following the completion of the merger, our common shares will be delisted from the NASDAQ Stock Market and deregistered under the Exchange Act and will no longer be publicly traded.

Articles of Incorporation and Code of Regulations

The articles of incorporation and code of regulations of the surviving corporation will be the articles of incorporation and code of regulations of Merger Sub as of the effective time of the merger.

Directors and Officers of the Surviving Corporation

The directors and officers of Merger Sub immediately prior to the effective time will become the directors and officers of the surviving corporation following the merger.

Treatment of Shares, Stock Options and Other Share-Based Awards

Common Shares

At the effective time, each common share of the Company issued and outstanding immediately prior to the effective time of the merger will automatically be canceled and will cease to exist and will be converted into the right to receive $14.50 in cash, without interest and less applicable withholding taxes, other than common shares that are:

•	held in our treasury or by any of our subsidiaries immediately prior to the effective time of the merger, which shares will be canceled without conversion or consideration;

•	owned by Parent or Merger Sub immediately prior to the effective time of the merger, which shares will be canceled without conversion or consideration; and

•	held by shareholders who have properly exercised dissenters’ rights under Section 1701.85 of the Ohio Revised Code.

After the effective time, each share certificate representing common shares converted into the right to receive the merger consideration will be canceled and cease to exist and the holder of such certificate will have only the right to receive the merger consideration of $14.50 in cash per common share, without any interest and less applicable withholding taxes.

Stock Options and Other Share-Based Awards

Each option to purchase common shares, whether vested or unvested, that is outstanding immediately prior to the effective time will become fully vested and be converted into the right to receive, without interest and less applicable withholding taxes, an amount in cash equal to the product of:

•	the excess, if any, of $14.50 over the exercise price per common share subject to that option; and

•	the total number of common shares underlying that option immediately prior to the effective time.

Prior to the effective time, the Company is required to use its reasonable best efforts to obtain written consents from option holders to the treatment of options as set forth above (which consent must include a release reasonably satisfactory to Parent). Except as set forth above, the Company may not pay any consideration in connection with obtaining such consents without the prior written consent of Parent. The Company must also use its reasonable best efforts to terminate and/or amend as necessary, in a manner reasonably acceptable to Parent, the terms of any plans, programs, arrangements or other agreements providing for the issuance or grant of any other interest in respect of or any equity securities in the Company or any of its subsidiaries, in each case as is necessary to give effect to the treatment of options as set forth above.

All restricted common shares will vest prior to the effective time. As a result, such restricted common shares will be treated like all other common shares under the terms of the merger agreement.

At the effective time, each right to receive common shares or benefits measured in whole or in part by the value of a number of common shares granted under the Company’s share plans or the Company’s benefit plans (including restricted share units, phantom units, deferred share units and dividend equivalents), other than restricted shares and stock options, whether vested or unvested, which is outstanding immediately prior to the effective time will cease to represent a right or award with respect to common shares, will become fully vested and will entitle the holder to receive, without interest and less applicable withholding taxes, $14.50 in respect of each common share underlying a particular share-based award.

Exchange and Payment Procedures

Prior to the effective time, Parent will deposit, or will cause to be deposited, cash in an amount sufficient to pay the merger consideration with National City Bank or other paying agent that Parent selects and is reasonably acceptable to us. As soon as reasonably practicable after the effective time of the merger and in any event not later than the fifth business day after the effective time, the paying agent will mail a letter of transmittal and instructions to each shareholder. The letter of transmittal and instructions will tell you how to surrender your share certificates in exchange for the merger consideration.

You will not be entitled to receive the merger consideration until you surrender your share certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as may reasonably be required by the paying agent. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person who surrenders such certificate must establish to the reasonable satisfaction of the surviving corporation that any applicable stock transfer taxes have been paid or are not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates. The paying agent will be entitled to deduct and withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration. Any sum which is withheld and paid to a taxing authority by the paying agent will be deemed to have been paid to the person from whom it is withheld.

At the effective time, our share transfer books will be closed, and there will be no further registration of transfers of outstanding common shares. If, after the effective time, certificates are presented to the surviving corporation or Parent for transfer, they will be canceled and exchanged for the merger consideration.

Any portion of the merger consideration deposited with the paying agent that remains undistributed to the former holders of shares for 365 days after the effective time will be delivered, upon demand, to the surviving corporation. Holders of certificates who have not surrendered their certificates prior to the delivery of such funds to the surviving corporation may only look to the surviving corporation for the payment of the merger consideration. None of the Company, the surviving corporation, Parent, Merger Sub, the paying agent or any other person will be liable to any former holder of shares for any amount of property delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the paying agent that remains unclaimed as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority will, to the extent permitted by applicable law, become the property of Parent, free and clear of any claims or interest of any person previously entitled to the merger consideration.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of that fact and, if required by Parent or the paying agent, post a bond in a customary amount as indemnity against any claim that may be made against it with respect to that certificate.

Representations and Warranties

We make various representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedule delivered in connection therewith. These representations and warranties relate to, among other things:

•	our and our subsidiaries’ organization, good standing and qualification to do business;

•	capitalization, including in particular the number of common shares, stock options and other share-based interests;

•	corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement, and the execution, delivery and enforceability of the merger agreement;

•	the approval and adoption and recommendation by our board of directors of the merger agreement and the transactions contemplated by the merger agreement;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	the absence of violations of or conflicts with our and our subsidiaries’ governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	SEC filings since December 31, 2004, including the financial statements contained therein;

•	internal controls and procedures;

•	the absence of undisclosed liabilities;

•	compliance with laws since December 31, 2001;

•	possession of permits necessary to conduct our business;

•	compliance with environmental laws and regulations;

•	employment and labor matters, including matters relating to employee benefit plans;

•	the absence of certain changes or events;

•	the absence of litigation and investigations;

•	the accuracy of this proxy statement;

•	taxes;

•	intellectual property;

•	properties and assets;

•	the receipt by our board of directors of a fairness opinion from William Blair;

•	the required vote of our shareholders in connection with the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement;

•	the inapplicability of anti-takeover statutes to the merger;

•	material contracts to which we are a party;

•	the absence of undisclosed broker’s fees;

•	insurance policies;

•	the absence of related party transactions; and

•	our largest customers and suppliers.

Many of our representations and warranties are qualified by the absence of a material adverse effect on the Company, which means, for purposes of the merger agreement, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate, (i) materially hinders, impairs or delays our ability to perform our obligations under the merger agreement and consummate the merger and the other transactions contemplated thereby or (ii) is materially adverse to our and our subsidiaries’ business, financial condition or results of operations, taken as a whole, but shall not include facts, circumstances, events, changes, effects, developments or occurrences:

•	generally affecting the turf, lawn care or garden products industries in the United States, including as a result of weather or seasonality, or the economy (which fact, circumstance, event, change, effect, development or occurrence in each case does not disproportionately affect us and our subsidiaries, taken as a whole) or generally affecting the financial or securities markets; or

•	resulting from:

•	any acts of terrorism or war (whether or not declared) or any escalation or worsening thereof (other than to the extent any of the foregoing causes any damage or destruction to or renders unusable any facility or property of, or materially impacts employees’ ability to perform their job duties for, the Company or any of its subsidiaries);

•	the announcement of the merger agreement or the transactions contemplated thereby, including any loss of customers, suppliers or employees resulting from such announcement;

•	changes in accounting principles generally accepted in the United States (“GAAP”) or accounting standards;

•	changes, in and of itself, in the market price or trading volume of our common shares (it being understood that the facts, circumstances, events, changes, effects, developments or occurrences giving rise or contributing to any such changes may be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect); or

•	our failure, in and of itself, to meet any expected or projected financial or operating performance target, whether internal or published for any period ending on or after the date of the merger agreement (it being understood that the facts, circumstances, events, changes, effects, developments or occurrences giving rise or contributing to such failure may be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect).

Parent and Merger Sub make various representations and warranties in the merger agreement with respect to Parent and Merger Sub. These include representations and warranties regarding:

•	Parent’s and Merger Sub’s organization, good standing and qualification to do business;

•	corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement, and the execution, delivery and enforceability of the merger agreement;

•	the absence of any violation of or conflict with their governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	the absence of litigation and investigations;

•	the accuracy of information supplied for inclusion or incorporation by reference in this proxy statement;

•	financing;

•	capitalization of Merger Sub;

•	the absence of undisclosed broker’s fees;

•	lack of ownership of our common shares; and

•	the absence of additional representations.

Certain of the representations and warranties of Parent and Merger Sub are qualified by the absence of a material adverse effect on Parent, which means, for purposes of the merger agreement, any breaches of such representation or warranty that would, individually or in the aggregate, reasonably be expected to materially hinder, impair or delay the ability of Parent or Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement.

The representations and warranties of each of the parties to the merger agreement will expire upon the effective time of the merger. You should be aware that these representations and warranties made by the Company to Parent and Merger Sub and by Parent and Merger Sub to the Company, as the case may be, may be subject to important limitations and qualifications agreed to by the parties to the merger agreement, may or may not be accurate as of the date they were made and do not purport to be accurate as of the date of this proxy statement.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, subject to certain exceptions, unless required by the merger agreement or applicable law or Parent gives its written consent, between the date of the merger agreement and the effective time of the merger, we and our subsidiaries will:

•	conduct our business in the ordinary course consistent with past practice; and

•	use commercially reasonable efforts to maintain our business organization and to preserve our relationships with customers, suppliers, employees and others having business dealings with us.

We have also agreed, on our behalf and on behalf of our subsidiaries, that during the same time period, without the prior written consent of Parent, we will not and will not permit any of our subsidiaries to:

•	declare, authorize or pay any dividends on or make any distribution with respect to our outstanding shares of capital stock, except cash dividends paid by our wholly-owned subsidiaries to us or another of our wholly-owned subsidiaries in the ordinary course of business consistent with past practice;

•	adjust, split, combine or reclassify, or otherwise amend the terms of, any of our capital stock or other equity securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of our capital stock or other equity securities;

•	except as required by existing written agreements or our benefit plans, or as otherwise required by applicable laws:

•	except in the ordinary course of business consistent with past practice, increase in any manner the compensation or other benefits payable or provided to our employees, directors, consultants, independent contractors or service providers;

•	pay any pension, severance or retirement benefits not required by any existing plan or agreement to any of our employees, directors, consultants, independent contractors or service providers (other than “stay” bonuses as we may mutually agree upon in writing with Parent);

•	subject to certain limited exceptions, enter into, amend, alter, adopt, implement or otherwise commit to any compensation or benefit plan, program, policy, arrangement or agreement, including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan, policy, arrangement or agreement or employment or consulting agreement with or for the benefit of any employee, director, consultant, independent contractor or service provider (other than “stay” bonuses as may be mutually agreed upon in writing by Parent and the Company);

•	except as contemplated by the merger agreement, accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation;

•	cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any of our benefit plans; or

•	materially change any actuarial or other assumptions used to calculate funding obligations with respect to any of our benefit plans or change the manner in which contributions to such plans are made or the basis on which such contributions are determined;

•	implement or adopt any material change in our tax or financial accounting principles, policies, procedures or practices or any of our methods of reporting income, deductions or other material items for tax or financial accounting purposes, except as required by GAAP, SEC or Internal Revenue Service rule or policy or applicable law;

•	enter into any closing agreement with respect to material taxes, settle or compromise any material liability for taxes, make, revoke or change any material tax election unless required by law, agree to any adjustment of any material tax attribute, file or surrender any claim for a material refund of taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of material taxes, file any material amended tax return or obtain any material tax ruling;

•	amend or waive any provision of our articles of incorporation or our code of regulations, partnership agreement, operating agreement or other equivalent organizational documents or enter into any agreement with any of our shareholders in their capacity as such;

•	grant, issue, deliver, sell, pledge, dispose of or encumber, or authorize the grant, issuance, delivery, sale, pledge, disposition or encumbrance of, any shares of our capital stock or other ownership interest or any securities convertible into or exchangeable for any such shares or ownership interest, or any subscriptions, rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any of our share plans (except as otherwise provided by the terms of the merger agreement or the express terms of any unexercisable options outstanding on the date of the merger agreement), other than:

•	issuances of common shares in respect of any exercise of stock options; and

•	settlement of any of our share-based awards outstanding on the date of the merger agreement in accordance with their terms;

•	purchase, redeem or otherwise acquire, any shares of our capital stock or other ownership interest or any securities convertible into or exchangeable for any such shares or ownership interest, or any subscriptions, rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities;

•	incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money, other than indebtedness for borrowed money for working capital purposes incurred under the revolving portion of our existing credit facility in the ordinary course of business consistent with past practice with the aggregate amount of such indebtedness not to exceed $55.0 million at any one time;

•	issue or sell any debt securities or options, warrants, calls or other rights to acquire any of our or our subsidiaries’ debt securities;

•	guarantee, endorse or otherwise become liable for any debt securities of another person;

•	enter into any “keep well” or other agreement to maintain any financial statement condition of any other person (other than any of our wholly-owned subsidiaries);

•	sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber, or subject to any lien (other than certain permitted liens) or otherwise dispose of any properties or assets, other than inventory or used equipment in the ordinary course of business consistent with past practice;

•	modify, amend, terminate, waive or fail to enforce any rights under any material contract in any material respect in an adverse manner other than in the ordinary course of business consistent with past practice;

•	enter into certain material contracts, agreements, arrangements or understandings other than in the ordinary course of business consistent with past practice;

•	at any time during the 90 days before the merger, without complying with the notice and other requirements of the WARN Act and any similar law, effectuate:

•	a “plant closing” (as defined in the WARN Act or any similar law) affecting any site of employment or one or more facilities or operating units within any of our sites or facilities; or

•	a “mass layoff” (as defined in the WARN Act or any similar law) affecting any of our sites or facilities;

•	make any capital expenditures not contemplated by our capital expenditure budget having an aggregate value in excess of $300,000;

•	acquire any material properties or assets other than:

•	capital expenditures totaling less than the limit above;

•	purchases of components, inventory, raw materials or supplies in the ordinary course of business consistent with past practice; and

•	leases of stores and market delivery centers as contemplated by our budget;

•	make any acquisition of, or investment in, another person or business;

•	waive, release, assign, settle or compromise any claim, action or proceeding, other than those that involve only the payment of monetary damages not in excess of $500,000 in the aggregate or otherwise satisfy any claims, liabilities or obligations in excess of such amount, in each case, other than in the ordinary course of business consistent with past practice;

•	take or omit to take any action that is intended or would reasonably be expected to result in any of the conditions to the merger not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of the merger agreement;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity (other than the merger agreement); or

•	agree to take, make any commitment to take, or adopt any resolutions of our board of directors in support of, any of the foregoing actions.

Shareholders Meeting

The merger agreement requires us to duly call, give notice of and hold a meeting of our shareholders to adopt the merger agreement as promptly as reasonably practicable after the mailing of this proxy statement. Subject to limited circumstances contemplated by the merger agreement, our board of directors is required to recommend that our shareholders vote in favor of approval and adoption of the merger agreement and the transactions contemplated by the merger agreement.

No Solicitation of Transactions

We have agreed that, from February 19, 2007 until the effective time and subject to specified exceptions described below, neither we nor any of our representatives will, directly or indirectly:

•	initiate, solicit or knowingly encourage, or take any action designed to, or which could be reasonably expected to, facilitate the making of any offer or proposal relating to any possible alternative acquisition; or

•	engage in discussions, negotiations or communications with, or provide any information to, any third party relating to any possible alternative acquisition.

We must notify Parent of any proposals, offers, inquiries, information requests, discussions or negotiations regarding an alternative acquisition within one business day. Such notice must identify the name of the third party and the material terms and conditions of any offer, inquiry or proposal. In addition, we must notify Parent of any subsequent changes in such terms and conditions.

For purposes of the merger agreement, “alternative acquisition” means any inquiry, proposal or offer from any person relating to any:

•	direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of a business or assets that constitutes 20% or more of our net revenues, net income or assets on a consolidated basis;

•	direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of 20% or more of any class of our equity securities;

•	tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of our equity securities; or

•	merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving us, other than the transactions contemplated by the merger agreement.

Prior to adoption of the merger agreement by our shareholders, we are permitted to furnish information to a third party submitting an unsolicited written alternative acquisition proposal so long as:

•	the unsolicited alternative acquisition proposal did not result from a breach of our no solicitation obligations; and

•	such third party has executed a confidentiality agreement with us containing terms that are no less favorable to us than those contained in the confidentiality agreement we signed with Parent.

In addition, prior to the adoption of the merger agreement by our shareholders, we may negotiate and participate in discussions and negotiations with a third party concerning an unsolicited written alternative acquisition proposal if, but only if, our board of directors has determined in good faith after consultation with outside counsel and receiving advice from William Blair or another nationally recognized investment banking firm that such proposal constitutes a superior proposal or potential superior proposal. Within one business day (and not less than two business days prior to providing such person with any information or entering into any such confidentiality agreement), we must notify Parent of the receipt of a superior proposal or potential superior proposal (including the name of the third party and the material terms and conditions of the proposal). We must also notify Parent of any changes in such terms and conditions. We must provide Parent with any non-public information provided to a third party.

For purposes of the merger agreement, a “superior proposal” means an acquisition proposal that provides for consideration to be received by holders of all, but not less than all, of our issued and outstanding common shares which:

•	is not conditioned upon any regulatory approvals or consents beyond or in addition to those regulatory approvals and consents required in connection with the transactions contemplated by the merger agreement;

•	is reasonably likely to be consummated promptly; and

•	our board of directors determines in good faith, after consultation with outside counsel and receiving advice from William Blair or another nationally recognized investment banking firm, is superior to the consideration offered pursuant to the merger and otherwise represents a superior transaction to the merger.

Subject to the exception below, neither our board of directors nor any committee may:

•	withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, its approval or recommendation of the merger agreement or the merger;

•	approve or recommend, or publicly propose to approve or recommend, any alternative acquisition; or

•	enter into any agreement with respect to any alternative acquisition.

Notwithstanding the foregoing, prior to approval of the merger by our shareholders, our board of directors may (if it has determined in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties):

•	withdraw or modify its recommendation of the merger;

•	approve or recommend a superior proposal; or

•	enter into an acquisition agreement with respect to a superior proposal;

in each case at any time after the fifth business day following our delivery to Parent of written notice advising Parent that we have received a superior proposal. However, we may not enter into an acquisition agreement with respect to a superior proposal unless:

•	we have provided Parent with written notice of our intent to terminate the merger agreement, identifying the superior proposal and including a copy of the alternative acquisition agreement;

•	within five business days following such notice, Parent does not propose adjustments to the merger agreement which our board of directors determines in good faith (after receiving advice from William Blair or another nationally recognized investment banking firm) to be as favorable to our shareholders from a financial point of view as the applicable superior proposal;

•	we have negotiated with Parent in good faith during such five day period; and

•	we have delivered to Parent an irrevocable written notice of termination of the merger agreement and a wire transfer of same day funds in the amount of the termination fee.

Any violation or breach of the non-solicitation provisions by us or our representatives will be deemed a breach of the merger agreement.

Employee Benefits

Parent has agreed that it will honor all of our benefit plans and compensation arrangements in accordance with their terms and in the forms as provided to Parent. In addition, Parent has agreed to honor our severance policy, as amended to provide for payments to employees upon termination following a change in control. With the exception of our severance policy, Parent and the surviving corporation have the ability to amend or terminate a benefit plan or compensation arrangement in accordance with its terms. Parent and the surviving corporation may not terminate or amend our severance policy prior to December 31, 2007. Until December 31, 2007, Parent must provide to each of our employees who remains an employee of the surviving corporation compensation and benefits that are no less favorable, in the aggregate, than the compensation and benefits provided to our employees immediately before the effective time.

Subject to certain limitations, for purposes of new employee benefit plans provided to employees after completion of the merger, each of our employees will be credited with his or her years of service with us and our subsidiaries to the same extent as such employee was entitled, before the effective time, to credit for such service under any similar benefit plan. Such credit for service will not apply to the extent that such credit would result in any duplication of benefits.

In addition, Parent must cause all preexisting condition exclusions and actively-at-work requirements of each new employee benefit plan providing medical, dental, pharmaceutical and/or vision benefits to any employee to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under our comparable prior plan in which such employee participated immediately prior to the effective time. Parent also must cause any eligible expenses incurred by an employee and his or her covered dependents during the portion of the plan year for our prior plan ending on the date such employee’s participation in the corresponding new employee benefit plan begins to be taken into account under such new employee benefit plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year.

Indemnification of Directors and Officers; Insurance

Parent and the surviving corporation must honor all of the Company’s obligations to indemnify our current and former directors and officers for acts or omissions by such parties occurring prior to the effective time to the extent that such obligations exist on the date of the merger agreement, whether pursuant to our governing documents, individual indemnity agreements or otherwise, and such obligations will survive the merger and will continue in full force and effect in accordance with the terms of such governing documents and individual indemnity agreements from the effective time until the expiration of the applicable statute of limitations with respect to any claims against such indemnified parties arising out of such acts or omissions.

For a period of six years from the effective time, Parent must maintain our current policies of directors’ and officers’ liability insurance and fiduciary liability insurance with respect to matters arising on or before the effective time. Notwithstanding this requirement, Parent may substitute policies of a reputable and financially sound insurance company providing substantially equivalent coverage and amounts; provided however, that if such insurance expires or is terminated or cancelled during such period, then Parent must use its best efforts to obtain substantially similar insurance. In no event will Parent be required to pay an annual premium for such insurance in excess of 200% of the last annual premium paid by us prior to the date of the merger agreement.

In the event that an indemnified party prevails in enforcing the indemnity and other obligations provided in the merger agreement, Parent is required to pay all reasonable expenses incurred by the indemnified party in such enforcement.

Additional Agreements

Reasonable Best Efforts

Subject to the terms and conditions of the merger agreement, each of the parties has agreed to use its reasonable best efforts to complete the merger, including obtaining all necessary approvals and consents from governmental entities or third parties, defending any lawsuit challenging the merger and delivering any additional instrument necessary to consummate the merger.

Additionally, subject to the terms and conditions of the merger agreement, the Company and Parent must each make their respective filings under the Hart-Scott-Rodino Act. Concurrently with such filings or as soon thereafter as reasonably practicable, Parent and the Company must request early termination of the waiting period under the Hart-Scott-Rodino Act. Neither Parent nor the Company is required to divest or hold separate or otherwise take or commit to take any action that limits Parent’s or the Company’s freedom of action with respect to, or their ability to retain, any of the businesses, product lines, properties or assets of the Company or Parent in connection with the receipt of any necessary approvals under the Hart-Scott-Rodino Act or any other comparable laws of foreign jurisdictions.

Notification of Certain Matters

With certain limited exceptions set forth in the merger agreement, the Company must give prompt notice to Parent, and Parent must give prompt notice to the Company, of:

•	communications received from any governmental entity in connection with the merger or the other transactions contemplated by the merger agreement;

•	communications from any person alleging that the consent of such person is or may be required in connection with the merger or the other transactions contemplated by the merger agreement;

•	any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to the merger or the other transactions contemplated by the merger agreement; and

•	the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the conditions to the merger not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of the merger agreement.

Cancellation of Stock Options and Other Share-Based Awards

Prior to the effective time, the Company and/or the Compensation, Governance and Nominating Committee of the Company’s board of directors must:

•	use reasonable best efforts to make such adjustments and amendments to or make such determinations with respect to stock options, share-based awards and restricted shares as are necessary to implement the provisions of the merger agreement; and

•	use reasonable best efforts to ensure that the treatment of stock options, share-based awards and restricted shares extinguishes all rights of participants under the Company’s share plans and any other plans, programs, arrangements or other agreements providing for the issuance or grant of any other interest in respect of, or any equity securities in, the Company or any of its subsidiaries and that following the effective time, no such participant will have any right thereunder to acquire equity securities of the surviving corporation, Parent or any of their respective subsidiaries;

provided that, in each case, except as discussed above, the Company must not pay any consideration in connection with the foregoing without the prior written consent of Parent.

In addition, prior to the effective time, the Company must take all necessary steps to cause dispositions of common shares pursuant to the transactions contemplated by the merger agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Conditions to the Merger

The respective obligations of the parties to effect the merger are subject to the satisfaction (or waiver by all parties) at or prior to the effective time of the following conditions:

•	the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement by our shareholders;

•	no law which prohibits the consummation of the merger has been entered and is in effect; and

•	the expiration or termination of any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Act.

Our obligation to effect the merger is further subject to the fulfillment of the following conditions:

•	the representations and warranties of Parent and Merger Sub must be true and correct (disregarding any limitation as to “materiality”) as of the date of the merger agreement and as of the date the merger is completed (except those representations and warranties that are made as of a particular date or period must be true and correct only as of such date or period) except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a material adverse effect on Parent;

•	Parent must have in all material respects performed all obligations and complied with all the agreements required by the merger agreement to be performed or complied with by it prior to the effective time; and

•	Parent must have delivered to us a certificate with respect to the satisfaction of the conditions relating to its representations and warranties and obligations.

The obligation of Parent to effect the merger is further subject to the fulfillment of the following conditions:

•	our representations and warranties must be true and correct (disregarding any limitation as to “materiality”) as of the date of the merger agreement and as of the date the merger is completed (except those representations and warranties that are made as of a particular date or period must be true and correct only as of such date or period) except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a material adverse effect on the Company; provided, however, that our representations and warranties regarding our capitalization and corporate authority relative to the merger must be true and correct in all material respects both as of the date of the merger agreement and at and as of the closing date of the merger with the same force and effect as if made on the closing date;

•	we must have in all material respects performed all obligations and complied with all the agreements required by the merger agreement to be performed or complied with by us prior to the effective time;

•	we have delivered to Parent a certificate with respect to the satisfaction of the conditions relating to our representations and warranties and obligations; and

•	since the date of the merger agreement, there has not been any fact, circumstance, event or change which individually or in the aggregate has had, or would reasonably be expected to have, a material adverse effect on us.

Neither the Company nor Parent may rely, either as a basis for not consummating the merger or for terminating the merger agreement and abandoning the merger, on the failure of any condition to be satisfied if such failure was caused by such party’s breach of any provision of the merger agreement or failure to use its reasonable best efforts to consummate the merger and the other transactions contemplated by the merger agreement.

Termination

The merger agreement may be terminated and abandoned at any time prior to the effective time, whether before or after shareholder approval has been obtained, as follows:

•	by the mutual written consent of the Company and Parent;

•	by either the Company or Parent if:

•	the merger has not been consummated on or before November 19, 2007; provided that the party seeking to terminate must not have breached in any material respect its obligations under the merger agreement in any manner that proximately caused the failure to consummate the merger on or before such date;

•	a governmental entity has issued or entered an injunction, order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and such injunction has become final and non-appealable; provided that the party seeking to terminate must have used its reasonable best efforts to have such injunction lifted; or

•	the special meeting (including any adjournments thereof) is concluded and shareholder approval was not obtained; provided that this right to terminate is not available to any party whose breach, in any material respect, of its obligations under the merger agreement proximately caused the failure to obtain such shareholder approval;

•	by the Company if:

•	Parent or Merger Sub breaches or fails to perform in any material respect any of its representations, warranties or agreements contained in the merger agreement, which breach or failure to perform would result in a failure of a condition to closing of the merger and cannot be cured by November 19,

2007; provided that the Company provides 30 days’ notice, stating the basis for the termination, to Parent prior to such termination; or

•	prior to obtaining shareholder approval, the Company: (i) provides Parent with written notice that it intends to terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal (which notice sufficiently identifies the superior proposal and includes a copy of the definitive merger agreement with the third party), (ii) within the period of five days following the delivery of such notice, Parent does not propose adjustments in the terms and conditions of the merger agreement which the board of directors determines in good faith (after receiving the advice of William Blair or another nationally recognized investment banking firm) to be as favorable to the Company’s shareholders from a financial point of view as such superior proposal (the Company having negotiated with Parent in good faith during such five day period) and (iii) after the expiration of the five day period, the Company simultaneously delivers an irrevocable notice of termination and the termination fee; or

•	by Parent, if:

•	the Company breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure to perform would result in a failure of a condition to closing of the merger and cannot be cured by November 19, 2007; provided that Parent provides 30 days’ notice, stating the basis for the termination, to the Company prior to such termination; or

•	our board of directors or any committee thereof has (i) withdrawn or modified its recommendation to the shareholders that they adopt the merger agreement, (ii) recommended or approved, or failed to recommend against, or taken a neutral position with respect to, any proposal for an alternative acquisition or determined that an alternative acquisition proposal constitutes a superior proposal, (iii) resolved to do any of the foregoing or (iv) failed to reaffirm its recommendation to the shareholders that they adopt the merger agreement within five days of receipt of a written request to do so by Parent which request is made after any proposal for an alternative acquisition.

In the event of termination of the merger agreement based on the foregoing provisions, the merger agreement will terminate (except for the confidentiality agreement, the provisions concerning payment of termination fees and certain miscellaneous provisions), and there will be no other liability on the part of the Company or Parent to the other except, subject to certain limitations, liability arising out of willful and material breach of the merger agreement or as provided for in the confidentiality agreement, in which case the aggrieved party will be entitled to damages incurred or suffered as a result of such breach.

Termination Fee

The merger agreement requires the Company to pay to Parent a termination fee equal to $4.8 million:

•	in the event (i) any person makes a bona fide proposal or offer for an alternative acquisition, (ii) the merger agreement is terminated (x) by either Parent or the Company because the merger has not occurred on or before November 19, 2007, or because shareholder approval is not obtained, or (y) by Parent based on a breach of the merger agreement by the Company, and (iii) within 12 months of the date of such termination the Company enters into an agreement providing for, and during such 12 month period or thereafter consummates, an alternative acquisition (substituting “50%” for all references to “20%” in the definition of “alternative acquisition” discussed above);

•	if the merger agreement is terminated by Parent because the board of directors:

•	withdraws or modifies in a manner adverse to Parent its recommendation to the shareholders that they approve and adopt the merger agreement and the transactions contemplated by the merger agreement;

•	recommends or approves, or fails to recommend against, or take a neutral position with respect to, any alternative acquisition proposal;

•	determines that an alternative acquisition proposal constitutes a superior proposal;

•	resolves to do any of the foregoing; or

•	fails to reaffirm its recommendation to the shareholders that they approve and adopt the merger agreement and the transactions contemplated by the merger agreement within five business days of receipt of a written request to do so by Parent which request is made after any person makes a proposal for an alternative acquisition; or

•	if the merger agreement is terminated by the Company in order to accept an alternative acquisition agreement with respect to a superior proposal.

If the Company fails to pay the termination fee when due, it will pay the costs and expenses incurred by Parent or Merger Sub (including fees and expenses of counsel) to collect such amount, as well as interest at the prime rate plus one percent (1%).

Amendment and Waiver

Any provision of the merger agreement may be amended or waived at any time prior to the closing date of the merger, whether before or after the adoption of the merger agreement by our shareholders, if such amendment or waiver is in writing and signed, in the case of an amendment by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is effective. However, after the merger agreement has been adopted by our shareholders, there will be no amendment or waiver that by law would require the further approval of our shareholders without such approval having been obtained.

Specific Performance

The parties to the merger agreement are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement.

ADJOURNMENT OF THE SPECIAL MEETING

In the event that there are not sufficient votes to constitute a quorum or to approve and adopt the merger agreement and the transactions contemplated by the merger agreement at the time of the special meeting, the merger agreement cannot be approved unless the special meeting is adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by the Company at the time of the special meeting to be voted for an adjournment, if deemed necessary, the Company has submitted the question of adjournment to its shareholders as a separate matter for their consideration. Our board of directors unanimously recommends that shareholders vote “FOR” the adjournment proposal. If it is deemed necessary to adjourn the special meeting, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the special meeting of the place, date and time to which the special meeting is adjourned.

MARKET PRICE DATA

Our common shares are listed on the NASDAQ Stock Market under the trading symbol “LSCO.” The following table sets forth the high and low sales prices for our common shares during each of the quarterly periods presented:

	High	Low

2007
First Quarter through March 16, 2007	$14.73	$8.65
2006
Fourth Quarter	$9.19	$7.00
Third Quarter	$15.97	$6.70
Second Quarter	$17.25	$14.38
First Quarter	$18.17	$13.57
2005
Fourth Quarter	$17.10	$14.75
Third Quarter	$16.05	$12.35
Second Quarter	$15.50	$12.11
First Quarter	$14.85	$12.51

We did not pay dividends in any of the periods set forth above. As of March 14, 2007, there were 1,223 holders of record of our common shares.

On February 16, 2007, the last full trading day prior to the date of public announcement of the merger agreement, the closing price of our common shares was $10.43. On March 19, 2007, the last full trading day prior to the date of this proxy statement, the closing price of our common shares was $14.39.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains certain information with respect to the beneficial ownership of the Company’s common shares as of March 14, 2007 (unless otherwise indicated) by:

•	each person who is known to us to be the beneficial owner of more than 5% of our common shares;

•	each director;

•	our principal executive officer and principal financial officer at the end of our last completed fiscal year and our three most highly compensated executive officers who were serving as executive officers at the end of our last completed fiscal year; and

•	all current executive officers and directors as a group.

The information with respect to beneficial owners of more than five percent of our common shares is based on currently available Schedules 13D and 13G. Except as otherwise indicated below, the business address of each individual listed below is c/o LESCO, Inc., 1301 East 9th Street, Cleveland, Ohio 44114.

	Amount and
	Nature of
	Beneficial
Name of Beneficial Owner	Ownership(1)	Percent of Class

Robert F. Burkhardt(2)(3)(4)	454,492	5.0%
Richard F. Doggett(2)(5)	18,428	*
J. Martin Erbaugh(2)(6)	54,525	*
Michael E. Gibbons(2)	7,500	*
Enrique Foster Gittes(2)(7)	14,319	*
Lee C. Howley(2)(8)	22,000	*
Christopher H. B. Mills(2)(9)	1,784,247	19.5%
Kathleen M. Minahan(2)	10,000	*
R. Lawrence Roth(2)	2,000	*
Jeffrey L. Rutherford(2)(3)(5)(10)	178,652	1.9%
Bruce K. Thorn(2)(5)	104,500	1.1%
Michael A. Weisbarth(2)(3)(5)(11)	36,512	*
All directors and executive officers as a group (11 persons)	2,232,683	23.6%
Dimensional Fund Advisors Inc.(12)	596,056	6.5%
Mario J. Gabelli(13)	644,311	7.0%
Hawkshaw Capital Management, LLC(14)	1,246,733	13.6%
Paradigm Capital Management, Inc.(15)	538,800	5.9%

*	Less than 1%.

(1)	The persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to the information contained in the footnotes below.

(2)	The following persons hold options to purchase shares that are currently exercisable or exercisable within 60 days of March 14, 2007 and assumes accelerated vesting due to a change of control of the Company: Mr. Burkhardt, 24,000 shares; Mr. Doggett, 15,000 shares; Mr. Erbaugh, 22,500 shares; Mr. Gibbons, 5,500 shares; Mr. Gittes, 2,000 shares; Mr. Howley, 7,500 shares; Mr. Mills, 4,000 shares; Ms. Minahan, 10,000 shares; Mr. Roth, 2,000 shares; Mr. Rutherford, 120,000 shares; Mr. Thorn, 80,000 shares; and Mr. Weisbarth, 25,000 shares.

(3)	Includes shares held by the LESCO, Inc. Stock Investment and Salary Savings Plan and Trust that are beneficially owned by the named persons as follows: Mr. Rutherford, 6,766, Mr. Burkhardt, 141,702 shares and Mr. Weisbarth, 3,727 shares.

(4)	Includes 68,885 shares owned by Mr. Burkhardt’s wife; 12,000 shares owned by the Robert and Virginia Burkhardt Charitable Foundation, of which Mr. Burkhardt is President-Treasurer and a Trustee; 110,000 shares owned by the Burkhardt Family Limited Partnership, of which Mr. Burkhardt is a general and limited partner; and 3,050 shares owned by Mr. Burkhardt’s wife as custodian for minor grandchildren.

(5)	The following persons hold restricted shares, which are subject to forfeiture but have full power to vote: Mr. Rutherford, 23,500; Mr. Doggett, 3,000; Mr. Thorn, 12,500 shares; and Mr. Weisbarth, 3,000 shares.

(6)	Includes 18,500 shares held jointly by Mr. Erbaugh and his wife and 4,980 shares owned by Mr. Erbaugh’s wife.

(7)	Includes 12,319 shares owned by NASCIT, of which Mr. Gittes is Chairman. Mr. Gittes owns a 1.5% interest in NASCIT, and these shares represent his derivative interest in 821,247 shares owned by NASCIT. Mr. Gittes disclaims beneficial ownership with respect to the shares owned by NASCIT except for the 12,319 shares representing his derivative interest.

(8)	Includes 14,500 shares owned by the Howley Family Partnership.

(9)	Mr. Mills has shared voting power and shared dispositive power with respect to 1,780,247 of the shares. Of these shares, voting and dispositive power as to all of the shares are shared with North Atlantic Value LLP; voting and dispositive power as to 821,247 shares are shared with NASCIT; voting and dispositive power as to 200,000 shares are shared with American Opportunity Trust plc; voting and dispositive power as to 355,881 shares are shared with The Trident North Atlantic Fund; voting and dispositive power as to 268,545 shares are shared with Trident Holdings; and voting and dispositive power as to 48,390 shares are shared with High Tor Limited. The address for Mr. Mills, North Atlantic Value LLP, NASCIT and American Opportunity Trust LLP is Ground Floor, Ryder Court, 14 Ryder Street, London SW1A 6QB England. The address for The Trident North Atlantic Fund is P.O. Box 309, Ugland House, George Town, Grand Cayman, Cayman Islands. The address for Trident Holdings is P.O. Box 1350GT, 75 Fort Street, George Town, Grand Cayman, Cayman Islands. The address for High Tor Limited is P.O. Box N-4857, Unit No. 2, Cable Beach Court, West Bay Street, Nassau, Bahamas. Mr. Mills is Chief Executive of, and holds a 20.1% interest in, NASCIT and Chief Executive of, and holds a 1.2% interest in, American Opportunity Trust plc. He also is a director of The Trident North Atlantic Fund.

(10)	Includes 22,956 shares owned by Mr. Rutherford’s wife. Mr. Rutherford disclaims beneficial ownership of those common shares.

(11)	Includes 3,000 shares held jointly by Mr. Weisbarth and his wife.

(12)	Based on information set forth on a Schedule 13G dated February 1, 2007, in its role as investment advisor or manager to certain investment portfolios, Dimensional Fund Advisors Inc. possesses voting and/or investment power over the shares. All shares, however, are owned by these portfolios, and Dimensional Fund Advisors Inc. disclaims beneficial ownership of these shares. The address for Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(13)	Based on information set forth in a Schedule 13D filed March 12, 2007 by Mario J. Gabelli and various entities which he directly or indirectly controls, or for which he acts as chief investment officer. Gabelli Funds, LLC has sole voting power and sole dispositive power with respect to 512,000 of the shares. GAMCO Asset Management Inc. (GAMCO) has sole voting power and sole dispositive power with respect to 94,200 shares. Gabelli Securities, Inc. (GSI) has sole voting power and sole dispositive power with respect to 38,111 of the shares. Mr. Gabelli is the majority stockholder and Chief Executive Officer of Gabelli Group Capital Partners, Inc. (GGCP) and Chief Executive Officer of Gabelli Management Inc. (GBL). GGCP is the majority shareholder of GBL. GBL, in turn, is the sole stockholder of GAMCO. GBL is the majority stockholder of GSI. Gabelli Funds, LLC is a wholly owned subsidiary of GBL. Each of the reporting persons and covered persons has the sole power to vote or direct the vote and sole power to dispose or to direct disposition of the securities reported for it, either for its own benefit or for the benefit of its investment clients or its partners, as they may be, except that: (i) Gabelli Funds, LLC has sole dispositive and voting power with respect to the Company’s common shares that it holds so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in the Company and, in that event, the Proxy Voting Committee of each Gabelli fund will respectively vote that fund’s shares; (ii) at any time, the Proxy Voting Committee of each such fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such fund under special circumstances such as regulatory considerations; and (iii) the power of Mario Gabelli, GBL, and GGCP is indirect with respect to common shares beneficially owned directly by other reporting persons. The address for GAMCO, GSI and Gabelli Funds, LLC is One Corporate Center, Rye, New York 10580.

(14)	The address for Hawkshaw Capital Management, LLC is 400 Madison Avenue, 14th Floor, New York, New York, 10017.

(15)	The address for Paradigm Capital Management, Inc. is Nine Elk Street, Albany, New York, 12207.

SHAREHOLDER PROPOSALS

We intend to hold an annual meeting in 2007 only if the merger is not completed. In order to be eligible for inclusion in the Company’s proxy materials for the Company’s 2007 annual meeting, if such a meeting is held, written notice of any shareholder proposal must have been received by the Company not later December 7, 2006. In order for a shareholder’s proposal submitted outside of the processes of Rule 14a-8 under the Exchange Act to be considered timely within the meaning of Rule 14a-4(c) of the Exchange Act, the proposal must have been received by the Company not later than February 20, 2007.

OTHER MATTERS

We are not aware of any business or matter other than as indicated above, which may be properly presented at the special meeting. If, however, any other matter properly comes before the special meeting, the persons named as proxies in the accompanying proxy will, in their discretion, vote thereon in accordance with their best judgment.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports and proxy statements with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
100 F Street, N.E., Room 1580
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov and on our website at www.lesco.com. Information contained on our website is not part of, or incorporated into, this proxy statement.

We have supplied all information in this proxy statement relating to us and our subsidiaries, and Parent has supplied all such information relating to Parent, Merger Sub and their affiliates.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Investor Relations, LESCO, Inc., 1301 East 9th Street, Suite 1300, Cleveland, Ohio 44114-1849, phone number (216) 706-9250. If you would like to request documents, please do so by April 19, 2007, in order to receive them before the special meeting.

You should only rely on the information contained in this proxy statement. We have not authorized anyone to provide you with any information that is different from that contained in this proxy statement. This proxy statement is dated March 20, 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and neither the mailing of this proxy statement to shareholders nor the payment of cash in the merger shall create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER
among
DEERE & COMPANY,
DEERE MERGER SUB, INC.
and
LESCO, INC.
Dated as of February 19, 2007

A-i

A-ii

AGREEMENT AND PLAN OF MERGER, dated as of February 19, 2007 (this “Agreement”), among Deere & Company, a Delaware corporation (“Parent”), Deere Merger Sub, Inc., an Ohio corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and LESCO, Inc., an Ohio corporation (the “Company”).

WHEREAS, the board of directors of the Company (the “Board of Directors”) has determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement, and the Board of Directors has, as of the date of this Agreement, approved and adopted this Agreement and recommended its adoption by the shareholders of the Company;

WHEREAS, the board of directors of Parent has approved, and Parent, as the sole shareholder of Merger Sub, has adopted, this Agreement, and the board of directors of Merger Sub has approved and adopted this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

Section 1.1  The Merger.  At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the Ohio General Corporation Law (the “OGCL”), Merger Sub shall be merged with and into the Company (the “Merger”), whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger. The Company in its capacity as the surviving corporation of the Merger is sometimes referred to herein as the “Surviving Corporation.”

Section 1.2  Closing.  The closing of the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 333 West Wacker Drive, Chicago, Illinois 60606 at 9:00 a.m., local time, on a date to be specified by the parties (the “Closing Date”), which shall be no later than the second business day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing.

Section 1.3  Effective Time.  On the Closing Date, immediately after the Closing, the parties shall cause the Merger to be consummated by executing and filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Ohio and make all other filings or recordings required under the OGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Ohio, or at such later date as the parties shall agree and as shall be set forth in the Certificate of Merger (the time the Merger becomes effective is referred to herein as the “Effective Time”).

Section 1.4  Effects of the Merger.  The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the OGCL. Without limiting the generality of the foregoing, at the Effective Time, all the properties, assets, rights, privileges, immunities, powers, franchises and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all obligations of the Company and Merger Sub shall become the obligations of the Surviving Corporation, all as provided in the OGCL and the other applicable Laws of the State of Ohio. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the properties, assets or rights of the Company.

Section 1.5  Articles of Incorporation and Code of Regulations of the Surviving Corporation.

(a) The articles of incorporation of Merger Sub as in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and the provisions of this Agreement and applicable Law; provided, however, that Article I of the articles of incorporation of the Surviving Corporation shall be amended in its entirety to read as follows: “The name of the corporation is LESCO, Inc.”

(b) The code of regulations of Merger Sub as in effect at the Effective Time shall be the code of regulations of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and the provisions of this Agreement and applicable Law.

Section 1.6  Directors.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal.

Section 1.7  Officers.  The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a) Conversion of Common Shares.  Subject to Sections 2.1(b), 2.1(d) and 2.1(e), each common share, without par value, of the Company issued and outstanding immediately prior to the Effective Time (collectively, the “Common Shares,” and each, a “Common Share”), other than any Cancelled Shares (to the extent provided in Section 2.1(b)) and any Dissenting Shares (to the extent provided for in Section 2.1(e)), shall at the Effective Time be converted automatically into and shall thereafter represent the right to receive $14.50 in cash, without interest (the “Merger Consideration”). All Common Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist, and the holders of Certificates or Book-Entry Shares which immediately prior to the Effective Time represented such Common Shares shall cease to have any rights with respect to such Common Shares, other than the right to receive the Merger Consideration upon surrender of such Common Shares in accordance with Section 2.2.

(b) Parent and Merger Sub-Owned Shares.  Each Common Share that is owned by Parent or Merger Sub immediately prior to the Effective Time or held by the Company or any Subsidiary of the Company immediately prior to the Effective Time (in each case, other than any such Common Shares held on behalf of third parties) (the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor or in respect thereof.

(c) Conversion of Merger Sub Common Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each common share, without par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable common share, without par value, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing common shares of Merger Sub shall be deemed for all purposes to represent the number of common shares of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d) Adjustments.  If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, recapitalization, share split (including a reverse share split) or combination, exchange or readjustment of shares, or any share dividend or share distribution with a record date during such period (but for the avoidance of doubt not as a result of the exercise of any outstanding Company Stock Option), the Merger Consideration shall be equitably adjusted to reflect such change; provided that nothing herein shall be construed to permit the Company to take any action that is prohibited by the terms of this Agreement.

(e) Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, to the extent required by the OGCL, Common Shares which are issued and outstanding immediately prior to the Effective Time and which are held by any shareholder who shall not have voted in favor of adoption of this Agreement at the Company Meeting and who files with the Company within ten (10) days after such vote at the Company Meeting a written demand to be paid the fair cash value for such Common Shares in accordance with Sections 1701.84 and 1701.85 of the OGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1(a), unless and until such shareholder fails to demand payment properly or otherwise loses such shareholder’s rights as a dissenting shareholder, if any, under the OGCL. If any such shareholder fails to perfect or loses any such rights as a dissenting shareholder, that shareholder’s Common Shares shall thereupon be deemed to have been converted as of the Effective Time into only the right to receive at the Effective Time the Merger Consideration, without interest. From and after the Effective Time, any shareholder who has asserted rights as a dissenting shareholder as provided in Sections 1701.84 and 1701.85 of the OGCL shall be entitled only to such rights as are granted under those provisions of the OGCL. The Company shall notify Parent of each shareholder who asserts rights as a dissenting shareholder, attempted withdrawals of such demands and any other instruments served pursuant to the OGCL and received by the Company relating to purported dissenting shareholders. Parent shall have the right to participate in and to control all negotiations and proceedings with respect to purported dissenting shareholders. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any rights as a dissenting shareholder asserted under Section 1701.85 of the OGCL.

Section 2.2  Exchange of Certificates.

(a) Paying Agent.  Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with National City Bank or other paying agent selected by Parent and reasonably acceptable to the Company (pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company) (the “Paying Agent”), for the benefit of holders of the Common Shares, cash in U.S. dollars sufficient to pay the aggregate Merger Consideration in exchange for all of the Common Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares and Dissenting Shares), payable upon due surrender of the certificates that immediately prior to the Effective Time represented Common Shares (“Certificates”) or non-certificated Common Shares represented by book-entry (“Book-Entry Shares”) pursuant to the provisions of this Article II (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Payment Procedures.

(i) As soon as reasonably practicable after the Effective Time and in any event not later than the fifth business day following the Effective Time, the Paying Agent shall mail to each holder of record of Common Shares whose Common Shares were converted into the Merger Consideration pursuant to Section 2.1, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify), and (B) instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration.

(ii) Upon surrender of Certificates or Book-Entry Shares to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required thereby or by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor a check in an amount equal to the product of (A) the number of Common Shares represented by such holder’s properly surrendered Certificates or Book-Entry Shares multiplied by (B) the Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of Certificates or Book-Entry Shares. In the event of a transfer of ownership of Common Shares that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Common Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable share transfer Taxes have been paid or are not applicable.

(iii) The Company, the Surviving Corporation, Parent or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Common Shares or holder of Company Stock Options or Company Share-Based Awards, such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of U.S. state, local or foreign Law relating to Taxes with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Common Shares or the holder of the Company Stock Options or Company Share-Based Awards, in respect of which such deduction and withholding were made.

(c) Closing of Transfer Books.  At the Effective Time, the share transfer books of the Company shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for transfer, they shall be cancelled and exchanged pursuant and subject to this Article II.

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments thereof to the extent not previously paid to Parent) that remains undistributed to the former holders of Common Shares for three hundred sixty-five (365) days after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holder of Common Shares who has not surrendered its Common Shares in accordance with this Section 2.2 shall thereafter look only to the Surviving Corporation for payment of any claim for the Merger Consideration, without any interest thereon, upon due surrender of such Common Shares. Any portion of the Exchange Fund remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of any claims or interests of any person previously entitled thereto.

(e) No Liability.  Notwithstanding anything herein to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of Common Shares, Company Stock Options or Company Share-Based Awards for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Investment of Exchange Fund.  The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct, short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States government. Any interest and other income resulting from such investments shall be the sole and exclusive property of Parent payable to Parent upon its request, and no part of such earnings shall accrue to the benefit of holders of Common Shares.

(g) Lost Certificates.  In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Common Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed (i) in the Company SEC Documents filed on or after December 31, 2005 and prior to the date of this Agreement (excluding the exhibits and schedules thereto, any disclosures set forth in any risk factor section thereof and any forward-looking statements contained therein) or (ii) in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”), it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall also be deemed disclosure with respect to any other section of this Article III to which the relevance of such item is reasonably apparent on its face, the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1  Qualification, Organization, Subsidiaries, etc.

(a) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not reasonably be expected to have a Company Material Adverse Effect. As used in this Agreement, “Company Material Adverse Effect” means any fact, circumstance, event, change, effect, development or occurrence that, either individually or in the aggregate (i) materially hinders, impairs or delays the ability of the Company to perform its obligations under this Agreement and consummate the Merger and the other transactions contemplated hereby, or (ii) is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, but shall not include facts, circumstances, events, changes, effects, developments or occurrences (A) generally affecting the turf, lawn care or garden products industries in the United States, including as a result of weather or seasonality, or the economy (which fact, circumstance, event, change, effect, development or occurrence in each case does not disproportionately affect the Company and its Subsidiaries, taken as a whole) or generally affecting the financial or securities markets; or (B) resulting from (I) any acts of terrorism or war (whether or not declared) or any escalation or worsening thereof (other than to the extent any of the foregoing causes any damage or destruction to or renders unusable any facility or property of, or materially impacts employees’ ability to perform their job duties for, the Company or any of its Subsidiaries); (II) the announcement of this Agreement or the transactions contemplated hereby, including any loss of customers, suppliers or employees resulting from such announcement; (III) changes in accounting principles generally accepted in the United States (“GAAP”) or accounting standards; (IV) changes, in and of itself, in the market price or trading volume of the Common Shares (it being understood that the facts, circumstances, events, changes, effects, developments or occurrences giving rise or contributing to any such changes may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect); or (V) the failure, in and of itself, by the Company to meet any expected or projected financial or operating performance target, whether internal or published for any period ending on or after the date of this Agreement (it being understood that the facts, circumstances, events, changes, effects, developments or occurrences giving rise or contributing to such failure may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect). The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Company’s Amended Articles of Incorporation and Amended Code of Regulations, each as amended through the date of this Agreement (such articles of incorporation, the “Company Articles” and such code of regulations, the “Company Regulations”) and true and complete copies of the organizational or governing documents of each Subsidiary of the Company. The Company is not in violation of any of the provisions of the Company Articles or the Company Regulations, and no Subsidiary of the Company is in violation of any of the provisions of its organizational or governing documents.

(b) Section 3.1(b) of the Company Disclosure Schedule sets forth the name and jurisdiction of incorporation or organization of each Subsidiary of the Company and the name of each of its shareholder(s) or owner(s) and the capital stock or other equity interests of such Subsidiary held by each such person. Other than with respect to the Subsidiaries of the Company set forth in Section 3.1(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other equity securities of any person or have any direct or indirect equity or ownership interest in any person or business.

Section 3.2  Capital Stock.

(a) The authorized capital stock of the Company consists of 19,500,000 Common Shares and 500,000 preferred shares, without par value, of which 100,000 shares have been designated as “Series A Preferred Shares without par value” and 5,000 shares have been designated as “Series B Preferred Shares without par value” (collectively, the “Company Preferred Shares”). As of February 15, 2007, (i) 9,307,015 Common Shares were issued and outstanding (including 64,600 Restricted Shares), (ii) 95,347 Common Shares were held in treasury, (iii) 550,977 Common Shares were reserved for issuance under the employee and director stock plans of the Company (the “Company Share Plans”), (iv) 78,000 Common Shares were reserved for issuance upon the exercise of options to purchase Common Shares granted as an inducement to hire and (v) no Company Preferred Shares were issued or outstanding. All outstanding Common Shares, and all Common Shares reserved for issuance as noted in clauses (iii) and (iv), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive or similar rights and issued in compliance in all material respects with all applicable securities Laws. All Company Stock Options and Restricted Shares are evidenced by stock option agreements, restricted share agreements or other award agreements, and true and correct copies of each such agreement have been delivered to Parent. Section 3.2(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of all persons who, as of the date hereof, hold outstanding Company Stock Options indicating, with respect to each Company Stock Option then outstanding, the number of shares of Common Shares subject to such Company Stock Option, and the exercise price, date of grant, vesting schedule and expiration date thereof. There are no Company Stock Options intended to qualify as an “incentive stock option” under Section 422 of the Code. Section 3.2(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of all persons who, as of the date hereof, hold outstanding Restricted Shares, indicating the number of Restricted Shares held, date of grant and vesting schedule thereof. Section 3.2(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of all persons who, as of the date hereof, hold outstanding Company Share-Based Awards, indicating the number of Company Share-Based Awards held and vesting schedule thereof.

(b) Except as set forth in subsection (a) above, as of the date of this Agreement, (i) the Company does not have any shares of its capital stock issued or outstanding other than Common Shares that have become outstanding after February 15, 2007, but were reserved for issuance as set forth in subsection (a) above, and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire, or vote or dispose of, any such shares of capital stock or other equity interests, or (D) provide any funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or any of its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(d) There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting, transfer or registration of the capital stock or other equity interests of the Company or any of its Subsidiaries.

(e) All outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive or similar rights. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company are owned by the Company or a wholly owned Subsidiary of the Company free and clear of all liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind or nature whatsoever (each, a “Lien”), other than (i) any such Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due or which are being contested in good faith and for which adequate accruals or reserves have been established in the Company’s financial statements in accordance with GAAP, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business for amounts not yet due and payable or which are being contested in good faith through appropriate proceedings, (C) which is disclosed on the most recent consolidated balance sheet of the Company or notes thereto and (D) all other title exceptions, defects, encumbrances and other matters, whether or not of record, which do not materially affect the continued use of the property for the purposes for which the property is currently being used by the Company or a Subsidiary of the Company as of the date of this Agreement (each of the foregoing, a “Permitted Lien”) and (ii) Liens that are immaterial.

Section 3.3  Corporate Authority Relative to This Agreement; No Violation.

(a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Shareholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors and, except for (i) the Company Shareholder Approval and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. As of the date of this Agreement, the Board of Directors has unanimously determined and resolved (i) that the Merger is fair to, and in the best interests of, the Company and its shareholders, (ii) to propose this Agreement and the transactions contemplated hereby for approval and adoption by the Company’s shareholders and (iii) to recommend that the Company’s shareholders approve and adopt this Agreement and the transactions contemplated hereby and such resolutions have not been rescinded or modified. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

(b) Other than in connection with or in compliance with (i) the OGCL, (ii) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and (iv) the approvals set forth on Section 3.3(b) of the Company Disclosure Schedule (collectively, the “Company Approvals”), and subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.8, no authorization, consent, permit, action or approval of, or filing with, or notification to, any United States federal, state or local or foreign governmental or regulatory agency, commission, court, body, entity or authority or arbitral tribunal (each, a “Governmental Entity”) is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, permits, actions, approvals, filings or notifications that, if not obtained or made, would not reasonably be expected to have a Company Material Adverse Effect.

(c) The execution and delivery by the Company of this Agreement does not, and, except as described in Section 3.3(b), the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement by the Company will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or impair the Company’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give rise to a right of termination, amendment, cancellation or acceleration of, or result in the creation of a Lien (other than a Permitted Lien) on any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement, arrangement or understanding or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound (the “Company Agreements”), (ii) conflict with or result in any violation of any provision of the Company Articles, the Company Regulations or the organizational or governing documents of any Subsidiary of the Company or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, impairment, right, default, termination, amendment, cancellation or acceleration that would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.4  Reports and Financial Statements.

(a) The Company has filed or furnished all forms, documents, statements, reports, exhibits and other documents required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) since December 31, 2004 (the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended, and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 3.5  Internal Controls and Procedures.  The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Company’s management has completed assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2005, and such assessment concluded that such controls were effective. The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board of Directors and Parent (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves executive officers or employees who have a significant role in the Company’s internal controls over financial reporting. As of the date of this Agreement, the Company has not identified any material weaknesses in the design or operation of internal controls over financial reporting. There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

Section 3.6  No Undisclosed Liabilities.  Except (a) as reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 2006, (c) for contractual liabilities and obligations with respect to executory contracts not required to be disclosed in financial statements prepared in accordance with GAAP or (d) as expressly contemplated by this Agreement, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether known or unknown and whether due or to become due, other than those which would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.7  Compliance with Law; Permits.

(a) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries are, and since December 31, 2001 have been, in compliance with all applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”) and (ii) since December 31, 2001, no written notice, charge, claim, action or assertion has been received by the Company or any of its Subsidiaries or has been filed, commenced or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any violation of any applicable Law. Notwithstanding anything contained in this Section 3.7(a), no representation or warranty shall be deemed to be made in this Section 3.7(a) in respect of the matters referenced in Sections 3.4 or 3.5, or in respect of environmental, Tax, labor or employee benefits matters.

(b) The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, clearances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and its Subsidiaries to own, lease and operate their respective properties and assets and to carry on their respective businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not reasonably be expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, all Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries are not in default or violation of the terms of the Company Permits and (ii) all products manufactured by the Company are classified as EAR 99 under the Export Administration Regulations.

Section 3.8  Environmental Laws and Regulations.

(a) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) since December 31, 2001, the Company and its Subsidiaries have conducted their respective businesses in substantial compliance with all applicable Environmental Laws, (ii) none of the properties owned, leased or operated by the Company or any of its Subsidiaries contains any Hazardous Substance in amounts exceeding the levels permitted by applicable Environmental Laws as a result of any activity of the Company or any of its Subsidiaries, (iii) since December 31, 2001, neither the Company nor any of its Subsidiaries has received any notices, demand letters or requests for information from any federal, state, local or foreign Governmental Entity indicating that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of its businesses, (iv) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, or in a manner which is reasonably likely to give rise to any liability under Environmental Law, from any properties owned, leased or operated by the Company or any of its Subsidiaries as a result of any activity of the Company or any of its Subsidiaries during the time such properties were owned, leased or operated by the Company or any of its Subsidiaries and (v) neither the Company, its Subsidiaries nor any of their respective properties are subject to any liabilities relating to any suit, settlement, court order, administrative order, judgment or written claim that has been asserted or arising under any Environmental Law. The Company has delivered to Parent true and correct copies in electronic format of Phase II environmental reports conducted with respect to the blending facilities and seed facility transferred to Turf Care Supply Corp. It is agreed and understood that no representation or warranty is made in respect of environmental matters in any Section of this Agreement other than this Section 3.8.

(b) As used herein, “Environmental Law” means any Law relating to the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource).

(c) As used herein, “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Entity or any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

Section 3.9  Employee Benefit Plans.

(a) Section 3.9(a) of the Company Disclosure Schedule contains a true and complete list of each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); each profit sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or any Subsidiary of the Company or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company or any Subsidiary of the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA, or to which the Company or an ERISA Affiliate is a party, whether written or oral, for the benefit of any employee or former employee of the Company or any Subsidiary of the Company (the “Company Benefit Plans”). Neither the Company, any Subsidiary of the Company nor any ERISA Affiliate has any commitment or formal plan to create any additional employee benefit plan or modify or change any existing Company Benefit Plan that would affect any employee or former employee of the Company or any Subsidiary of the Company.

(b) With respect to each Company Benefit Plan, the Company has heretofore delivered or made available to Parent true and complete copies of each of the following documents: (i) a copy of the Company Benefit Plan and any amendments thereto (or if the Company Benefit Plan is not a written Company Benefit Plan, a description thereof); (ii) a copy of the two most recent annual reports, if required under ERISA, and, if applicable, the most recent report prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87; (iii) a copy of the most recent Summary Plan Description if required under ERISA with respect thereto; (iv) if the Company Benefit Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof; and (v) the most recent determination or opinion letter received from the Internal Revenue Service with respect to each Company Benefit Plan intended to qualify under Section 401 of the Code.

(c) None of the Company, any of its Subsidiaries, or any of their ERISA Affiliates maintain or contribute to, nor have they maintained or contributed to during the past six (6) years, any pension plan subject to Title IV of ERISA or Sections 412 of the Code or 302 of ERISA.

(d) All material contributions required to be made with respect to any Company Benefit Plan on or prior to the date hereof have been timely made or are reflected on the most recently filed Company SEC Documents. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any Subsidiary of the Company relating to, or change in employee participation or coverage under, any Company Benefit Plan that would increase materially the expense of maintaining such

Company Benefit Plan above the level or expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

(e) Neither the Company or any Subsidiary of the Company, any Company Benefit Plan nor any trust created thereunder has engaged in a transaction in connection with which the Company or any Subsidiary of the Company, any Company Benefit Plan, or any such trust reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code.

(f) Each Company Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including but not limited to ERISA and the Code.

(g) Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code. Each Company Benefit Plan intended to satisfy the requirements of Section 501(c)(9) has satisfied such requirements.

(h) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary of the Company for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary). No condition exists that would prevent the Company or any Subsidiary of the Company from amending or terminating any Company Benefit Plan providing health or medical benefits in respect of any active employee of the Company or any Subsidiary of the Company other than limitations imposed under the respective terms of the Company Benefit Plans set forth in Section 3.9(a) of the Company Disclosure Schedule.

(i) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company, any Subsidiary of the Company or any ERISA Affiliate to severance pay or any other similar material payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting of benefits under any Company Plan, or materially increase the amount of compensation due any such employee or officer, except as expressly provided in this Agreement.

(j) There are no pending or, to the knowledge of the Company, threatened material claims by or on behalf of any Company Benefit Plan, by any employee or beneficiary covered under any such Company Benefit Plan, or otherwise involving any such Company Benefit Plan (other than routine claims for benefits).

(k) All Company stock options have been granted with an exercise price per share no lower than the “fair market value” (as defined in the applicable plan) of one Common Share on the date of the corporate action effectuating the grant.

Section 3.10  Absence of Certain Changes or Events.  Since December 31, 2005, (except as otherwise provided herein) (i) the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice, (ii) there has not been any Company Material Adverse Effect or any fact, circumstance, event, change, effect, development or occurrence that would reasonably be expected to have a Company Material Adverse Effect, and (iii) neither the Company nor any of its Subsidiaries has:

(a) declared, authorized or paid any dividends on or made any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, shares or other securities of the Company or its Subsidiaries), except cash dividends paid by wholly-owned Subsidiaries of the Company to the Company or another wholly-owned Subsidiary of the Company in the ordinary course of business consistent with past practice;

(b) adjusted, split, combined or reclassified, or otherwise amended the terms of, any of its capital stock or other equity securities or issue or authorized or proposed the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity securities;

(c) since September 30, 2006, except as required by existing written agreements or Company Benefit Plans, or as otherwise required by applicable Law (including Section 409A of the Code), (A) except in the ordinary course of business consistent with past practice, increased in any manner the compensation or other benefits payable or provided to the Company’s employees, directors, consultants, independent contractors or service providers, (B) paid any pension, severance or retirement benefits not required by any existing plan or agreement to any such employees, directors, consultants, independent contractors or service providers, (C) entered into, amended, altered (other than amendments that are immaterial to the participants or employees, directors, consultants, independent contractors or service providers who are party thereto and did not materially increase the cost to the Company or any of its Subsidiaries of maintaining the applicable compensation or benefit program, policy, arrangement or agreement), adopted, implemented or otherwise committed itself to any compensation or benefit plan, program, policy, arrangement or agreement including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan, policy, arrangement or agreement or employment or consulting agreement with or for the benefit of any employee, director, consultant, independent contractor or service provider, (D) accelerated the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation, (E) caused the funding of any rabbi trust or similar arrangement or took any action to fund or in any other way secured the payment of compensation or benefits under any Company Benefit Plan, or (F) materially changed any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or changed the manner in which contributions to such plans are made or the basis on which such contributions are determined;

(d) implemented or adopted any material change in its Tax or financial accounting principles, policies, procedures or practices or any of its methods of reporting income, deductions or other material items for Tax or financial accounting purposes, except as required by GAAP, SEC or Internal Revenue Service rule or policy or applicable Law;

(e) entered into any closing agreement with respect to material Taxes, settled or compromised any material liability for Taxes, made, revoked or changed any material Tax election unless required by Law, agreed to any adjustment of any material Tax attribute, filed or surrendered any claim for a material refund of Taxes, executed or consented to any waivers extending the statutory period of limitations with respect to the collection or assessment of material Taxes, filed any material amended Tax Return or obtained any material Tax ruling;

(f) amended or waived any provision of its articles of incorporation or its code of regulations, partnership agreement, operating agreement or other equivalent organizational documents or, in the case of the Company, entered into any agreement with any of its shareholders in their capacity as such;

(g) granted, issued, delivered, sold, pledged, disposed of or encumbered, or authorized the grant, issuance, delivery, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest or any securities convertible into or exchangeable for any such shares or ownership interest, or any subscriptions, rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or took any action to cause to be exercisable any otherwise unexercisable option under any Company Share Plans (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable options outstanding on the date of this Agreement), other than issuances of Common Shares in respect of any exercise of Company Stock Options and settlement of any Company Share-Based Awards outstanding on the date of this Agreement in accordance with their terms;

(h) purchased, redeemed or otherwise acquired, any shares of its capital stock or other ownership interest or any securities convertible into or exchangeable for any such shares or ownership interest, or any subscriptions, rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities;

(i) incurred, assumed, guaranteed, prepaid or otherwise became liable for any indebtedness for borrowed money (directly, contingently or otherwise), other than indebtedness for borrowed money incurred under the Company’s existing credit facility in the ordinary course of business consistent with past practice with the aggregate amount of such indebtedness not exceeding $35,000,000 as of the date hereof; issued or sold any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries; guaranteed, endorsed or otherwise became liable for any debt securities of another person; entered into any “keep well” or other agreement to maintain any financial statement condition of any other person (other than any wholly-owned Subsidiary of the Company);

(j) sold, leased, licensed, transferred, exchanged or swapped, mortgaged or otherwise encumbered (including securitizations), or subjected to any Lien (other than Permitted Liens) or otherwise disposed of any material properties or assets, other than inventory or used equipment in the ordinary course of business consistent with past practice;

(k) made any capital expenditures with an aggregate value of $300,000 in excess of the Company’s capital expenditure budget (a true and correct copy of which has been delivered to Parent);

(l) acquired any material properties or assets other than (A) capital expenditures subject to the limitations set forth in (xiii) above, (B) purchases of components, inventory, raw materials or supplies in the ordinary course of business consistent with past practice and (C) leases of stores and market delivery centers as contemplated by the Company’s budget (a true and correct copy of which has been delivered to Parent); or

(m) since September 30, 2006, waived, released, assigned, settled or compromised any claim, action or proceeding, other than any waiver, release, assignment, settlement or compromise that involves only the payment of monetary damages not in excess of $500,000 in the aggregate (excluding amounts to be paid under existing insurance policies) or otherwise paid, discharged or satisfied any claim, liability or obligation in excess of such amount, in each case, other than in the ordinary course of business consistent with past practice.

Section 3.11  Investigations; Litigation.  (a) There is no investigation or review pending or, to the knowledge of the Company, threatened by any Governmental Entity with respect to the Company or any of its Subsidiaries, and (b) there are no claims, actions, suits or proceedings pending (or, to the knowledge of the Company, threatened) against the Company or any of its Subsidiaries, or any of their respective properties at Law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity binding upon the Company or any of its Subsidiaries, or any of their respective properties, in the case of each of clause (a) or (b), which would reasonably be expected to have a Company Material Adverse Effect.

Section 3.12  Proxy Statement; Other Information.  None of the information provided by the Company to be included in the Proxy Statement will (a) at the time of filing with the SEC, (b) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto and (c) at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement, as to information supplied by the Company, will comply as to form in all material respects with the provisions of the Exchange Act. The letter to shareholders, notice of meeting, proxy statement (including any amendments and supplements thereto) and form of proxy to be filed with the SEC and distributed to shareholders in connection with the Merger are collectively referred to herein as the “Proxy Statement.” Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied by Parent or Merger Sub or any of their respective Representatives that is contained or incorporated by reference in the Proxy Statement.

Section 3.13  Taxes.

(a) (i) The Company and each of its Subsidiaries has duly filed when due all material Tax Returns required to be filed by it, and each such material Tax Return has been prepared in material compliance with all applicable Laws and is true, correct and complete in all material respects; (ii) the Company and each of its Subsidiaries has timely paid (or the Company has timely paid on its Subsidiaries’ behalf) all Taxes shown as due on such returns and all other material Taxes except such Taxes as are currently being contested in good faith and for which adequate reserves, as applicable, have been established in accordance with GAAP in the

Company’s financial statements included in the most recent Company SEC Documents; (iii) the financial statements included in the most recent Company SEC Documents reflect, in accordance with GAAP, an adequate reserve for all material Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements; and (iv) neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes subsequent to the date of such most recent financial statements other than in the ordinary course of the Company’s or such Subsidiary’s business.

(b) (i) No material Tax Return of the Company or any of its Subsidiaries is under audit or examination by any Taxing Authority, no written notice of such an audit or examination or any other audit or examination with respect to a material amount of Taxes has been received by the Company or any of its Subsidiaries, and no material deficiencies for Taxes have been claimed, proposed, assessed or threatened against the Company or any of its Subsidiaries by any Taxing Authority; (ii) each material deficiency resulting from any audit or examination relating to Taxes by any Taxing Authority has been paid, except for deficiencies currently being contested in good faith and for which adequate reserves, as applicable, have been established in the financial statements included in the most recent Company SEC Documents in accordance with GAAP; (iii) there are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries except Liens relating to current Taxes not yet due and payable and Liens that are not material; (iv) all material Taxes which the Company or any of its Subsidiaries are required by Law to withhold or to collect for payment have been duly withheld and collected and any such amounts that are required to be remitted to any Taxing Authority have been duly remitted; (v) none of the Company or any of its Subsidiaries has consented to extend the time in which any Tax may be assessed or collected by any Taxing Authority; (vi) no material claim has been made against the Company or any of its Subsidiaries by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction; and (vii) no power of attorney that would be in force after the Closing Date has been granted by the Company or any of its Subsidiaries with respect to Taxes.

(c) There is no contract or arrangement, plan or agreement by or with the Company or any of its Subsidiaries covering any person that, individually or collectively, could give rise to the payment of any amount by the Company or any of its Subsidiaries that would not be deductible by the Company or such Subsidiary by reason of Section 280G or Section 162(m) of the Code.

(d) None of the Company or any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (ii) is a party to or bound by any Tax allocation, sharing or indemnification agreement or other similar arrangement with any person other than the Company and its Subsidiaries or (iii) has any liability for the Taxes of any person (other than any of the Company or its Subsidiaries) under Treas. Reg. §1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract, or otherwise.

(e) Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock purported to or intended to be governed by Section 355 or Section 361 of the Code.

(f) Neither the Company nor any of its Subsidiaries has participated in, or is currently participating in, a “reportable transaction” within the meaning of Treas. Reg. § 1.6011-4(b) or any transaction requiring disclosure under a corresponding or similar provision of state, local or foreign Law.

(g) The Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code and has not been (and will not be) such a United States real property holding corporation during the five (5) year period ending on the Closing Date.

(h) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time because of: (i) any intercompany transactions or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law relating to Taxes) that occurred or existed on or prior to the Effective Time; (ii) any installment sale or open transaction disposition made on or prior to the date hereof; (iii) any prepaid amount received on or prior to the Effective Time or (iv) Section 481(a) of the Code (or an analogous provision of state, local, or foreign Law), by reason of a change in accounting method made prior to the Effective Time.

(i) The Company has not (A) obtained any Tax rulings, (B) requested any Tax rulings or (C) applied for a change in accounting methods or closing agreements, that would reasonably be expected to affect liabilities for Taxes of the Company or any of its Subsidiaries for the current Tax period or for any period after the Effective Time, unless any such ruling, change in accounting method or closing agreement had a similar effect on Tax liabilities for any prior Tax period.

(j) As used in this Agreement, (i) “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (A) any income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever (including, for the avoidance of doubt, any amounts owed to any Governmental Entity or other person in respect of unclaimed property or escheat laws), together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Taxing Authority”), (B) any liability for the payment of any amounts of the type described in clause (A) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period and (C) any liability for the payment of any amounts of the type described in clause (A) or (B) of this sentence as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other person, and (ii) “Tax Return” shall mean any return, statement, report, form or other document (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, information returns and reports and any amendment to any of the foregoing) filed or required to be filed with a Taxing Authority with respect to Taxes.

Section 3.14  Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, and no employees of the Company or any of its Subsidiaries are represented by any labor organization with respect to their employment with the Company or its Subsidiaries.

(b) No representation, election, petition or application for certification has been filed by any employees of the Company or any of its Subsidiaries, and no such petition or application is pending with the National Labor Relations Board or any other labor relations tribunal or authority. To the knowledge of the Company, there are no material activities or proceedings of any labor union to organize any of the employees of the Company or any of its Subsidiaries. There is no pending or, to the knowledge of the Company, threatened, material labor dispute, strike, walkout, work stoppage, slowdown, lockout or other collective labor action involving employees of the Company or any of its Subsidiaries, and no such action has occurred within the past three (3) years.

(c) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries has been since December 31, 2001 and are in compliance with all applicable local, state, federal and foreign Laws relating to employment and employment practices, including Laws relating to employment discrimination, terms and conditions of employment, hours of work and the payment of wages, classification of employees and independent contractors, health and safety, disability rights or benefits, equal opportunity, workers’ compensation and labor relations, and there are no actions, lawsuits, claims, labor disputes, grievances, charges or controversies pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any such Law, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship. Neither the Company nor any of its Subsidiaries has received any notice of the intent of the Equal

Employment Opportunity Commission or any other Governmental Entity responsible for the enforcement of labor or employment Laws to conduct any material investigation with respect to or relating to the Company or any of its Subsidiaries, and no such investigation is in progress.

(d) The Company and each of its Subsidiaries are and have been since December 31, 2001 in compliance with all notice and other requirements of the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), and any similar state, local or foreign Law relating to plant closings and layoffs.

(e) To the Company’s knowledge, except as would not reasonably be expected to have a Company Material Adverse Effect, no employee of the Company or any of its Subsidiaries is in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, non-solicitation agreement, or any restrictive covenant to a former employer relating (i) to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted by the Company or any of its Subsidiaries or (ii) to the use of trade secrets or proprietary information of others.

Section 3.15  Intellectual Property.  Except as would not reasonably be expected to have a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, free and clear of all Liens, except Permitted Liens, all material trademarks, trade names, service marks, service names, domain names, logos, assumed names, copyrights, patents, and all applications and registrations for any of the foregoing, trade secrets, know-how, technology, computer software and other tangible and intangible proprietary information and intellectual property rights used in their respective businesses as currently conducted (collectively, the “Intellectual Property”). Section 3.15 of the Company Disclosure Schedule sets forth a true and complete list of all U.S. and foreign registrations and applications for registration for Intellectual Property owned or held for use by the Company or any of its Subsidiaries, including as applicable, the record owner, jurisdiction and registration and/or application number, and date issued (or filed) for each (the “Registered IP”). The Company or a Subsidiary of the Company is (a) to the knowledge of the Company, the sole and exclusive beneficial owner of the Registered IP and (b) the record owner of all of the Registered IP. All such Registered IP is subsisting, in full force and effect, and has not been cancelled, expired, or abandoned. There are no (y) pending or, to the knowledge of the Company, threatened material claims by any person alleging infringement by the Company or any of its Subsidiaries of such person’s intellectual property or (z) pending or threatened claims by the Company or any of its Subsidiaries alleging infringement by any person of any Intellectual Property of the Company or any of its Subsidiaries. To the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe any intellectual property rights of any person, and no person is infringing any Intellectual Property of the Company or any of its Subsidiaries.

Section 3.16  Properties and Assets.

(a) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Subsidiaries of the Company have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their tangible properties and assets, real and personal, used or held for use in their businesses as currently conducted or shown on the most recent consolidated balance sheet of the Company included in the Company SEC Documents prior to the date hereof or acquired thereafter (except for properties and assets disposed of in the ordinary course of business consistent with past practice after the date of such balance sheet), free and clear of any Liens, except Permitted Liens, (ii) the assets and properties of the Company and its Subsidiaries, taken as a whole, constitute all of the assets and properties which are necessary to conduct the business and operations of the Company and its Subsidiaries as currently conducted and (iii) all of the property, plant and equipment of the Company and each of its Subsidiaries has been maintained in reasonable operating condition and repair, ordinary wear and tear excepted, and is sufficient to permit the Company and its Subsidiaries to conduct their operations as currently conducted.

(b) Section 3.16(b) of the Company Disclosure Schedule sets forth a complete and correct list of all real property owned in fee by the Company or any Subsidiary of the Company (collectively, the “Owned Real Property”). Neither the Company nor any Subsidiary of the Company is obligated under, or a party to, any option, right of first refusal or other contractual right to sell, assign or dispose of any Owned Real Property or any portion thereof. Except as would not reasonably be expected to have a Company Material Adverse Effect, the obligations of the Company and the Subsidiaries of the Company with regard to all applicable covenants, easements and restrictions affecting the Owned Real Property have been and are being performed in a proper and timely manner by the Company or a Subsidiary of the Company, as applicable.

(c) Section 3.16(c) of the Company Disclosure Schedule sets forth a complete and correct list of all real property leased, subleased or licensed by the Company or any Subsidiary of the Company (collectively, the “Leased Real Property” and together with the Owned Real Property, the “Real Property”). The Company has heretofore made available to Parent true and complete copies of all leases, subleases, licenses and other agreements under which the Company and/or any Subsidiary of the Company uses or occupies or has the right to use or occupy, now or in the future, any Leased Real Property, including all modifications, amendments and supplements thereto (collectively, the “Real Property Leases”). With respect to the Leased Real Property, except as would not reasonably be expected to have a Company Material Adverse Effect: (i) the Company or the applicable Subsidiary of the Company enjoys peaceful and undisturbed possession of the premises leased pursuant to each Real Property Lease; (ii) with respect to any Real Property Leases that were assigned (or deemed assigned pursuant to the terms of such Real Property Lease) or subleased to the Company or any Subsidiary of the Company by a third party, all consents to such assignments (or deemed assignments) or subleases have been obtained which were required with respect to such assignments (or deemed assignments) or subleases; (iii) the current use of the premises leased, subleased or licensed under each Real Property Lease complies with the terms of such Real Property Lease; (iv) no Real Property Lease has been assigned, mortgaged, hypothecated or otherwise encumbered; and (v) neither the Company nor any Subsidiary of the Company has, nor, to the Company’s knowledge, has any other party thereto (including the lessor or sublessor thereunder) waived any terms or conditions of any Real Property Lease.

(d) Section 3.16(d) of the Company Disclosure Schedule sets forth a true, correct and complete list of each lease, sublease, license or other agreement executed by the Company or any Subsidiary of the Company granting to any third party a right to the use, occupancy or enjoyment of any Real Property or any portion thereof (the “Real Property Subleases”). The Company has heretofore made available to Parent true and complete copies of all Real Property Subleases (including all amendments, modifications, supplements, and extensions thereof).

Section 3.17  Opinion of Financial Advisor.  The Board of Directors has received the opinion of William Blair & Company (“William Blair”), dated February 18, 2007, to the effect that, as of such date, the Merger Consideration to be received by the holders of the Common Shares, other than Parent, Merger Sub or any of their affiliates, is fair from a financial point of view to such holders.

Section 3.18  Required Vote of the Company Shareholders.  Subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.8, the affirmative vote of the holders of a majority of the outstanding Common Shares on the record date for the Company Meeting is the only vote of holders of securities of the Company which is required to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby (the “Company Shareholder Approval”).

Section 3.19  Takeover Statutes.  The Board of Directors, at a meeting duly called and held, has approved, for purposes of Chapter 1704 of the Ohio Revised Code, the Merger and the acquisition by Parent of the common shares of the Surviving Corporation pursuant to the Merger. Assuming the accuracy of the representations and warranties contained in Section 4.8, as of the date of this Agreement, except for Chapter 1704 of the Ohio Revised Code and Section 1701.831 of the OGCL, no “fair price,” “business combination,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar statute or regulation enacted by any state apply to the Merger or the other transactions contemplated by this Agreement.

Section 3.20  Material Contracts.

(a) Section 3.20 of the Company Disclosure Schedule lists each of the Company Agreements of the following types which are in effect as of the date hereof (the Company Agreements described by the immediately following clauses, whether or not listed on Section 3.20 of the Company Disclosure Schedule, being referred to herein as the “Company Material Contracts”):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any collective bargaining agreement or other agreement with any union or other labor organization;

(iii) any agreement or note evidencing any indebtedness for borrowed money or any guaranty of any such indebtedness of another person or creating any Lien (other than a Permitted Lien);

(iv) any agreement which purports to materially limit the manner in which, or the localities in which, the Company, any of its Subsidiaries or any other entity is entitled to conduct any material portion of its business;

(v) any partnership, joint venture or similar arrangement;

(vi) any agreement granting or obtaining any right to use any rights under any material Intellectual Property to which the Company or any of its Subsidiaries is a party or otherwise bound;

(vii) any agreement executed on or after December 31, 2001 involving the acquisition or disposition by the Company or any of its Subsidiaries of assets not in the ordinary course of business or pursuant to which the Company or any of its Subsidiaries has any ownership interest in any other person or other business enterprise other than the Company’s Subsidiaries;

(viii) any agreement with the two (2) largest suppliers or groups of affiliated suppliers of the Company and its Subsidiaries (based on 2006 annual consolidated revenues); and

(ix) any agreement (excluding any purchase order) with the two (2) largest customers or groups of affiliated customers of the Company and its Subsidiaries (based on 2006 annual consolidated revenues).

(b) The Company has made available to Parent a true and complete copy of each Company Material Contract. Each Company Material Contract is a valid and binding obligation of the Company and/or any of its Subsidiaries party thereto (and to the knowledge of the Company, each other party thereto) and is in full force and effect. Neither the Company or any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto, is in material breach of or default under any Company Material Contact. Neither the Company nor any of its Subsidiaries has received written notice of, or to the knowledge of the Company, knows of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries, or to the knowledge of the Company, any other party thereto, under any Company Material Contract.

Section 3.21  Finders or Brokers.  Except for William Blair and Western Reserve Partners LLC, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with or upon consummation of the Merger. The Company has made available to Parent true and complete copies of the respective engagement letters with each of William Blair and Western Reserve Partners LLC.

Section 3.22  Insurance.  The Company owns or holds policies of insurance in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as the Company and its Subsidiaries. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance with the terms of such policies, and (ii) the Company has not received written notice of any threatened termination of, or premium increase with respect to, any such policy, except in accordance with the terms thereof. Neither the Company nor any of its Subsidiaries maintains any material self-insurance or co-insurance programs.

Section 3.23  Related Party Transactions.  Since January 1, 2004, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and their respective affiliates, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act of 1933, as amended.

Section 3.24  Customers and Suppliers.  Section 3.24 of the Company Disclosure Schedule sets forth a list of the two (2) largest customers and two (2) largest suppliers or groups of affiliated customers or suppliers of the Company and its Subsidiaries (based on 2006 annual consolidated revenues). No other customer or supplier or group of affiliated customers or suppliers of the Company and its Subsidiaries represents more than 15% of the Company’s 2006 annual consolidated revenues. Since January 1, 2006, there has been no termination, cancellation or material curtailment of the business relationship of the Company or any of its Subsidiaries with any such customer or supplier or group of affiliated customers or suppliers nor, to the Company’s knowledge, has any such customer or supplier or group of affiliated customers or suppliers threatened to so terminate, cancel or materially curtail such business relationships.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Except as disclosed in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”), it being agreed that disclosure of any item in any section of the Parent Disclosure Schedule shall also be deemed disclosure with respect to any other section of this Article IV to which the relevance of such item is reasonably apparent on its face, Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1  Qualification; Organization, Subsidiaries, etc.  Each of Parent and Merger Sub is (i) a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (ii) qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing as a foreign corporation would not, individually or in the aggregate, reasonably be expected to materially hinder, impair or delay the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement (a “Parent Material Adverse Effect”). Parent has made available to the Company prior to the date of this Agreement a true and complete copy of the articles of incorporation and code of regulations or other equivalent organizational documents of Parent and Merger Sub, each as amended through the date of this Agreement.

Section 4.2  Corporate Authority Relative to This Agreement; No Violation.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Parent and Merger Sub and by Parent, as the sole shareholder of Merger Sub, and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Ohio, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

(b) Other than in connection with or in compliance with (i) the provisions of the OGCL, (ii) the Exchange Act and (iii) the HSR Act (collectively, the “Parent Approvals”), no authorization, consent, permit, action or approval of, or filing with, or notification to, any Governmental Entity is necessary for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals, permits, actions, filings or notifications, that, if not obtained or made, would not reasonably be expected to have a Parent Material Adverse Effect.

(c) The execution and delivery by Parent and Merger Sub of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement by Parent and Merger Sub will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or impair Parent’s or Merger Sub’s rights or alter the rights or obligations of any third party under, or give rise to a right of termination, amendment, cancellation or acceleration of, or result in the creation of a Lien on any of the properties or assets of Parent or Merger Sub under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement, arrangement or understanding or other instrument or obligation to which Parent or Merger Sub is a party or by which any of them or any of their respective properties or assets may be bound, (ii) conflict with or result in any violation of any provision of the articles of incorporation or code of regulations or other equivalent organizational document, in each case as amended, of Parent or Merger Sub or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, impairment, right, conflict, default, termination, amendment, cancellation or acceleration that would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.3  Investigations; Litigation.  There is no investigation or review pending or, to the knowledge of Parent, threatened by any Governmental Entity with respect to Parent or any of its Subsidiaries which would reasonably be expected to have a Parent Material Adverse Effect. There are no actions, suits or proceedings pending (or, to Parent’s knowledge, threatened in writing) against or affecting Parent or its Subsidiaries, or any of their respective properties at Law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case, which would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4  Proxy Statement; Other Information.  None of the information provided by Parent or Merger Sub to be included in the Proxy Statement will (a) at the time of filing with the SEC, (b) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and (c) at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by the Company or any of its Representatives that is contained or incorporated by reference in the Proxy Statement.

Section 4.5  Financing.  Parent has cash and cash equivalents and available amounts under existing credit facilities, and Parent and Merger Sub collectively will have at the Effective Time cash and cash equivalents and available amounts under existing credit facilities, that are sufficient to pay the aggregate Merger Consideration and the Option and Share-Based Consideration, to satisfy all indebtedness to be repaid by Parent (or the Company) at or following the Closing, to pay all related fees and expenses of Parent and the Company payable by them in connection with the transactions contemplated by this Agreement, to make any payments that may be required to be made in respect of the Company’s indebtedness at or following the Closing as a consequence of the transactions contemplated by this Agreement and to fund the ongoing operations of the Company.

Section 4.6  Capitalization of Merger Sub.  As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,500 common shares, without par value, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any person other than Parent may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.7  Finders or Brokers.  Except for Merrill Lynch & Co., neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who is entitled to any investment banking, brokerage, finder’s or similar fee or any commission in connection with or upon consummation of the Merger.

Section 4.8  Lack of Ownership of Common Shares.  Neither Parent nor any of its Subsidiaries beneficially owns, directly or indirectly, any Common Shares or other securities convertible into, exchangeable into or exercisable for Common Shares. There are no voting trusts or other agreements, arrangements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interests of the Company or any of its Subsidiaries nor are there any agreements, arrangements or understandings to which Parent or any of its Subsidiaries is a party with respect to the acquisition, divestiture, retention, purchase, sale or tendering of the capital stock or other equity interest of the Company or any of its Subsidiaries. Neither Parent nor Merger Sub has beneficially owned during the immediately preceding three (3) years a sufficient number of Common Shares that would make it an “interested shareholder” (as such term is defined in Section 1704.01(c)(8) of the Ohio Revised Code) of the Company.

Section 4.9  No Additional Representations.  Parent acknowledges that neither the Company nor any person has made any representation or warranty, express or implied, arising by operation of Law or otherwise, with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives except as expressly set forth in Article III (which includes the Company Disclosure Schedule and the Company SEC Documents). Neither the Company nor any of its affiliates shall be subject to any liability to Parent or any of its affiliates resulting from the Company’s making available to Parent or Parent’s use of such information or any information, documents or material made available to Parent in the due diligence materials provided to Parent, including in the “data room,” other management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, the Company makes no representation or warranty to Parent with respect to any financial projection or forecast relating to the Company or any of its Subsidiaries, whether or not included in any management presentation.

ARTICLE V

CERTAIN AGREEMENTS

Section 5.1  Conduct of Business by the Company and Parent.

(a) From and after the date of this Agreement and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) with the prior written consent of Parent, (iii) as expressly contemplated, required or permitted by this Agreement or (iv) as set forth in Section 5.1 of the Company Disclosure Schedule, the Company shall, and shall cause each of its Subsidiaries to, (A) conduct its business in the ordinary course consistent with past practice and (B) use commercially reasonable efforts to maintain intact its business organization and to preserve its relationships with its customers, suppliers, employees and others having business dealings with it; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) The Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date of this Agreement and the Effective Time or the Termination Date, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, without the prior written consent of Parent:

(i) declare, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, shares or other securities of the Company or its Subsidiaries), except cash dividends paid by wholly-owned Subsidiaries of the Company to the Company or another wholly-owned Subsidiary of the Company in the ordinary course of business consistent with past practice;

(ii) adjust, split, combine or reclassify, or otherwise amend the terms of, any of its capital stock or other equity securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity securities;

(iii) except as required by existing written agreements or Company Benefit Plans, or as otherwise required by applicable Law (including Section 409A of the Code), (A) except in the ordinary course of business consistent with past practice (including increases in base salary or hourly rate), increase in any manner the compensation or other benefits payable or provided to the Company’s employees, directors, consultants, independent contractors or service providers, (B) pay any pension, severance or retirement benefits not required by any existing plan or agreement to any such employees, directors, consultants, independent contractors or service providers (other than “stay” bonuses as may be mutually agreed upon in writing by Parent and the Company), (C) enter into, amend, alter (other than amendments that are immaterial to the participants or employees, directors, consultants, independent contractors or service providers who are party thereto and do not materially increase the cost to the Company or any of its Subsidiaries of maintaining the applicable compensation or benefit program, policy, arrangement or agreement), adopt, implement or otherwise commit itself to any compensation or benefit plan, program, policy, arrangement or agreement including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan, policy, arrangement or agreement or employment or consulting agreement with or for the benefit of any employee, director, consultant, independent contractor or service provider (other than “stay” bonuses as may be mutually agreed upon in writing by Parent and the Company), (D) except as contemplated by this Agreement, accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation, (E) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, or (F) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined;

(iv) implement or adopt any material change in its Tax or financial accounting principles, policies, procedures or practices or any of its methods of reporting income, deductions or other material items for Tax or financial accounting purposes, except as required by GAAP, SEC or Internal Revenue Service rule or policy or applicable Law;

(v) enter into any closing agreement with respect to material Taxes, settle or compromise any material liability for Taxes, make, revoke or change any material Tax election unless required by Law, agree to any adjustment of any material Tax attribute, file or surrender any claim for a material refund of Taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of material Taxes, file any material amended Tax Return or obtain any material Tax ruling;

(vi) amend or waive any provision of its articles of incorporation or its code of regulations, partnership agreement, operating agreement or other equivalent organizational documents or, in the case of the Company, enter into any agreement with any of its shareholders in their capacity as such;

(vii) grant, issue, deliver, sell, pledge, dispose of or encumber, or authorize the grant, issuance, delivery, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest or any securities convertible into or exchangeable for any such shares or ownership interest, or any subscriptions, rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any Company Share Plans (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable options outstanding on the date of this Agreement), other than issuances of Common Shares in respect of any exercise of Company Stock Options and settlement of any Company Share-Based Awards outstanding on the date of this Agreement in accordance with their terms;

(viii) purchase, redeem or otherwise acquire, any shares of its capital stock or other ownership interest or any securities convertible into or exchangeable for any such shares or ownership interest, or any subscriptions, rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities;

(ix) incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), other than indebtedness for borrowed money for working capital purposes incurred under the revolving portion of the Company’s existing credit facility in the ordinary course of business consistent with past practice with the aggregate amount of such indebtedness not to exceed $55,000,000 at any one time; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries; guarantee, endorse or otherwise become liable for any debt securities of another person; enter into any “keep well” or other agreement to maintain any financial statement condition of any other person (other than any wholly-owned Subsidiary of the Company);

(x) sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any properties or assets, other than inventory or used equipment in the ordinary course of business consistent with past practice;

(xi) (A) modify, amend, terminate, waive or fail to enforce any rights under any Company Material Contract in any material respect in a manner which is adverse to the Company other than in the ordinary course of business consistent with past practice, or (B) enter into any contract, agreement, arrangement or understanding that would be required to be set forth in Section 3.20 of the Company Disclosure Schedule other than in the ordinary course of business consistent with past practice;

(xii) at any time during the ninety (90) days before the Closing Date, without complying with the notice and other requirements of the WARN Act and any similar state, local or foreign Law relating to plant closings and layoffs, effectuate (A) a “plant closing” (as defined in the WARN Act or any similar state, local or foreign Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company and/or any of its Subsidiaries, or (B) a “mass layoff” (as defined in the WARN Act or any similar state, local or foreign Law) affecting any site of employment or facility of the Company and/or any of its Subsidiaries;

(xiii) make any capital expenditures not contemplated by the Company’s capital expenditure budget (a true and correct copy of which has been delivered to Parent) having an aggregate value in excess of $300,000;

(xiv) acquire any material properties or assets other than (A) capital expenditures subject to the limitations set forth in (xiii) above, (B) purchases of components, inventory, raw materials or supplies in the ordinary course of business consistent with past practice and (C) leases of stores and market delivery centers as contemplated by the Company’s budget (a true and correct copy of which has been delivered to Parent);

(xv) make any acquisition of, or investment in, another person or business, whether by purchase of stock or securities, contributions to capital, property transfers or otherwise;

(xvi) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of $500,000 in the aggregate (excluding amounts to be paid under existing insurance policies) or otherwise pay, discharge or satisfy any claims, liabilities or obligations in excess of such amount, in each case, other than in the ordinary course of business consistent with past practice;

(xvii) take or omit to take any action that is intended or would reasonably be expected to, individually or in the aggregate, result in any of the conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement;

(xviii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity (other than with respect to the Company, this Agreement and the Merger); or

(xix) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.1(b).

Section 5.2  Investigation.

(a) During the period prior to the earlier of the Effective Time and the Termination Date, the Company shall (i) provide to Parent and to its officers, directors, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) reasonable access during normal business hours to the properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent and its Representatives such financial and operating data and other information as such persons may reasonably request, and (iii) instruct the Representatives of the Company and its Subsidiaries to cooperate reasonably with Parent in its investigation of the Company and its Subsidiaries, except that nothing herein shall require the Company or any of its Subsidiaries to disclose any information that would cause a violation of any agreement to which the Company or any of its Subsidiaries is a party, would cause a risk of a loss of privilege to the Company or any of its Subsidiaries or would constitute a violation of any applicable Law (provided, that in each case, the Company and its Subsidiaries shall reasonably cooperate with Parent to provide access to such information to the fullest extent practicable without risking loss of privilege or violation of Law, including, for example, providing for such information to be reviewed by counsel for Parent on terms reasonably acceptable to counsel for the Company), nor shall Parent or any of its Representatives be permitted to perform any onsite environmental study with respect to any property of the Company or any of its Subsidiaries. Any investigation pursuant to this Section 5.2(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company or its Subsidiaries. No information or knowledge obtained by Parent or Merger Sub in any investigation pursuant to this Section 5.2(a) shall affect or be deemed to modify any representation or warranty made by the Company in Article III.

(b) Parent hereby agrees that all information provided to it or its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be Confidential Information to the extent such information would be considered “Confidential Information” as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement, dated as of October 11, 2006, between the Company and Parent (the “Confidentiality Agreement”).

Section 5.3  No Solicitation.

(a) The Company agrees that it shall immediately cease and cause to be terminated all existing discussions, negotiations and communications with any persons with respect to any Alternative Acquisition and shall request the return or destruction of all confidential information previously furnished. Except as provided in Section 5.3(b), from the date of this Agreement until the earlier of the Termination Date or the Effective Time, the Company shall not and shall not authorize or permit its Representatives to directly or indirectly (i) initiate, solicit or knowingly encourage, or take any action designed to, or which could be reasonably expected to, facilitate the making of any offer or proposal relating to any possible Alternative Acquisition or (ii) in the event of an unsolicited offer or proposal relating to a possible Alternative Acquisition, engage in discussions, negotiations or communications with, or provide any information or data concerning the Company or any of its Subsidiaries to, any person (other than Parent or its Representatives) relating to any possible Alternative Acquisition. The Company shall promptly, and in any event within one (1) business day, notify Parent of (i) any proposals, offers or inquiries received by, any information requested from, or any negotiations or discussions that are sought to be initiated or continued with the Company or its Representatives, in each case, in connection with a possible Alternative Acquisition, which notice shall identify the name of the person making such proposal, offer, inquiry or request or seeking such negotiations or discussions and the material terms and conditions of any offer, inquiry, request or proposal and (ii) any subsequent changes to such terms and conditions.

(b) Notwithstanding the foregoing, at any time after the date hereof and prior to the earlier of the Termination Date or obtaining the Company Shareholder Approval, in the event that the Company receives a bona fide written proposal for an Alternative Acquisition on an unsolicited basis and without any violation of this Section 5.3 (an “Acquisition Proposal”), the Company may furnish information with respect to the Company and its Subsidiaries to the person submitting such Acquisition Proposal, subject to execution of a confidentiality agreement with such person containing terms no less favorable to the Company than those contained in the Confidentiality Agreement and may negotiate and participate in discussions and negotiations with such person concerning such Acquisition Proposal if, but only if, the Board of Directors has determined in good faith after consultation with outside counsel and receiving advice from William Blair or other nationally recognized investment banking firm that such Acquisition Proposal constitutes or could reasonably be expected to result in a Company Superior Proposal (a “Potential Superior Proposal”). The Company shall promptly, and in any event within one (1) business day (and not less than two (2) business days prior to providing any such person with any information or entering into any such confidentiality agreement), notify Parent of (i) the receipt of a Company Superior Proposal or Potential Superior Proposal, as the case may be, which notice shall include the name of the person making such Company Superior Proposal or Potential Superior Proposal, as the case may be, and the material terms and conditions of the proposal, and (ii) any subsequent changes to such terms and conditions. The Company shall promptly provide to Parent any non-public information regarding the Company provided to any person making a Company Superior Proposal or Potential Superior Proposal which was not previously provided to Parent, such additional information to be provided no later than the date of provision of such information to such other person.

(c) Except as set forth herein, from the date of this Agreement until the earlier of the Effective Time and the Termination Date, neither the Board of Directors nor any committee thereof shall (i) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Board of Directors of this Agreement or the Merger, (ii) approve or recommend, or publicly propose to approve or recommend, any Alternative Acquisition or (iii) enter into any agreement with respect to any Alternative Acquisition (other than a confidentiality agreement with respect to a Company Superior Proposal or Potential Superior Proposal entered into in compliance with Section 5.3(b)) (an “Acquisition Agreement”). Notwithstanding the foregoing, at any time after the date hereof and prior to obtaining the Company Shareholder Approval, the Board of Directors may, if the Board of Directors has determined in good faith after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law, withdraw or modify its recommendation of this Agreement or the Merger, approve or recommend a Company Superior Proposal, or enter into an Acquisition Agreement with respect to a Company Superior Proposal, in each case at any time after the fifth business day following the Company’s delivery to Parent of written notice advising Parent that the Company has received a Company Superior Proposal; provided, however, that the Company shall not enter into an Acquisition Agreement with respect to a Company Superior Proposal unless the Company complies with Section 5.3(d). No withdrawal, modification or change of the recommendation of the Board of Directors, approval or recommendation or proposed approval or recommendation of any Company Superior Proposal or entry by the Company into any Acquisition Agreement shall change the approval of the Board of Directors for purposes of the OGCL or causing any state takeover statute or similar Law to be inapplicable to the Merger or other transactions contemplated by this Agreement.

(d) Subject to compliance with this Section 5.3, at any time after the date hereof and prior to obtaining the Company Shareholder Approval, the Company may terminate this Agreement and enter into an Acquisition Agreement with respect to a Company Superior Proposal if (i) the Company has provided Parent written notice that it intends to terminate this Agreement pursuant to this Section 5.3(d), identifying the Company Superior Proposal then determined to be more favorable and including a copy of the definitive Acquisition Agreement for such Company Superior Proposal in the form to be entered into, (ii) within a period of five (5) business days following the delivery of the notice referred to in clause (i) above, Parent does not propose adjustments in the terms and conditions of this Agreement which the Board of Directors determines in good faith (after receiving the advice of William Blair or other nationally recognized investment banking firm) to be as favorable to the Company’s shareholders from a financial point of view as such Company Superior Proposal (the Company having caused its financial and legal advisors to negotiate with Parent in good faith during such five (5) business day period any adjustments in the terms and conditions of this Agreement proposed by Parent), and (iii) at least five (5) business days after the Company has provided the notice referred to in clause (i) above, the Company simultaneously delivers to Parent (A) an irrevocable written notice of termination of this Agreement pursuant to this Section 5.3(d) and (B) a wire transfer of same day funds in the amount of the Termination Fee.

(e) Subject to Parent’s rights under Article VII, nothing contained in this Section 5.3 shall prohibit the Board of Directors from taking and disclosing to the shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any other disclosure to the shareholders, if in the good-faith judgment of the Board of Directors, after consultation with outside counsel, the failure to make such disclosure would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law.

(f) Any violation of this Section 5.3, including by any of the Company’s Representatives, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Agreement by the Company.

(g) As used in this Agreement, the following terms shall have the following meanings:

(i) “Alternative Acquisition” means any inquiry, proposal or offer from any person relating to any (A) direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of a business or assets that constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries on a consolidated basis, (B) direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of 20% or more of any class of equity securities of the Company, (C) tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or (D) merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company, other than the transactions contemplated by this Agreement; and

(ii) “Company Superior Proposal” means an Acquisition Proposal that provides for consideration to be received by holders of all, but not less than all, of the issued and outstanding Common Shares which (a) is not conditioned upon any regulatory approvals or consents beyond or in addition to those regulatory approvals and consents required in connection with the transactions contemplated by this Agreement, (b) is reasonably likely to be consummated promptly (taking into account, among other things, the legal, financial, regulatory, financing and other aspects of such Acquisition Proposal and the identity of the person submitting such an Acquisition Proposal) and (c) the Board of Directors determines in good faith after consultation with outside counsel and receiving advice from William Blair or other nationally recognized investment banking firm, is superior to the consideration offered pursuant to the Merger and otherwise represents a superior transaction to the Merger.

Section 5.4  Filings; Other Actions.

(a) As promptly as reasonably practicable following the date of this Agreement, but in no event later than fifteen (15) business days hereafter, the Company shall prepare and file with the SEC the Proxy Statement relating to the Merger and the other transactions contemplated by this Agreement, and the Company shall use its reasonable best efforts to respond to the comments of the SEC and to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as reasonably practicable; provided, however, that prior to the filing of the Proxy Statement, the Company shall consult with Parent with respect to such filing and shall afford Parent or its Representatives reasonable opportunity to review and comment thereon. Parent and Merger Sub shall provide the Company with any information for inclusion in the Proxy Statement which may be required under applicable Law and/or which is reasonably requested by the Company. The Company shall promptly notify Parent of the receipt of comments of the SEC and of any request from the SEC for amendments or supplements to the Proxy Statement or for additional information, and will promptly supply Parent with copies of all correspondence between the Company or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Company Meeting any event should occur which is required by applicable Law to be set forth in an amendment of, or a supplement to, the Proxy Statement, the Company will promptly inform Parent. In such case, the Company, with the cooperation of Parent, will promptly prepare and file such amendment or supplement with the SEC to the extent required by applicable Law and will mail such amendment or supplement to the Company’s shareholders to the extent required by applicable Law; provided, however, that prior to such filing, the Company shall consult with Parent with respect to such amendment or supplement and shall afford Parent or its Representatives reasonable opportunity to review and comment thereon.

(b) Subject to the other provisions of this Agreement, the Company shall (i) take all action necessary in accordance with the OGCL and the Company Articles and Company Regulations to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Company Shareholder Approval (the “Company Meeting”), and (ii) use all reasonable efforts to solicit from its shareholders proxies in favor of the adoption of this Agreement.

Section 5.5  Stock Options and Other Share-Based Awards; Employee Matters.

(a) Stock Options and Other Share-Based Awards.

Each option to purchase Common Shares (each, a “Company Stock Option”) granted under the Company Share Plans or outside the Company Share Plans as an inducement to hire, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, become fully vested and be converted into the right to receive at the Effective Time without interest an amount in cash in U.S. dollars equal to the product of (x) the total number of Common Shares subject to such Company Stock Option and (y) the excess, if any, of the amount of the Merger Consideration over the exercise price per Common Share subject to such Company Stock Option, with the aggregate amount of such payment rounded to the nearest cent (the aggregate amount of such cash amounts hereinafter referred to as the “Option Consideration”) less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Law relating to Taxes with respect to the making of such payment. Prior to the Effective Time, the Company shall (A) use its reasonable best efforts to obtain written consents from holders of the Company Stock Options to the treatment of such Options as set forth in this Section 5.5(a) (which consent shall include a release reasonably satisfactory to Parent); provided that, except as expressly provided in this Section 5.5(a), the Company shall not pay or commit to pay any consideration in connection with obtaining such consents without the prior written consent of Parent and (B) use its reasonable best efforts to terminate and/or amend as necessary, in a manner reasonably acceptable to Parent, the terms of the Company Share Plans or any other plans, programs, arrangements or other agreements providing for the issuance or grant of any other interest in respect of or any equity securities in the Company or any of its Subsidiaries, in each case as is necessary to give effect to the provisions of this Section 5.5(a).

(i) At the Effective Time, each right of any kind, contingent or accrued, to receive Common Shares or benefits measured in whole or in part by the value of a number of Common Shares granted under the Company Share Plans or Company Benefit Plans (including restricted share units, phantom units, deferred share units and dividend equivalents), other than Restricted Shares and Company Stock Options (each, other than Restricted Shares and Company Stock Options, a “Company Share-Based Award”), whether vested or unvested, which is outstanding immediately prior to the Effective Time shall cease to represent a right or award with respect to Common Shares, shall become fully vested and shall entitle the holder thereof to receive, at the Effective Time without interest an amount in cash equal to the Merger Consideration in respect of each Common Share underlying a particular Company Share-Based Award (the aggregate amount of such cash amounts, together with the Option Consideration, hereinafter referred to as the “Option and Share-Based Consideration”) less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Law relating to Taxes with respect to the making of such payment.

(ii) Immediately prior to the Effective Time, each award of restricted Common Shares (the “Restricted Shares”) shall vest in full, and each such vested Common Share shall be converted into the right to receive the Merger Consideration as provided in Section 2.1(a), less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Law relating to Taxes with respect to the making of such payment.

(iii) Prior to the Effective Time, the Company and/or the Compensation, Governance and Nominating Committee of the Board of Directors shall (A) use reasonable best efforts to make such adjustments and amendments to or make such determinations with respect to Company Stock Options, Company Share-Based

Awards and Restricted Shares as are necessary to implement the foregoing provisions of this Section 5.5(a) and (B) use reasonable best efforts to ensure that the treatment of Company Stock Options, Company Share-Based Awards and Restricted Shares as provided in this Section 5.5(a) extinguishes all rights of participants under the Company Share Plans and any other plans, programs, arrangements or other agreements providing for the issuance or grant of any other interest in respect of, or any equity securities in, the Company or any of its Subsidiaries and that following the Effective Time, no such participant shall have any right thereunder to acquire equity securities of the Surviving Corporation, Parent or any of their respective Subsidiaries; provided that, except as expressly provided in this Section 5.5(a), the Company shall not pay or commit to pay any consideration in connection therewith without the prior written consent of Parent.

(iv) Prior to the Effective Time, the Company shall take all necessary steps to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

(b) Employee Matters.

(i) From and after the Effective Time, Parent shall honor all Company employee benefit plans and compensation arrangements and agreements, including employment, retention, severance and termination agreements, set forth on Section 3.9(a) of the Company Disclosure Schedule, in accordance with their terms and in the forms as previously provided to Parent, and in the case of the Company’s severance policy, following its amendment as described on Section 3.9(a) of the Company Disclosure Schedule; provided, however, nothing contained herein shall prevent Parent or the Surviving Corporation from terminating or amending such employee benefit plans and compensation arrangements and agreements in accordance with their respective terms, except that Parent and the Surviving Corporation will not terminate or amend the Company’s severance policy, as contemplated to be amended, prior to December 31, 2007. In addition, Parent and the Surviving Corporation will honor such severance policy after such date with respect to such other employees of the Company as Parent and the Company mutually agree upon in writing. Until December 31, 2007, Parent shall provide, or shall cause to be provided, to each employee of the Company and its Subsidiaries who remains an employee of the Surviving Corporation or its Subsidiaries (“Company Employees”) compensation and benefits that are no less favorable, in the aggregate, than the compensation and benefits provided to Company Employees immediately before the Effective Time.

(ii) For purposes of eligibility and vesting (but not for benefit accruals) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, (A) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company employee benefit plan in which such Company Employee participated immediately before the consummation of the Merger (such plans, collectively, the “Old Plans”) and to the extent that similarly situated employees of Parent are not subject to any waiting time, and (B) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Old Plans of the Company or its Subsidiaries in which such Company Employee participated immediately prior to the Effective Time and Parent shall cause any eligible expenses incurred by such Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(iii) Nothing contained herein shall be construed as requiring Parent or the Surviving Corporation to continue (or resume) the employment of any specific person. Except as set forth in this Section 5.5(b), none of the Parent, the Surviving Corporation or any of the Surviving Corporation’s Subsidiaries shall have any obligation to continue any Company Benefit Plan as of or subsequent to the Effective Time; and each of Parent and the Surviving Corporation shall have the right to amend, modify or terminate any Company Benefit Plan at or subsequent to the Effective Time. In addition, no provision of this Section 5.5(b) shall be construed as amendment to any benefit plan.

(iv) Without limiting the generality of Section 8.10, no provision of this Section 5.5(b) shall create any third party beneficiary rights in any employee, officer, current or former director or consultant of the Company or its Subsidiaries, or any beneficiary of such employee, officer, director or consultant under a Company Benefit Plan or otherwise.

Section 5.6  Reasonable Best Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use (and cause its affiliates to use) its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) obtaining all necessary actions or nonactions, waivers, consents and approvals, including the Company Approvals, from Governmental Entities and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtaining all necessary consents, approvals or waivers from third parties, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement and (iv) executing and delivering any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement.

(b) Each of Parent and the Company shall make their respective filings under the HSR Act within ten (10) business days after the date of this Agreement. Concurrently with such filings or as soon as thereafter as reasonably practicable, Parent and the Company shall request early termination of the waiting period under the HSR Act.

(c) Each party hereto shall promptly consult (which shall include a reasonable opportunity to review and comment on any filings) with the other parties hereto with respect to, provide any necessary information with respect to, and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement. Each party hereto shall promptly inform the other of any material communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement unless otherwise prohibited by Law. If any party hereto or affiliate thereof receives a request for additional information or documentary material from any such Government Entity with respect to the transactions contemplated by this Agreement, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

(d) Notwithstanding anything to the contrary contained herein, in connection with the receipt of any necessary approvals under the HSR Act or any other comparable Laws of foreign jurisdictions, neither Parent nor the Company shall be required to divest or hold separate or otherwise take or commit to take any action that limits Parent’s or the Company’s freedom of action with respect to, or their ability to retain, any of the businesses, product lines, properties or assets of the Company or Parent.

Section 5.7  Takeover Statute.  If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company and Parent and the members of their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.8  Public Announcements.  The Company and Parent will consult with and provide each other the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated by this Agreement and shall not issue any such press release or other public statement or comment prior to such consultation, except as may be required by applicable Law or by the rules or regulations of any national securities exchange. Parent and the Company agree to issue a joint press release announcing this Agreement.

Section 5.9  Indemnification and Insurance.

(a) Parent shall, and shall cause the Surviving Corporation to, jointly and severally, honor all the Company’s and its Subsidiaries’ obligations to indemnify (including any obligations to advance funds for expenses) the current and former directors and officers of the Company and any of its Subsidiaries (an “Indemnified Party”) for acts or omissions by such Indemnified Parties occurring prior to the Effective Time to the extent that such obligations of the Company and such Subsidiaries exist on the date of this Agreement, whether pursuant to the Company Articles, the Company Regulations, individual indemnity agreements or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of such Company Articles, Company Regulations and individual indemnity agreements from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such Indemnified Parties arising out of such acts or omissions.

(b) For a period of six (6) years from the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time; provided, however, that Parent may substitute therefor policies of a reputable and financially sound insurance company providing substantially equivalent coverage and amounts; provided further, that if such insurance expires or is terminated or cancelled during such period, then Parent shall use best efforts to obtain substantially similar insurance (including with respect to the financial strength of the insurance company providing such coverage, deductibles and exclusions); provided further, that in no event shall Parent be required to pay an annual premium for insurance under this Section 5.9(b) in excess of 200% of the last annual premium paid by the Company prior to the date of this Agreement for such insurance, but in such case shall purchase as much insurance as reasonably practicable for such amount.

(c) In the event that an Indemnified Party prevails in enforcing the indemnity and other obligations provided in this Section 5.9, Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, incurred by the Indemnified Party in such enforcement.

(d) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the articles of incorporation or code of regulations or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the OGCL or otherwise. The provisions of this Section 5.9 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(e) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.9.

Section 5.10  Control of Operations.  Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.11  Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement or from any person alleging that the consent of such person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement, (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated by this Agreement, (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.11 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of the following conditions:

(a) The Company Shareholder Approval shall have been obtained.

(b) No Law which restrains, enjoins or otherwise prohibits the consummation of the Merger shall have been entered, enacted or promulgated and shall continue to be in effect.

(c) Any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been earlier terminated.

Section 6.2  Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger is further subject to the fulfillment of the following conditions:

(a) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (disregarding any limitation as to “materiality,” “Parent Material Adverse Effect” or similar qualifiers set forth therein) both at and as of the date of this Agreement and at and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties that are made as of a particular date or period must be true and correct only as of such date or period), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) Parent shall have in all material respects performed all obligations and complied with all the covenants and agreements required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

Section 6.3  Conditions to Obligation of Parent to Effect the Merger.  The obligation of Parent to effect the Merger is further subject to the fulfillment of the following conditions:

(a) The representations and warranties of the Company set forth in this Agreement shall be true and correct (disregarding any limitation as to “materiality,” “Company Material Adverse Effect” or similar qualifiers set forth therein) both at and as of the date of this Agreement and at and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties that are made as of a particular date or period must be true and correct only as of such date or period), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect; provided, however, that the representations and warranties of the Company contained in Sections 3.2(a) and 3.3(a) shall be true and correct in all material respects both at and as of the date of this Agreement and at and as of the Closing Date with the same force and effect as if made on the Closing Date.

(b) The Company shall have in all material respects performed all obligations and complied with all the covenants and agreements required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(d) Since the date of this Agreement, there shall not have occurred any fact, circumstance, event, change, effect, development or occurrence which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

Section 6.4  Frustration of Closing Conditions.  Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Sections 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement or failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, as required by and subject to Section 5.6.

ARTICLE VII

TERMINATION

Section 7.1  Termination and Abandonment.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or (except as provided below) after receipt of the Company Shareholder Approval:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent if (i) the Effective Time shall not have occurred on or before November 19, 2007 (the “End Date”) and (ii) the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before the End Date;

(c) by either the Company or Parent if a Governmental Entity shall have issued or entered a judgment, order, injunction or decree or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such judgment, order, injunction or decree or any other action shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used its reasonable best efforts to have such injunction lifted;

(d) by either the Company or Parent if the Company Meeting (including any postponements or adjournments thereof) shall have concluded and the Company Shareholder Approval shall not have been obtained; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(d) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to obtain the Company Shareholder Approval;

(e) by the Company, if Parent or Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.2 (assuming the date of such determination is the Closing Date) and (ii) cannot be cured by the End Date; provided that the Company shall have given Parent written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination;

(f) by the Company, prior to obtaining the Company Shareholder Approval, pursuant to and in compliance with Section 5.3(d);

(g) by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.3 (assuming the date of such determination is the Closing Date) and (ii) cannot be cured by the End Date; provided that Parent shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(g) and the basis for such termination; and

(h) by Parent, if the Board of Directors or any committee thereof shall have (A) withdrawn or modified in a manner adverse to Parent its recommendation to the Company’s shareholders that they give the Company Shareholder Approval, (B) recommended or approved, or failed to recommend against, or taken a neutral position with respect to, any proposal or offer for an Alternative Acquisition or determined that an Acquisition Proposal constitutes a Company Superior Proposal, (C) resolved to do any of the foregoing or (D) failed to reaffirm its recommendation to the Company’s shareholders that they give the Company Shareholder Approval within five (5) business days of receipt of a written request to do so by Parent which request is made after any person makes a proposal for an Alternative Acquisition.

Section 7.2  Effect of Termination.

(a) In the event that (i) (A) any person makes a bona fide proposal or offer for an Alternative Acquisition, (B) this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(b) or (d) or by Parent pursuant to Section 7.1(g) and (C) within twelve (12) months of the date of such termination the Company enters into an agreement providing for, and during such twelve (12) month period or thereafter consummates, an Alternative Acquisition (substituting only in this one usage of “Alternative Acquisition” “50%” for all references to “20%” in the definition of “Alternative Acquisition”), (ii) this Agreement is terminated by Parent pursuant to Section 7.1(h) or (iii) this Agreement is terminated by the Company pursuant to Section 7.1(f), then the Company shall pay to Parent a fee of $4,800,000 (the “Termination Fee”), which amount shall be payable by wire transfer of same day funds, (x) in the case of clause (i), on the date of the consummation of such Alternative Acquisition, (y) in the case of clause (ii) within two (2) business days of the Termination Date and (z) in the case of clause (iii), on the Termination Date.

(b) The Company acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. If the Company shall fail to pay the Termination Fee when due, the Termination Fee shall be deemed to include the costs and expenses incurred by Parent or Merger Sub (including fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.2, together with interest on such unpaid Termination Fee, commencing on the date that the Termination Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank’s prime rate plus one percent (1%).

(c) In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except for the Confidentiality Agreement referred to in Section 5.2(b) and the provisions of this Section 7.2 and Sections 8.2 through 8.14), and there shall be no other liability on the part of the Company or Parent to the other except (i) as provided in the Confidentiality Agreement or in this Section 7.2 and (ii) the payment of the Termination Fee as set forth in Section 7.2(a) and the related costs and expenses as set forth in Section 7.2(b). Notwithstanding the foregoing, to the extent that such termination results from the willful and material breach by a party of any representation or warranty set forth in this Agreement or from the willful and material breach by a party of any covenant or agreement set forth in this Agreement, then such party shall be liable for any damages incurred or suffered by the other party as a result of such breach.

ARTICLE VIII

MISCELLANEOUS

Section 8.1  No Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger.

Section 8.2  Expenses.  Except as set forth in Section 7.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except expenses incurred in connection with the printing, filing and mailing of the Proxy Statement (including applicable SEC filing fees) and all fees paid in respect of any HSR Act or other regulatory filing shall be borne one-half by the Company and one-half by Parent.

Section 8.3  Counterparts; Effectiveness.  This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, e-mail or otherwise) to the other parties.

Section 8.4  Governing Law.  This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware (other than with respect to matters governed by the OGCL, including matters with respect to the fiduciary duties of directors and officers of the Company and its Subsidiaries, with respect to which such law shall apply), without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.5  Jurisdiction; Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in any federal or state court located in the State of Delaware, this being in addition to any other remedy which they are entitled to at law or in equity. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder shall be brought and determined exclusively in any federal or state court located in the State of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. Notwithstanding the foregoing, the parties agree that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment in respect of this Agreement and the rights and obligations arising hereunder entered by any federal or state court located in the State of Delaware in any other court or jurisdiction.

Section 8.6  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 8.7  Notices.  Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission with confirmation (provided that any notice received by facsimile transmission or otherwise at the addressee’s location not on a business day or on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Merger Sub:

Deere & Company
One John Deere Place
Moline, Illinois 61265
Telecopy:
Attention: Corporate Secretary

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Chicago, Illinois 60606
Telecopy: (312) 407-8505
Attention: Brian W. Duwe, Esq.

To the Company:

LESCO, Inc.
1301 East 9th Street, Suite 1300
Cleveland, Ohio 44114
Telecopy: (216) 706-1668
Attention: Jeffrey L. Rutherford, Chief Executive Officer

with a copy to:

Baker & Hostetler LLP
3200 National City Center
1900 East 9th Street
Cleveland, Ohio 44114-3485
Telecopy: (216) 696-0740
Attention: Albert T. Adams, Esq.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8  Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign any or all of its rights, interests and obligations hereunder to one or more direct or indirect wholly-owned Subsidiaries of Parent, or a combination thereof, but no such assignment shall relieve Merger Sub of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.9  Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10  Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement and thereof and, except for the provisions of Section 5.9, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties hereto.

Section 8.11  Amendments; Waivers.  At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Company Shareholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of The NASDAQ Global Market require further approval of the shareholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the shareholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12  Headings.  Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13  Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.14  Definitions.

(a) References in this Agreement to “Subsidiaries” of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date of this Agreement directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership). References in this Agreement (except as specifically otherwise defined) to “affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, a Governmental Entity, and any permitted successors and assigns of such person. As used in this Agreement, “knowledge” means (i) with respect to Parent, the actual knowledge after reasonable inquiry of the executive officers of Parent, including the President of John Deere Landscapes and (ii) with respect to the Company, the actual knowledge after reasonable inquiry of the Chief Executive Officer; Senior Vice President, Chief Operating Officer; Vice President, Chief Administrative Officer, General Counsel and Secretary (taking into account the confidentiality concerns of the Company with respect to the transactions contemplated hereby prior to the date hereof and the resulting limited availability of information to such persons); and the Vice President, Chief Financial Officer and Treasurer of the Company. As used in this Agreement, “business day” shall mean any day other than a Saturday, Sunday or a day on which the banks in Ohio or Illinois are authorized by Law or executive order to be closed. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.

(b) Each of the following terms is defined on the pages set forth opposite such term:

Acquisition Agreement	36
Acquisition Proposal	36
affiliates	53
Agreement	1
Alternative Acquisition	37
Board of Directors	1
Book-Entry Shares	4
business day	54
Cancelled Shares	3
Certificate of Merger	2
Certificates	4
Closing	1
Closing Date	1
Code	5
Common Share	3
Company	1
Company Agreements	11
Company Approvals	10
Company Articles	8
Company Benefit Plans	14
Company Disclosure Schedule	7
Company Employees	41
Company Material Adverse Effect	7

Company Material Contracts	25
Company Meeting	39
Company Permits	13
Company Preferred Shares	8
Company Regulations	8
Company SEC Documents	11
Company Share Plans	8
Company Share-Based Award	39
Company Shareholder Approval	25
Company Stock Option	39
Company Superior Proposal	38
Confidentiality Agreement	35
control	53
Dissenting Shares	4
Effective Time	2
End Date	47
Environmental Law	13
ERISA	14
ERISA Affiliate	14
Exchange Act	10
Exchange Fund	4
GAAP	7
Governmental Entity	10
Hazardous Substance	14
HSR Act	10
Indemnified Party	44
Intellectual Property	23
knowledge	53
Law	12
Leased Real Property	24
Lien	9
Merger	1
Merger Consideration	3
Merger Sub	1
New Plans	41
OGCL	1
Old Plans	41
Option and Share-Based Consideration	40
Option Consideration	39
Owned Real Property	23
Parent	1
Parent Approvals	28
Parent Disclosure Schedule	27
Parent Material Adverse Effect	27
Paying Agent	4
Permitted Lien	10
person	53
Potential Superior Proposal	36
Proxy Statement	19
Real Property	24
Real Property Leases	24
Real Property Subleases	24
Registered IP	23

Representatives	34
Restricted Shares	40
Sarbanes-Oxley Act	12
SEC	11
Subsidiaries	53
Surviving Corporation	1
Tax	21
Tax Return	21
Taxing Authority	21
Termination Date	30
Termination Fee	48
WARN Act	22
William Blair	24

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

DEERE & COMPANY

By:	/s/ David P. Werning
Name: David P. Werning

Title:	President John Deere
Landscapes

DEERE MERGER SUB, INC.

By:	/s/ David P. Werning
Name: David P. Werning

Title:	President

LESCO, INC.

By:	/s/ Jeffrey L. Rutherford
Name: Jeffrey L. Rutherford

Title:	Chief Executive Officer

Signature Page to the Agreement and Plan of Merger

Annex B

February 18, 2007

Board of Directors
LESCO, Inc.
1301 East 9th Street
Suite 1300
Cleveland, Ohio 44114-1849

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding common shares, without par value (the “Common Shares”), of LESCO, Inc. (the “Company”) (other than Deere & Co. (“Parent”), Deere Merger Sub, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”) or any of their affiliates) (collectively the “Shareholders”) of the $14.50 per share in cash (the “Merger Consideration”) proposed to be paid by Parent to the Shareholders pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) by and among Parent, Merger Sub, and the Company. Pursuant to the terms of and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”) and each Common Share will be converted into the right to receive the Merger Consideration upon consummation of the Merger.

In connection with our review of the proposed Merger and the preparation of our opinion herein, we have examined: (a) a draft of the Merger Agreement dated February 18, 2007; (b) the audited historical financial statements of the Company for the three years ended December 31, 2005; (c) preliminary, internal, unaudited financial statements for the year ended December 31, 2006; (d) the unaudited financial statements of the Company for the nine months ended September 30, 2005 and 2006; (e) certain internal business, operating and financial information and forecasts of the Company for the fiscal years 2007 to 2011 (the “Forecasts”), prepared by senior management of the Company; (f) publicly available information regarding the financial terms of certain other business combinations we deemed relevant; (g) the financial position and operating results of the Company compared with those of certain other publicly traded companies we deemed relevant; (h) current and historical market prices and trading volumes of the Common Shares; and (i) certain other publicly available information concerning the Company. We have also held discussions with members of the senior management of the Company to discuss the foregoing, the past and current business operations, and the financial condition and future prospects of the Company, have considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant. We have also held discussions with counsel to the Company concerning the drafts of the Merger Agreement. In connection with our engagement, we were requested to approach, and held discussions with, third parties to solicit indications of interest in a possible acquisition of the Company.

In rendering our opinion, we have assumed and relied, without any duty of independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of this opinion including without limitation the Forecasts provided by senior management. We have further relied on the assurances of senior management of the Company that it is not aware of any facts that would make such information concerning the Company inaccurate or misleading. We have not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of the Company. We have not assumed any obligation to conduct, nor have we conducted, a physical examination of the properties or facilities of the Company. We have been advised by the senior management of the Company that the Forecasts

B-1

examined by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the senior management of the Company. We have assumed, with your consent, that the Forecasts will be achieved in the amounts and at the times contemplated thereby and we assume no responsibility for and express no view as to the Forecasts or the assumptions upon which they are based. In that regard, we have assumed, with your consent, that all material assets and liabilities (contingent or otherwise) of the Company are as set forth in the Company’s financial statements or other information made available to us. We were not asked to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We have relied as to all legal matters on advice of counsel to the Company, and have assumed that the Merger will be consummated on the terms described in the draft of the Merger Agreement, without any waiver, delay, amendment or modification of any material terms or conditions by the Company. We have also assumed that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us.

William Blair & Company has been engaged in the investment banking business since 1935. We continually undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. In the ordinary course of our business, we may from time to time trade the securities of the Company or Parent for our own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities. In May of 2004 we were engaged by the Company to render financial advisory services to the Company in relation to a potential transaction, for which we were paid $25,000. We have acted as the investment banker to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon consummation of the Merger. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

We express no opinion herein as to the price at which the Common Shares will trade at any future time or as to the effect of the Merger on the trading price of the Common Shares. Such trading price may be affected by a number of factors, including but not limited to (i) changes in prevailing interest rates and other factors which generally influence the price of securities, (ii) adverse changes in the current capital markets, (iii) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of the Company or in the turf, lawn care or garden products industries, (iv) any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities, and (v) timely completion of the Merger on terms and conditions that are acceptable to all parties at interest.

Our investment banking services and our opinion were provided for the use and benefit of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Merger Agreement. Our opinion is limited to the fairness, from a financial point of view, to the Shareholders, of the Merger Consideration, and we do not address the merits of the underlying decision by the Company to engage in the Merger and this opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the proposed Merger. It is understood that this letter may not be disclosed or otherwise referred to without our prior written consent, except that the opinion may be included in its entirety in a proxy statement mailed to the shareholders by the Company with respect to the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the Shareholders is fair, from a financial point of view, to the Shareholders.

Very truly yours,

WILLIAM BLAIR & COMPANY, L.L.C.

B-2

Annex C

OHIO REVISED CODE SECTION 1701.85

Section 1701.85. Dissenting shareholder’s demand for fair cash value of shares.

(A) (1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in Sections 1701.74, 1701.76 and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder’s address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.

(3) The dissenting shareholder entitled to relief under division (C) of Section 1701.84 of the Revised Code in the case of a merger pursuant to Section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of Section 1701.84 of the Revised Code in the case of a merger pursuant to Section 1701.801 [1701.80.1] of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after the dissenting shareholder has been sent the notice provided in Section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

(4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on or after the effective date of the conversion.

(5) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver the certificates terminates the dissenting shareholder’s rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken, and, in the case of a merger pursuant to Section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

(D) (1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws the dissenting shareholder’s demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger, consolidation, or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving, new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

 Please fold and detach card at perforation before mailing.

LESCO, Inc.	PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Jeffrey L. Rutherford, Kathleen M. Minahan and Michael A. Weisbarth, and each of them, attorneys and proxies of the undersigned, with full power of substitution, to attend the Special Meeting of Shareholders of LESCO, Inc. to be held at The Forum, One Cleveland Center, 1375 East 9th Street, Cleveland, Ohio 44114 on Thursday, May 3, 2007 at 10:00 a.m. local time, or any adjournment or postponement thereof, and to vote the number of common shares of LESCO, Inc. which the undersigned would be entitled to vote, and with all the power the undersigned would possess if personally present, as instructed on the reverse.

Receipt of the Notice of Special Meeting of Shareholders to be held on May 3, 2007 and the Proxy Statement dated March 20, 2007, is hereby acknowledged.

Dated: _ _ , 2007

Signature(s)
(Please sign exactly as your name or names appear hereon, indicating, where proper, official position or representative capacity.)

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY. THANK YOU.

YOUR VOTE IS IMPORTANT
Please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope so your shares may be
represented at the Special Meeting of Shareholders.

 Please fold and detach card at perforation before mailing.

LESCO, Inc.	PROXY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 AND A VOTE “FOR” PROPOSAL 2. The Proxies will vote as specified below, or, if a choice is not specified, they will vote FOR Proposal 1 and FOR Proposal 2 and with discretionary authority on all other matters unknown by the Company a reasonable time prior to the solicitation of proxies that may properly come before the Special Meeting or any adjournment or postponement thereof.

1.	Approval and adoption of the Agreement and Plan of Merger, dated as of Februay 19, 2007, among Deere & Company, Deere Merger Sub, Inc. and LESCO, Inc., and the transactions contemplated thereby.

☐ FOR          ☐ AGAINST          ☐ ABSTAIN

2.	Adjournment or postponement of the Special Meeting, if necessary, to solicit additional proxies in favor of approval and adoption of the merger agreement and the transactions contemplated thereby.

☐ FOR          ☐ AGAINST          ☐ ABSTAIN

3.	In their discretion, the named proxies are authorized to vote upon such other business unknown by the Company a reasonable time prior to the solicitation of proxies as may properly come before the Special Meeting or any adjournment or postponement thereof.

(Continued and to be signed on reverse side)